PROSPECTUS              HOME CITY FINANCIAL CORPORATION
       (HOLDING COMPANY FOR HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD)
                           UP TO 828,000 COMMON SHARES
                          $10 PURCHASE PRICE PER SHARE

     Home City Financial Corporation, an Ohio corporation ("HCFC"), is hereby offering for sale up to 828,000 common shares, without par value (the "Common Shares"), in connection with its acquisition of all of the capital stock to be issued by Home City Federal Savings Bank of Springfield, a federal savings bank ("Home City"), upon the conversion of Home City from a mutual savings bank to a permanent capital stock savings bank chartered under the laws of the United States (the "Conversion"). The consummation of the Conversion and the sale of the Common Shares are subject to the approval of Home City's Plan of Conversion (the "Plan") and the adoption of the Federal Stock Charter and Federal Stock Bylaws of Home City at a Special Meeting of the members of Home City to be held at 10:00 a.m., Eastern Time, on December 19, 1996, at the office of Home City at 63 West Main Street, Springfield, Ohio (the "Special Meeting").

     THE COMMON SHARES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE OFFICE OF THRIFT SUPERVISION OF THE DEPARTMENT OF THE TREASURY (THE "OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), OR THE SECURITIES COMMISSION OF ANY STATE, NOR HAS THE SEC, THE OTS, THE FDIC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Based on an independent appraisal of the pro forma market value of Home City, as converted, as of September 6, 1996, the aggregate purchase price of the Common Shares offered in connection with the Conversion ranges from a minimum of $6,120,000 to a maximum of $8,280,000 (the "Valuation Range"), resulting in a range of 612,000 to 828,000 Common Shares at $10.00 per share. The actual number of Common Shares sold in connection with the Conversion will be determined in the sole discretion of HCFC's Board of Directors and will be based upon the final valuation of Home City, as converted. The final valuation will be determined by the independent appraiser upon the completion of this offering. If the final valuation is within the Valuation Range, or does not exceed the maximum of the Valuation Range by more than 15%, the number of Common Shares to be issued in connection with the Conversion will not be less than 612,000, nor more than 952,200. If, due to changing market or regulatory conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any such subscriber who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Any upward or downward adjustment in the number of Common Shares sold will have a corresponding effect on the estimated net proceeds of the Conversion and the pro forma capitalization and book value per share of HCFC. See "USE OF PROCEEDS," "CAPITALIZATION" and "PRO FORMA DATA."

     THE COMMON SHARES BEING OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENT AGENCY.

     FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES, SEE "RISK FACTORS" BEGINNING AT PAGE 9 OF THIS PROSPECTUS.

     FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE CONVERSION INFORMATION CENTER AT (513) 324-3830.

==================================================================================================
                                                          Estimated Underwriting
                                         Subscription           Commissions          Estimated Net
                                             Price         And Other Expenses(1)       Proceeds
--------------------------------------------------------------------------------------------------
Per share Minimum                           $10.00                $0.58                  $9.42
Per share Mid-Point                         $10.00                $0.52                  $9.48
Per share Maximum                           $10.00                $0.47                  $9.53
Per share Maximum, as adjusted (2)          $10.00                $0.42                  $9.58
Total Minimum                             $6,120,000            $357,000              $5,763,000
Total Mid-point                           $7,200,000            $372,000              $6,828,000
Total Maximum                             $8,280,000            $387,000              $7,893,000
Total Maximum, as adjusted (2)            $9,522,000            $404,000              $9,118,000
==================================================================================================

(1) Consists of estimated printing, postage, legal, accounting, filing fee, appraisal and miscellaneous costs to Home City and HCFC in connection with the Conversion, including estimated fees, sales commissions and reimbursable expenses to be paid to Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. ("Webb"), a company which has been engaged by Home City to consult, advise and assist in the sale of the Common Shares on a best efforts basis. Actual Conversion expenses may be more or less than estimated amounts. See "THE CONVERSION - Plan of Distribution."

(2) Gives effect to the increase in the number of Common Shares sold in connection with the Conversion of up to 15% above the maximum of the Valuation Range. Such shares may be offered without the resolicitation of persons who subscribe for Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

                The date of this Prospectus is November 12, 1996.

                             CHARLES WEBB & COMPANY
                                  A Division of
                          Keefe, Bruyette & Woods, Inc.

    In accordance with the Plan, nontransferable subscription rights to purchase Common Shares are offered hereby in a subscription offering to (a) each account holder who, as of June 30, 1995 (the "Eligibility Record Date"), had deposit accounts with deposit balances, in the aggregate, of $50 or more (a "Qualifying Deposit") with Home City; (b) the Home City Financial Corporation Employee Stock Ownership Plan (the "ESOP"); (c) each account holder who, as of September 30, 1996 (the "Supplemental Eligibility Record Date"), had a Qualifying Deposit with Home City; and (d) each depositor of Home City having a savings deposit of record on October 31, 1996 (the "Voting Record Date"), and each borrower of Home City of record on the Voting Record Date whose loan was outstanding on May 1, 1996 (the "Subscription Offering"). All subscription rights to purchase Common Shares in the Subscription Offering are nontransferable and will expire at 4:00 p.m., Eastern Time, on December 16, 1996 (the "Subscription Expiration Date"), unless extended. PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER PENALTIES IMPOSED BY THE OTS. See "THE CONVERSION - Subscription Offering."

    To the extent that all of the Common Shares are not subscribed for in the Subscription Offering, the remaining Common Shares are hereby concurrently being offered to the general public in a direct community offering in which preference will be given to natural persons residing in Clark County, Ohio (the "Community Offering"). See "THE CONVERSION - Community Offering." If the Community Offering extends beyond January 30, 1997, 45 days after the Subscription Expiration Date, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a notice that, until a date specified in such notice, they have the right to affirm, increase, decrease or rescind their subscriptions for Common Shares. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. See "THE CONVERSION - Effect of Extension of Community Offering." The Community Offering may end at any time after orders for at least 952,200 Common Shares have been received, but in no event later than 45 days after the Subscription Expiration Date or January 30, 1997, unless extended by HCFC and Home City with the approval of the OTS, if necessary. In accordance with the Plan, the Subscription Offering and the Community Offering may not be extended beyond December 19, 1998. See "THE CONVERSION - Subscription Offering; and - Plan of Distribution."

    Home City has engaged Webb to consult, advise and assist in the sale of the Common Shares on a best efforts basis in the Subscription Offering and the Community Offering (together, the "Offering"). See "THE CONVERSION - Plan of Distribution."

    The Plan and federal regulations limit the number of Common Shares which may be purchased by various categories of persons, including the limitation that no person may purchase fewer than 25 shares, nor more than 1%, in the Subscription Offering or the Community Offering, of the total number of Common Shares sold in connection with the Conversion (9,522 Common Shares at the maximum of the Valuation Range, as adjusted). In addition, no person, together with such person's Associates (hereinafter defined) and persons Acting in Concert (hereinafter defined) with such person, may purchase more than 2% of the total number of Common Shares sold in connection with the Conversion (19,044 Common Shares at the maximum of the Valuation Range, as adjusted). Such limitations do not apply to the ESOP. SUBJECT TO APPLICABLE OTS REGULATIONS, THE LIMITATIONS SET FORTH IN THE PLAN MAY BE CHANGED AT ANY TIME IN THE SOLE DISCRETION OF THE BOARDS OF DIRECTORS OF HOME CITY AND HCFC. See "THE CONVERSION - Limitations on Purchases of Common Shares."

    Common Shares may be subscribed for in the Subscription Offering or ordered in the Community Offering only by returning the accompanying Stock Order Form and Certification Form (the "Stock Order Form"), along with full payment of the subscription or order price per share for all shares for which subscription is made or order is submitted, no later than 4:00 p.m., Eastern Time, December 16, 1996. See "THE CONVERSION - Use of Stock Order Forms." Payment may be made in cash or by check or money order and will be held in a segregated account at Home City, insured by the FDIC up to the applicable limit and earning interest at Home City's passbook rate, currently 2.5% annual percentage yield, from the date of receipt until the completion of the Conversion. Payment may also be made by authorized withdrawal from an existing savings account at Home City, the amount in which will continue to earn interest until completion of the Conversion at the rate normally in effect from time to time for such account. Neither payments made in cash or by check or money order, nor payments made by authorized withdrawal from an account at Home City will be available during the Subscription Offering and the Community Offering. See "THE CONVERSION - Payment for Common Shares." Payment by wire will not be accepted. AN EXECUTED STOCK ORDER FORM, ONCE RECEIVED BY HCFC, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF HCFC UNLESS THE COMMUNITY OFFERING IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE.

    There is presently no market for the Common Shares and no assurance can be given that an active and liquid trading market will develop following the Conversion. The aggregate offering price for the Common Shares is based upon an independent appraisal of Home City performed by Keller & Company, Inc. ("Keller"). The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price. See "RISK FACTORS - Limited Market for the Common Shares."

    In connection with the completion of the Conversion, HCFC will register the Common Shares with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). Pursuant to the Exchange Act, HCFC will be required to file an Annual Report on Form 10-KSB with the SEC containing audited consolidated financial statements and other information concerning the consolidated financial condition and operations of HCFC and its subsidiaries. HCFC will also be subject to the proxy solicitation rules of the SEC, including the requirement that HCFC provide its shareholders with an Annual Report containing audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations. OTS regulations require that the Common Shares remain registered for at least three years after the completion of the Conversion. In the unlikely event that HCFC has fewer than 300 shareholders of record at the expiration of such three-year period, HCFC may deregister the Common Shares.

    THE CONVERSION OF HOME CITY FROM A MUTUAL SAVINGS BANK TO A PERMANENT CAPITAL STOCK SAVINGS BANK IS CONTINGENT UPON (I) THE APPROVAL OF THE PLAN AND THE ADOPTION OF THE FEDERAL STOCK CHARTER AND FEDERAL STOCK BYLAWS BY HOME CITY'S VOTING MEMBERS, (II) THE SALE OF THE REQUISITE NUMBER OF COMMON SHARES, AND (III) THE SATISFACTION OR WAIVER OF CERTAIN OTHER CONDITIONS. SEE "THE CONVERSION."

                  HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD

                                SPRINGFIELD, OHIO



                           [MAP OF CLARK COUNTY, OHIO]

                              PROSPECTUS SUMMARY

    The following information is not complete and is qualified in its entirety by the detailed information and the financial statements and accompanying notes appearing elsewhere in this Prospectus.


HOME CITY FINANCIAL CORPORATION

    HCFC was incorporated under Ohio law in August 1996 at the direction of Home City for the purpose of purchasing all of the capital stock of Home City to be issued in connection with the Conversion. HCFC has not conducted and will not conduct any business before the completion of the Conversion other than business related to the Conversion. Upon the consummation of the Conversion, HCFC will be a unitary savings and loan holding company, the principal assets of which initially will be the capital stock of Home City, a loan made to the ESOP for the purchase of Common Shares and the investments made with 50% of the net proceeds retained from the sale of HCFC shares in connection with the Conversion. See "USE OF PROCEEDS."

    The main office of HCFC is located at 63 West Main Street, Springfield, Ohio 45502-1309, and its telephone number is (513) 324-5736.


HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD

    Home City is a federal mutual savings bank which has served the Springfield, Ohio, area since 1925. Originally formed under the name "Home City Savings and Loan Association," Home City changed its name on May 1, 1996, to "Home City Federal Savings Bank of Springfield."

    As a federal savings bank, Home City is subject to supervision and regulation by the OTS and the FDIC and is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati. The deposits of Home City are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund (the "SAIF"). See "REGULATION." At June 30, 1996, $31.9 million, or approximately 66% of Home City's loan portfolio, consisted of loans secured by first mortgages on one- to four-family homes, virtually all of which were located within Clark County, Ohio, and adjacent counties. See "THE BUSINESS OF HOME CITY - Lending Activities -- One- to Four-Family Residential Real Estate Loans."

    Home City's capital exceeds all regulatory requirements by a substantial margin. At June 30, 1996, Home City's tangible and core capital both equaled $5.4 million, or 9.8% of assets, an amount which exceeded the minimum tangible and core capital requirements by approximately $4.4 million and $3.6 million, respectively. On a pro forma basis, assuming the sale of 720,000 Common Shares (the mid-point of the Valuation Range) and the retention by HCFC of 50% of the net proceeds from such sale, Home City's tangible and core capital ratios will both equal 13.45%. See "REGULATORY CAPITAL COMPLIANCE," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY Liquidity and Capital Resources," and "REGULATION - OTS Regulations -- Regulatory Capital Requirements."

    Home City conducts business from its office in Springfield, Ohio. Home City's primary market area consists of Clark County, Ohio, and adjacent counties. The office of Home City is located at 63 West Main Street, Springfield, Ohio, and its telephone number is (513) 324-5736.


THE CONVERSION

    On September 3, 1996, the Board of Directors of Home City unanimously approved the Plan of Conversion. The OTS approved the Plan, subject to the approval of the Plan by Home City's voting members at the Special Meeting, to be held at 10:00 a.m., Eastern Time, on December 19, 1996, at the office of Home City at 63 West Main Street, Springfield, Ohio.


THE SUBSCRIPTION AND COMMUNITY OFFERINGS

    The Plan provides for the formation of HCFC for the purpose of acquiring all of the capital stock to be issued by Home City in the Conversion. Pursuant to the Plan, subscription rights to purchase Common Shares are hereby offered at a price of $10 per share to (a) depositors of Home City with Qualifying Deposits as of June 30, 1995 ("Eligible Account Holders"), (b) the ESOP, (c) depositors of Home City with Qualifying Deposits as of September 30, 1996 ("Supplemental Eligible Account Holders"), and (d) each account holder of Home City having a savings deposit of record on October 31, 1996 (the "Voting Record Date"), and each borrower of record on the Voting Record Date whose loan was outstanding on May 1, 1996 (such depositors and borrowers as of October 31, 1996, collectively, the "Voting Members"). See "THE CONVERSION - Subscription Offering." Common Shares not subscribed for in the Subscription Offering are hereby being concurrently offered to those members of the general public receiving this Prospectus in the Community Offering, in which preference will be given to natural persons residing in Clark County, Ohio. See "THE CONVERSION - Community Offering."

    The Plan authorizes the Boards of Directors of HCFC and Home City to establish limits on the number of Common Shares that may be purchased by various categories of persons. The Plan also permits the Boards of Directors of HCFC and Home City, subject to any required regulatory approval and the requirements of applicable laws and regulations, to increase or decrease such purchase limitations in their sole discretion. Pursuant to such authority, the Boards of Directors have established the limitation that, generally, an Eligible Account Holder or a Supplemental Eligible Account Holder may purchase in the Subscription Offering a number of Common Shares equal to the greater of (i) 1% of the Common Shares sold in connection with the Conversion (9,522 Common Shares at the maximum of the Valuation Range, as adjusted) or (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares to be sold in connection with the Conversion by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders, as the case may be. A Voting Member may purchase in the Subscription Offering not more than 1% of the Common Shares sold in connection with the Conversion (9,522 Common Shares at the maximum of the Valuation Range, as adjusted).

    The Boards of Directors have also established the limitation that any person may purchase in the Community Offering a number of Common Shares equal to 1% of the total number of Common Shares sold in connection with the Conversion (9,522 Common Shares at the maximum of the Valuation Range, as adjusted).

    Subscriptions and orders for Common Shares in the Conversion are also subject to the limitation that no person, together with any Associates or persons Acting in Concert, may purchase more than 2% of the Common Shares sold in connection with the Conversion (19,044 Common Shares at the maximum of the Valuation Range, as adjusted). Such limitation does not apply to the ESOP, which intends to purchase 8% of the Common Shares sold in connection with the Conversion. The ESOP may purchase Common Shares if shares remain available after satisfying the subscriptions of Eligible Account Holders up to $8,280,000, the maximum of the Valuation Range. If Common Shares in excess of the maximum of the Valuation Range are sold, the ESOP will have the first right to purchase such excess Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares in the open market or may purchase authorized but unissued Common Shares from HCFC. If the ESOP purchases authorized but unissued Common Shares from HCFC, such purchases could have a dilutive effect on the interest of HCFC's shareholders. Subject to applicable regulations, the purchase limitations may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors. See "THE CONVERSION - Limitations on Purchases of Common Shares" and "RESTRICTIONS ON ACQUISITION OF HCFC AND HOME CITY." The sale of Common Shares pursuant to subscriptions or orders received in the Offering will be subject to the approval of the Plan by the voting members of Home City at the Special Meeting, to the sale of the requisite number of Common Shares and to certain other conditions. See "THE CONVERSION - Subscription Offering; - Community Offering; and - Pricing and Number of Common Shares to be Sold."

    Home City has retained Webb to consult, advise and assist in the sale of the Common Shares in the Offering. Webb has been paid a management fee of $25,000 and will receive a commission equal to 1.5% of the aggregate amount received by HCFC in the Offering, excluding any amounts paid for Common Shares by Home City's directors, executive officers and employees (and members of their immediate families) and by the ESOP. Home City will reimburse Webb for legal and out-of-pocket expenses. See "THE CONVERSION - Plan of Distribution."

    The Subscription Offering will terminate at 4:00 p.m., Eastern Time, on December 16, 1996. The Community Offering may be terminated at any time after orders for at least 952,200 shares have been received, but in no event later than January 30, 1997, unless extended. If the Community Offering extends beyond 45 days after the Subscription Expiration Date, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a notice that, until a date specified in the notice, they have the right to affirm, increase, decrease or rescind their subscriptions or orders for Common Shares. Any person who does not affirmatively elect to continue his subscription or order or elects to rescind his subscription or order during such time will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription or order will have the appropriate portion of his funds promptly refunded with interest. The sale of Common Shares pursuant to subscriptions or orders received in the Offering will be subject to the approval of the Plan by the voting members of Home City at the Special Meeting, to the determination by the Boards of Directors of HCFC and Home City of the total number of Common Shares to be sold and to the satisfaction or waiver of certain other conditions. See "THE CONVERSION - Subscription Offering; - Community Offering; and - Pricing and Number of Common Shares to be Sold."

    Assuming 720,000 Common Shares are sold in connection with the Conversion, all directors and executive officers of HCFC and Home City and their Associates intend to purchase an aggregate amount of 75,000 Common Shares in connection with the Conversion, which would constitute 10.4% of the Common Shares sold. The aggregate number of Common Shares proposed to be purchased by the directors, the executive officers, the Associates of directors and executive officers and the ESOP is 132,600, which would constitute 18.4% of the Common Shares sold. Such percentages may increase or decrease if more or less than 720,000 Common Shares are sold in the Conversion. See "THE CONVERSION - Shares to be Purchased by Management Pursuant to Subscription Rights."


NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS

    Federal regulations prohibit any person from transferring or entering into any agreement or understanding before the completion of the Conversion to transfer the ownership of the subscription rights issued in the Conversion or the shares to be issued upon the exercise of such subscription rights. Persons attempting to violate such provision may lose their rights to purchase Common Shares in the Conversion and may be subject to penalties imposed by the OTS. Each person exercising subscription rights will be required to certify that a purchase of Common Shares is solely for the subscriber's own account and that there is no agreement or understanding regarding the sale or transfer of such Common Shares.

PRICING OF THE COMMON SHARES

    Keller, an independent firm experienced in valuing thrift institutions, has prepared a valuation of the estimated pro forma market value of Home City, as converted. Keller's valuation of the estimated pro forma market value of Home City, as converted, is $7,200,000 as of September 6, 1996 (the "Pro Forma Value"). The Boards of Directors of HCFC and Home City reviewed the valuation, including the methodology and the appropriateness of the assumptions used by Keller, and determined that the valuation was not unreasonable. HCFC will issue the Common Shares at a fixed price of $10 per share and, by dividing the price per share into the Pro Forma Value, will determine the number of shares to be issued. Applicable regulations require, however, that Home City establish a range of 15% above and below the Pro Forma Value to allow for fluctuations in the aggregate value of the Common Shares due to changes in the market for thrift shares and other factors from the time of the commencement of the Subscription Offering until the completion of the offering of the Common Shares. Based on the Pro Forma Value of Home City as of September 6, 1996, the Valuation Range is $6,120,000 to $8,280,000, resulting in the offer of between 612,000 and 828,000
Common Shares at a purchase price of $10 per share. The valuation should not be considered a recommendation as to the advisability of purchasing the Common Shares. Keller has assumed and relied upon the accuracy and completeness of the financial information provided by Home City and did not independently value Home City's assets and liabilities.

    The actual number of Common Shares sold in connection with the Conversion will be determined in the discretion of the Boards of Directors of HCFC and Home City upon the completion of the Subscription Offering and the Community Offering, if any, and will be based upon the final valuation of Home City, as converted. The final valuation will be determined by Keller at the time of the closing of the Offering. If the final valuation is within the Valuation Range, or does not exceed the maximum of the Valuation Range by more than 15%, the number of Common Shares to be issued in connection with the Conversion will not be less than 612,000 or more than 952,200. If, due to changing market conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given the opportunity to affirm, increase, decrease or rescind their subscriptions. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." If the final valuation is between the minimum and 15% above the maximum of the Valuation Range, subscribers will not be permitted to increase, decrease or rescind their subscriptions.


USE OF PROCEEDS

    HCFC will retain 50% of the net proceeds from the sale of the Common Shares, or approximately $3,414,000 at the mid-point of the Valuation Range, including the value of a promissory note from the ESOP, which HCFC intends to accept in exchange for the issuance of Common Shares to the ESOP. Such proceeds will be used to fund the Home City Financial Corporation Recognition and Retention Plan (the "RRP") and will be invested in short-term and intermediate-term government securities.

    The remainder of the net proceeds received from the sale of the Common Shares, $3,414,000 at the mid-point of the Valuation Range, will be invested by HCFC in the capital stock to be issued by Home City to HCFC as a result of the Conversion. Such investment will increase the regulatory capital of Home City and will permit Home City to expand its lending and investment activities. Home City anticipates that such net proceeds initially will be invested in short-term interest-bearing deposits. Eventually, however, Home City will attempt to use such net proceeds to originate mortgage, consumer and other loans in Home City's market area. Home City may also use the proceeds from the Conversion to expand operations through the establishment of a branch office, which would include space for administrative operations. Home City estimates that the cost of establishing a new branch will be approximately $1.25 million, including land acquisition and construction costs. Neither HCFC nor Home City has, however, entered into any agreements concerning the establishment of a branch office. Although HCFC and Home City could use the proceeds from the Conversion to acquire other financial institutions or for HCFC to purchase its own outstanding shares, HCFC and Home City have no current intentions to do so. See "USE OF PROCEEDS."


OFFICER AND DIRECTOR BENEFITS

    In connection with the Conversion, HCFC will establish the ESOP. Common Shares will be purchased by the ESOP in the Conversion with a loan from HCFC. The ESOP intends to repay the loan with discretionary contributions made by Home City to the ESOP. As the loan is repaid, the Common Shares held by the ESOP will be allocated to the accounts of employees of Home City and HCFC, including executive officers. See "MANAGEMENT OF HOME CITY - Employee Stock Ownership Plan."

    At a meeting of the shareholders of HCFC to be held at least six months after the consummation of the Conversion, the Boards of Directors of HCFC and Home City intend to present to the shareholders for approval both the RRP and the Home City Financial Corporation 1997 Stock Option and Incentive Plan (the "Stock Option Plan"). If the RRP is approved at such meeting, HCFC will form a trust (the "RRP Trust") to which HCFC will contribute sufficient amounts for the purchase by the RRP Trust of an unspecified number of HCFC common shares equal to up to 4% of the number of Common Shares sold in the Conversion. Such HCFC common shares may be purchased in the open market or from the authorized but unissued common shares of HCFC, and will be awarded by a committee of the HCFC Board of Directors to the officers and directors of HCFC and Home City for services rendered to Home City. See "MANAGEMENT OF HOME CITY - Stock Option Plan; and Recognition and Retention Plan and Trust."

    If the Stock Option Plan is approved at a meeting of shareholders following the Conversion, directors, officers and employees of HCFC and Home City will be granted options to purchase, in the aggregate, a number of Common Shares equal to up to 10% of the Common Shares sold in the Conversion. The exercise price for options granted will equal the HCFC market price on the date of grant. The grant of such options, in combination with purchases of Common Shares by such officers and directors and certain anti-takeover provisions in the Articles of Incorporation and Code of Regulations of HCFC and the Federal Stock Charter of Home City, may facilitate the perpetuation of current management and discourage proxy contests and takeover attempts. See "RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC AND RELATED ANTI-TAKEOVER PROVISIONS."

    Assuming the purchase by directors and executive officers and their Associates of 10.4% of the Common Shares sold at the mid-point of the Valuation Range, the purchase by the RRP of a number of Common Shares equal to 4% of the Common Shares sold in the Conversion, the exercise by directors and executive officers of all options authorized pursuant to the Stock Option Plan and the control by directors and executive officers of the 8% of the Common Shares purchased by the ESOP in the Conversion, directors and executive officers could own or control up to 29.5% of the outstanding common shares of HCFC. See "RISK FACTORS - Controlling Influence of Management and Anti-Takeover Provisions Which May Discourage Sales of Common Shares for Premium Prices."


MARKET FOR THE COMMON SHARES

    There is presently no market for the Common Shares. The aggregate offering price for the Common Shares is based upon an independent appraisal of Home City. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the $10 offering price.

         HCFC has received approval to have the Common Shares quoted on The Nasdaq SmallCap Market under the symbol "HCFC" upon the closing of the Conversion, subject to certain conditions which HCFC and Home City believe will be satisfied, although no assurance can be provided that the conditions will be met. In connection with such approval, Webb has informed

Home City that Keefe, Bruyette & Woods, Inc., intends to make a market in the Common Shares. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that such market will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS - Market for the Common Shares."


DIVIDEND POLICY

    The declaration and payment of dividends by HCFC will be subject to the discretion of the Board of Directors of HCFC and will be based on the earnings and financial condition of HCFC and general economic conditions. Other than the earnings on the investment of the proceeds retained by HCFC from the sale of the Common Shares in the Conversion, the only source of income of HCFC will be dividends periodically declared and paid by the Board of Directors of Home City on the common shares of Home City owned by HCFC. The payment of dividends by Home City to HCFC will be subject to various regulatory restrictions. On a pro forma basis, as of June 30, 1996, assuming (i) receipt by Home City of $3.4 million of net conversion proceeds, (ii) the investment of such net proceeds in assets having a risk weighting of 20% and (iii) the establishment of a Liquidation Account (hereinafter defined) in the amount of $5.4 million (the regulatory capital of Home City at June 30, 1996), Home City would have $4.19 million available for the payment of dividends to HCFC.

    In an effort to manage the capital of HCFC, the Board of Directors of HCFC may determine that the payment of a regular or a special cash dividend or both may be prudent. No assurance can be given, however, that any dividend will be declared, what the amount will be or whether such dividends, if declared, will continue in the future. See "DIVIDEND POLICY."


INVESTMENT RISKS

    Special attention should be given to the matters discussed under "RISK FACTORS," beginning on page 9, prior to investing in the Common Shares.

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

    The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding Home City at the dates and for the periods indicated. The financial information should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein. In addition, the financial information should be read in conjunction with the "Recent Developments" section, beginning on page 33, for the impact of the special SAIF assessment on Home City's capital and earnings for the three months ended September 30, 1996. However, in the opinion of management of Home City, all adjustments necessary for a fair presentation of such financial data have been included. All such adjustments are of a normal recurring nature.

SELECTED FINANCIAL CONDITION                                       At June 30,
     AND OTHER DATA:                           1996        1995        1994        1993        1992
                                             -------     -------     -------     -------     -------
                                                              (Dollars in thousands)
Total amount of:
Assets                                       $55,728     $48,578     $39,680     $40,769     $42,325
Cash and cash equivalents (1)                  1,843       2,377         987       3,358       5,889
Investment securities available for sale       2,188         259         314       1,398          20
Investment securities held to maturity            --       1,901       2,098       2,473       4,484
Mortgage-backed securities
     available for sale                        2,975          --          --          --          --
Mortgage-backed securities
     held to maturity                             --       3,667       4,257       5,314       2,064
Loans receivable - net                        45,225      38,960      31,103      28,648      28,875
FHLB stock - at cost                             394         288         248         216         205
Deposits                                      47,174      40,936      34,816      36,688      39,398
FHLB advances                                  2,903       2,618         424         460          --
Retained earnings, substantially
     restricted-net (2)                        5,271       4,757       4,202       3,497       2,832

Number of offices, all full service                1           1           1           1           1

                                                                   At June 30,
SUMMARY OF EARNINGS:                           1996        1995        1994        1993        1992
                                             -------     -------     -------     -------     -------
                                                                 (In thousands)
Interest income                              $ 4,507     $ 3,835     $ 3,542     $ 3,565     $ 3,439
Interest expense                               2,542       1,942       1,446       1,710       2,370
                                             -------     -------     -------     -------     -------
Net interest income                            1,965       1,893       2,096       1,855       1,069
Provision for loan losses                         50         109         113          83          52
                                             -------     -------     -------     -------     -------
Net interest income after
     provision for loan losses                 1,915       1,784       1,983       1,772       1,017
Noninterest income                                58           9          12          44           1
Noninterest expense                            1,216         998         923         727         845
                                             -------     -------     -------     -------     -------
Income before income tax                         757         795       1,072       1,089         173
Income tax expense (2)                           243         240         367         424          73
                                             -------     -------     -------     -------     -------
Net income (2)                               $   514     $   555     $   705     $   665     $   100
                                             =======     =======     =======     =======     =======

----------
(Footnotes on next page)

                                                           At or for the year ended june 30,
SELECTED FINANCIAL RATIOS:                        1996        1995        1994        1993        1992
                                                 ------      ------      ------      ------      ------
Return on assets (3)                               0.98%       1.24%       1.69%       1.66%       0.26%
Return on equity (4)                              10.46       12.20       17.23       21.08        3.52
Interest rate spread (5)                           3.42        3.95        4.88        4.58        3.12
Net interest margin (6)                            3.86        4.36        5.28        4.81        2.92
Noninterest expense to average assets (7)          2.31        2.22        2.28        1.82        2.21
Average equity to average assets                   9.55       10.21       10.09        7.88        7.42
Equity to assets at period end                     9.69       10.06       10.87        8.58        6.69
Nonperforming loans to total loans                 0.54        0.53        0.11        1.35        0.17
Nonperforming assets to total assets (8)           0.44        0.43        0.09        0.96        0.12
Allowance for loan losses to total loans           0.80        0.82        0.74        0.69        0.38
Allowance for loan losses to
     nonperforming loans                         146.56      154.11      673.53       50.77      222.00
Net charge-offs to average loans                   0.02        0.05        0.27       (0.01)         --
----------

(1) Includes cash and amounts due from depository institutions and interest-bearing deposits in other financial institutions.
(2) Effective January 1, 1993, Home City adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The effect of adopting SFAS No. 109 on income tax expense in 1994 and 1993 was not material.
(3) Net income divided by average total assets.
(4) Net income divided by average total equity.
(5) Average yield on interest-earning assets less average cost of interest-bearing liabilities.
(6) Net interest income as a percentage of average interest-earning assets.
(7) Noninterest expense divided by average total assets.
(8) Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and real estate acquired (or deemed acquired) in foreclosure proceedings or in lieu thereof. See "THE BUSINESS OF HOME CITY Delinquent Loans, Nonperforming Assets and Classified Assets."

                        REGULATORY CAPITAL COMPLIANCE

    The following table sets forth the historical and pro forma regulatory capital of Home City at June 30, 1996, based on the receipt of proceeds for the number of Common Shares indicated, less estimated expenses of $357,000, $372,000, $387,000 and $404,000 at the minimum, mid-point, maximum and maximum, as adjusted, of the Valuation Range, respectively, assuming all of such shares are sold in the Subscription Offering.

                                               Pro forma capital at June 30, 1996, assuming the sale of
                            ------------------------------------------------------------------------------------------------
                                                   612,000             720,000             828,000              952,200
                                                Common Shares       Common Shares       Common Shares       Common Shares
                              Historical at    (offering price     (offering price     (offering price     (offering price
                            June 30, 1996(1)   of $10 per share)   of $10 per share)   of $10 per share)   of $10 per share)
                            -----------------  ----------------    ----------------    ----------------    -----------------
                            Amount    Percent  Amount   Percent    Amount   Percent    Amount   Percent    Amount    Percent
                            ------    -------  ------   -------    ------   -------    ------   -------    ------    -------
                                                              (Dollars in thousands)
Capital under generally
     accepted accounting
     principles, before     $5,398     9.68%   $7,545    13.07%    $7,948    13.67%    $8,351    14.27%    $8,847    14.99%
     adjustments (2)(3)

Current tangible
     capital (2)(3):
          Capital level     $5,271     9.48%   $7,418    12.85%    $7,821    13.45%    $8,224    14.05%    $8,720    14.77%
          Requirement          834     1.50       866     1.50        872     1.50        878     1.50        886     1.50
                            ------    -----    ------    -----     ------    -----     ------    -----     ------    -----
          Excess            $4,437     7.98%   $6,552    11.35%    $6,949    11.95%    $7,346    12.55%    $7,834    13.27%
                            ======    =====    ======    =====     ======    =====     ======    =====     ======    =====

Current core
     capital (2)(3):
          Capital level     $5,271     9.48%   $7,418    12.85%    $7,821    13.45%    $8,224    14.88%    $8,720    15.83%
          Requirement        1,668     3.00     1,732     3.00      1,744     3.00      1,756     3.00      1,771     3.00
                            ------    -----    ------    -----     ------    -----     ------    -----     ------    -----
          Excess            $3,603     6.48%   $5,686     9.85%    $6,077    10.45%    $6,468    11.88%    $6,949    11.77%
                            ======    =====    ======    =====     ======    =====     ======    =====     ======    =====

Current risk-based
     capital (4):
          Capital level     $5,633    18.77%   $7,780    25.57%    $8,183    26.82%    $8,586    28.07%    $9,082    29.59%
          Requirement        2,400     8.00     2,434     8.00      2,441     8.00      2,447     8.00      2,455     8.00
                            ------    -----    ------    -----     ------    -----     ------    -----     ------    -----
          Excess            $3,233    10.77%   $5,346    17.57%    $5,742    18.82%    $6,139    20.07%    $6,627    21.59%
                            ======    =====    ======    =====     ======    =====     ======    =====     ======    =====
----------

(1) See Note N of the Notes to Financial Statements.
(2) Pro forma amounts assume Home City will receive 50% of the conversion proceeds before reduction for the ESOP loan. Also reflects a deduction from capital for unearned ESOP shares and unearned RRP shares equal to 8% and 4%, respectively, of the Common Shares assumed to have been sold in the Offering.
(3) Historical tangible and core capital percentages are based on adjusted total assets of $56.0 million. Pro forma tangible and core capital percentages are based on adjusted total assets of $52.7 million, $58.1 million, $58.5 million and $59.0 million, which assumes the receipt by Home City of net proceeds from the sale of Common Shares of $2.9 million, $3.4 million, $3.9 million and $4.6 million, at the minimum, mid-point, maximum and maximum, as adjusted, of the Valuation Range, respectively. The OTS has proposed a new regulation which would increase the core capital requirement to between 4% and 5% of adjusted total assets, with the specific requirement to be determined on a case-by-case basis. See "REGULATION - OTS Regulations -- Regulatory Capital Requirements."
(4) Historical risk-based capital percentages are based on risk-weighted assets of $30.0 million. Pro forma risk-based capital percentages are based on the receipt by Home City of net proceeds of $2.9 million, $3.4 million, $3.9 million and $4.6 million at the minimum, mid-point, maximum and maximum, as adjusted, of the Valuation Range, respectively, and assumes the net proceeds will be invested in short-term interest-bearing deposits having a risk weighting of 20%.

                                  RISK FACTORS

    INVESTMENT IN THE COMMON SHARES INVOLVES CERTAIN RISKS. BEFORE INVESTING, PROSPECTIVE PURCHASERS SHOULD CONSIDER CAREFULLY THE FOLLOWING MATTERS, IN ADDITION TO THE OTHER INFORMATION DISCUSSED ELSEWHERE IN THIS PROSPECTUS.


INTEREST RATE RISK

    Home City's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits. Like most thrift institutions, the interest income and interest expense of Home City change as the interest rates on mortgages, securities and other assets and on deposits and other liabilities change. Interest rates may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond Home City's control. The interest rates on specific assets and liabilities of Home City will change or "reprice" in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends.

    Home City, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, Home City uses the "net portfolio value" ("NPV") methodology recently adopted by the OTS as part of its capital regulations. Although Home City is not currently subject to the NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, the application of the NPV methodology may illustrate Home City's interest rate risk.

    Generally, NPV is the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities, discounted to their economic value. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals
 .01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease more than 2% of the economic value of the institution's assets with either an increase or a decrease in market rates, the institution must, in determining its risk-based capital, deduct from its capital 50% of the amount of the decrease in excess of such 2%.

    At June 30, 1996, 2% of the economic value of Home City's assets was approximately $1.2 million. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $1.6 million at June 30, 1996, Home City would have been required to deduct approximately $200,000 (half of the approximate $400,000 difference) from its capital in determining whether Home City met its risk-based capital requirement. Regardless of such reduction, however, Home City's risk-based capital at June 30, 1996, would still have exceeded the regulatory requirement by approximately $ 3.0 million.

    Home City's NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. As a result, in a rising interest rate environment, the amount of interest Home City would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Home City would pay on its deposits would increase rapidly because Home City's deposits generally have shorter periods to repricing. Because Home City has not originated loans in accordance with traditional secondary market guidelines, the sale of fixed-rate loans may be difficult. In addition, increases in interest rates can also result in the flow of funds away from savings institutions into direct investments or other investment vehicles, such as mutual funds, which may pay higher rates of return than savings institutions.

    As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making the risk calculations. For further discussion of the NPV methodology, the risks to Home City and the steps Home City is taking to reduce such risks, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY - Asset and Liability Management."

    If interest rates continue to rise from recent levels, Home City's net interest income will be negatively affected. Moreover, rising interest rates may negatively affect Home City's earnings due to diminished loan demand. A negative effect on Home City's interest income and earnings will adversely affect the value of an investment in the Common Shares.


RISK ASSOCIATED WITH LOANS SECURED BY NONRESIDENTIAL REAL ESTATE

    Over the last three years, up to 17% of Home City's loan portfolio has been comprised of loans secured by nonresidential real estate. The security for nonresidential real estate loans currently in Home City's portfolio includes retail stores, office buildings and business premises. At June 30, 1996, Home City had a total of $7.3 million invested in nonresidential real estate loans, which comprised 14.9% of Home City's total loans at such date. Of such amount, $197,000 was delinquent and classified as substandard. See "THE BUSINESS OF HOME CITY - Lending Activities -- Delinquent Loans, Nonperforming Assets and Classified Assets."

    Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. If the cash flow on a nonresidential property is reduced, for example, as leases are not obtained or renewed, the borrower's ability to repay may be impaired. Home City has endeavored to reduce such risk by evaluating the credit history and past performance of its borrowers, the location of nonresidential real estate securing its loans, the quality of the management and operation of such properties, the debt service ratio, the quality and characteristics of the income stream generated by such properties and the appraisals supporting the valuation of such properties. Although management considers its allowance for loan losses to be sufficient to cover anticipated losses on classified assets, the amount of any actual loss could adversely affect Home City's net income and regulatory capital.


LIMITED MARKET FOR THE COMMON SHARES

    There is presently no market for the Common Shares. The aggregate offering price of the Common Shares is based upon an independent appraisal of Home City. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price.

    HCFC has received approval to have the Common Shares quoted on The Nasdaq SmallCap Market under the symbol "HCFC" upon the closing of the Conversion, subject to certain conditions which HCFC and Home City believe will be satisfied, although no assurance can be provided that the conditions will be met. In connection with such approval, Webb has informed Home City that Keefe, Bruyette & Woods, Inc., intends to make a market in the Common Shares. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares.


COMPETITION IN MARKET AREA

    Home City faces strong direct competition in its market area for deposits and loans from commercial banks, other savings associations, credit unions and mortgage banking companies. Mortgage banking companies and other non-FDIC-insured providers of financial services are not subject to the same degree of regulatory oversight as savings associations and thus have greater operational flexibility, without the costs and burdens associated with compliance with OTS and FDIC regulations.


POSSIBLE INADEQUACY OF THE ALLOWANCE FOR LOAN LOSSES

    Home City maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the lending area, past loss experience, possible losses arising from specific problem assets and changes in the composition of the loan portfolio. While the Board of Directors believes that it uses the best information available to determine the amount of the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net income could be significantly adversely affected, if circumstances differ substantially from the assumptions used in making the determination of the amount of the allowance for loan losses.

LEGISLATION AND REGULATION WHICH MAY ADVERSELY AFFECT HOME CITY'S EARNINGS

    Home City is subject to extensive regulation by the OTS and the FDIC and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. As a savings and loan holding company, HCFC will also be subject to regulation and examination by the OTS. Such supervision and regulation of Home City and HCFC are intended primarily for the protection of depositors and not for the maximization of shareholder value and may affect the ability of HCFC to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on HCFC's net earnings. See "REGULATION."

    The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the Bank Insurance Fund (the "BIF") and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under such system, assessments may vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined by reference to the institution's capital level and the FDIC's level of supervisory concern about the institution.

    Legislation to recapitalize the SAIF and to eliminate the significant premium disparity between the SAIF and the BIF became effective September 30, 1996. The recapitalization plan provides for the payment of a special assessment equal to $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. On the basis of its $40.4 million in deposits at March 31, 1995, Home City will pay, by November 29, 1996, an additional pre-tax assessment of $265,000. Such payment was recorded as an expense and accounted for by Home City as of September 30, 1996. Earnings and capital were, therefore, negatively affected for the quarter ended September 30, 1996, by an after-tax amount of approximately $175,000.

    The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings associations under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and the separate federal regulation of thrifts. As a result, Home City would have to convert to a national bank charter, a state savings and loan association, state savings bank or state commercial bank. In addition, Home City would be regulated under federal law as a bank and, therefore, would become subject to the more restrictive activity limitations imposed on national banks. See "REGULATION - FDIC Regulations -- Assessments."


CONTROLLING INFLUENCE OF MANAGEMENT AND ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE SALES OF COMMON SHARES FOR PREMIUM PRICES

    The Articles of Incorporation of HCFC and the ESOP and RRP contain certain provisions that could deter or prohibit non-negotiated changes in the control of HCFC and Home City. Such provisions include a restriction on the acquisition of more than 10% of the outstanding shares of HCFC by any person during the five-year period following the effective date of the Conversion, the ability to issue additional common shares and a supermajority voting requirement for certain transactions. See "DESCRIPTION OF AUTHORIZED SHARES" and "RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC AND RELATED ANTI-TAKEOVER PROVISIONS."

    The Articles of Incorporation of HCFC provide that for five years after the effective date of the Conversion, no person, except the ESOP, may acquire the beneficial ownership of more than 10% of any class of outstanding equity securities of HCFC. If such a prohibited acquisition occurs, the securities owned by such person in excess of the 10% limit may not be voted on any matter submitted to the shareholders of HCFC. Such provision may not be waived by management. The ability of management or any other person to solicit revocable proxies from shareholders and vote on behalf of such shareholders will not be restricted by such 10% limit.

    The Articles of Incorporation of HCFC also provide that if the Board of Directors recommends that shareholders approve certain matters, including mergers, acquisitions of a majority of the shares of HCFC or the transfer of substantially all of the assets of HCFC, the affirmative vote of the holders of only a majority of the voting shares of HCFC is required to approve such matter. If, however, the Board of Directors recommends against the approval of any such matter, the affirmative vote of the holders of at least 75% of the voting shares of HCFC is required to approve such matters. The existence of such 75% provision in the Articles of Incorporation of HCFC may make more difficult actions which certain shareholders deem to be in their best interests.

    Officers and directors of HCFC are expected to purchase approximately 10.4% of the Common Shares issued in connection with the Conversion at the mid-point of the Valuation Range. In addition, the ESOP intends to purchase approximately 8% of the Common Shares issued in connection with the Conversion. The ESOP trustee must vote shares allocated under the ESOP as directed by the participants to whom the shares are allocated and vote unallocated shares in his sole discretion in the best interest of the participants. The RRP may acquire Common Shares in the open market or acquire authorized but unissued common shares from HCFC following approval of the RRP by the shareholders of HCFC at a meeting of the shareholders in an amount equal to up to 4% of the Common Shares issued in connection with the Conversion. The RRP trustees, who are expected to be two directors of HCFC, will vote shares awarded but not distributed under the RRP in their discretion.

    In view of the various provisions of the Articles of Incorporation and the stock benefit plans of HCFC and Home City, as well as an employment agreement which Home City proposes to enter into with its President, the aggregate ownership by the ESOP, the RRP and the directors and officers of HCFC and Home City may have the effect of facilitating the perpetuation of current management and discouraging proxy contests and takeover attempts. Thus, officers and directors, who are anticipated to be allocated or awarded shares under such plans, will have a significant influence over the vote on such a transaction and may be able to defeat such a proposal. The Boards of Directors of HCFC and Home City believe that such provisions will be in the best interests of shareholders by encouraging prospective acquirors to negotiate a proposed acquisition with the directors. Such provisions could, however, adversely affect the market value of the Common Shares or deprive shareholders of the opportunity to sell their shares for premium prices.

    Federal and Ohio law also restrict the acquisition of control of HCFC and Home City. Any or all of these provisions may facilitate the perpetuation of current management and discourage proxy contests or takeover attempts not first negotiated with the Board of Directors. See "RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC AND RELATED ANTI-TAKEOVER PROVISIONS."

    Regulations of the OTS also restrict the ability of any person to acquire the beneficial ownership of more than 10% of any class of voting equity security of Home City or HCFC without the prior written approval of or lack of objection by the OTS. Such restrictions could restrict the use of revocable proxies. See "RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC AND RELATED ANTI-TAKEOVER PROVISIONS."


POSSIBLE ADVERSE EFFECTS IF PREFERRED SHARES ARE ISSUED

    The HCFC Articles of Incorporation authorize the issuance of one million preferred shares. The Board of Directors is authorized to issue, without shareholder approval, preferred shares and to fix the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. If preferred shares are issued, each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the Common Shares. In addition, if the purchase price of the preferred shares is less than the book value of the Common Shares, the book value of the Common Shares could be adversely affected. No preferred shares will be issued in connection with the Conversion, and the Board of Directors has no present intention to issue any of the preferred shares. See "DESCRIPTION OF AUTHORIZED SHARES" and "RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC AND RELATED ANTI-TAKEOVER PROVISIONS - Articles of Incorporation of HCFC -- Ability of the Board of Directors to Issue Additional Shares."


RISK OF DELAYED OFFERING

    HCFC and Home City expect to complete the Conversion by December 31, 1996. It is possible, however, that adverse market, economic or other factors could delay the completion of the Conversion. If the Community Offering is extended beyond January 30, 1997, each subscriber will be given a notice of such delay and the right to affirm, increase, decrease or rescind his subscription. In such event, any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. If the Community Offering is extended, the cost of the Conversion could increase and the valuation of Home City could change. Extensions of the Community Offering will not extend past December 19, 1998.

DILUTIVE EFFECT OF INCREASE IN VALUATION RANGE

    The number of Common Shares to be sold in the Conversion may be as much as 15% greater than the maximum of the Valuation Range due to changes in market and financial conditions following the commencement of the Offering. An increase in the number of Common Shares sold will decrease net earnings per share and shareholders' equity per share on a pro forma basis. See "CAPITALIZATION" and "PRO FORMA DATA."


DILUTIVE EFFECT OF PURCHASES BY THE ESOP AND THE RRP AND OF ESTABLISHMENT OF THE STOCK OPTION PLAN

    If the ESOP is unable to purchase Common Shares in the Conversion due to an oversubscription by Eligible Account Holders, the ESOP may purchase authorized but unissued shares from HCFC or purchase in the open market a number of shares equal to up to 8% of the Common Shares issued in connection with the Conversion. If the ESOP shares are purchased from authorized but unissued shares, shareholders will experience a dilution of their ownership interests of up to 7.4%. In addition, the RRP may purchase authorized but unissued shares from HCFC or purchase in the open market a number of shares equal to 4% of the Common Shares issued in connection with the Conversion. The purchase of authorized but unissued shares by the RRP will have a dilutive effect on the ownership interests of HCFC's shareholders of up to 3.85%. See "CAPITALIZATION" and "PRO FORMA DATA." The exercise of stock options, assuming implementation of the Stock Option Plan, will also have a dilutive effect on the ownership interests of then-existing shareholders.


NEGATIVE EFFECT ON EARNINGS AND RETURN ON EQUITY OF CONVERSION PROCEEDS AND ESOP AND RRP EXPENSE

    Because the investment of the proceeds of the Conversion in loans will not occur immediately upon receipt and because HCFC's total shareholders' equity will increase significantly, the return on equity of HCFC may decrease substantially for some time after the completion of the Conversion. Moreover, net earnings and return on equity may be negatively affected by the purchase of shares by the ESOP and the RRP and the exercise of stock options. HCFC will be required to record as compensation expense the fair value of shares as they are committed to be released to participants pursuant to the ESOP. In addition, if the RRP is implemented, the fair value of the shares held by the RRP will be recorded as compensation expense as the shares are earned. See "PRO FORMA DATA."


                        HOME CITY FINANCIAL CORPORATION

    HCFC was incorporated under Ohio law in August 1996 at the direction of Home City for the purpose of serving as the holding company for Home City. HCFC has not conducted and will not conduct any business other than business related to the Conversion prior to the completion of the Conversion. HCFC has received approval of the OTS to acquire the capital stock to be issued by Home City in the Conversion. Upon the consummation of the Conversion, HCFC will be a unitary savings and loan holding company, the principal assets of which will initially be the capital stock of Home City, a loan to the ESOP for the purchase of Common Shares and the investments made with the proceeds retained by HCFC from the sale of Common Shares. See "USE OF PROCEEDS." As a savings and loan holding company, HCFC will be required to register with, and will be subject to examination and supervision by, the OTS. See "REGULATION - OTS Regulations -- Holding Company Regulation." The types of business activities in which a unitary savings and loan holding company may engage are virtually unrestricted. See, however, "RISK FACTORS - Legislation and Regulation Which May Adversely Affect Home City's Earnings."

    The office of HCFC is located at 63 West Main Street, Springfield, Ohio 45502-1309, and its telephone number is (513) 324-5736.


                  HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD

    Home City is a federal mutual savings bank which has served the Springfield, Ohio, area since 1925. Originally formed under the name "Home City Savings and Loan Association," Home City changed its name to "Home City Federal Savings Bank of Springfield" on May 1, 1996. As a federal savings bank chartered under the laws of the United States, Home City is subject to supervision and regulation by the OTS and the FDIC and is a member of the FHLB of Cincinnati. The deposits of Home City are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION."

         Home City is principally engaged in the business of making conventional first mortgage loans secured by one- to four-family residential real estate and nonresidential real estate located within Clark County, Ohio, and adjacent counties and investing in U.S. Government agency obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities and municipal securities. Home City also makes loans secured by multifamily real estate (over four units) and construction, consumer and commercial loans. Loan funds are obtained primarily from savings deposits, loan repayments and borrowings from the FHLB of Cincinnati. See "THE BUSINESS OF HOME CITY - Lending Activities; and Investment Activities."

    Interest on loans and mortgage-backed securities is Home City's primary source of income. The principal expense of Home City is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of Home City, which is the difference between interest earned on loans and mortgage-backed securities and interest paid on deposits. Like most thrift institutions, Home City's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities. See "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY."

    Home City conducts business from its office at 63 West Main Street, Springfield, Ohio 45502-1309. The telephone number of Home City is (513) 324-5736. See "THE BUSINESS OF HOME CITY."


                                 USE OF PROCEEDS

    The following table presents the estimated gross and net proceeds from the sale of the Common Shares in connection with the Conversion based on the Valuation Range:

                                                                           Maximum,
                              Minimum       Mid-point       Maximum      As Adjusted
                            ----------     ----------     ----------     ----------
Gross proceeds              $6,120,000     $7,200,000     $8,280,000     $9,522,000
Less estimated expenses        357,000        372,000        387,000        404,000
                            ----------     ----------     ----------     ----------
Total net proceeds          $5,763,000     $6,828,000     $7,893,000     $9,118,000
                            ==========     ==========     ==========     ==========

The net proceeds from the sale of the Common Shares may be outside the Valuation Range, depending upon financial and market and regulatory conditions at the time of the completion of the Offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The expenses are estimated assuming that (a) all of the indicated number of Common Shares are sold in the Subscription Offering; (b) the directors, officers and their Associates purchase 75,000 Common Shares; and
(c) the ESOP purchases 8% of the Common Shares sold. Actual expenses may be more or less than estimated. See "THE CONVERSION - Plan of Distribution."

    HCFC will retain 50% of the net proceeds from the sale of the Common Shares, or approximately $3,414,000 at the mid-point of the Valuation Range, including the value of a promissory note from the ESOP which HCFC intends to accept in exchange for the issuance of Common Shares to the ESOP. Such proceeds will be used to fund the RRP and will be invested in short-term and intermediate-term government securities. The remainder of the net proceeds received from the sale of the Common Shares, approximately $3,414,000 at the mid-point of the Valuation Range, will be invested by HCFC in the capital stock to be issued by Home City to HCFC as a result of the Conversion. Such investment will increase the regulatory capital of Home City and will permit Home City to expand its lending and investment activities and to enhance customer services.

    Home City anticipates that such net proceeds initially will be invested in short-term interest-bearing deposits in other financial institutions. Eventually, however, Home City will attempt to use the net proceeds to originate mortgage, consumer and other loans in Home City's market areas and may also use the proceeds from the Conversion to expand operations through the establishment of a branch office, which would include space for administrative operations. Home City estimates that the cost of establishing a new branch would be approximately $1.25 million, including land acquisition and construction costs. Although HCFC and Home City could use the increase in capital which will result from the Conversion to acquire other financial institutions or for HCFC to repurchase its own outstanding shares, HCFC and Home City have no current plans or agreements, written or oral, and are not negotiating, to acquire any other institution and have no current plans for HCFC to repurchase any of its shares. See "THE BUSINESS OF HOME CITY."

                            MARKET FOR COMMON SHARES

    There is presently no market for the Common Shares. The aggregate offering price for the Common Shares is based upon an independent appraisal of Home City. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price.

    HCFC has received approval to have the Common Shares quoted on The Nasdaq SmallCap Market under the symbol "HCFC" upon the closing of the Conversion, subject to certain conditions which HCFC and Home City believe will be satisfied, although no assurance can be provided that the conditions will be met. In connection with such approval, Webb has informed Home City that Keefe, Bruyette & Woods, Inc., intends to make a market in the Common Shares. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that such market will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS - Limited Market for the Common Shares."


                                 DIVIDEND POLICY

    The declaration and payment of dividends by HCFC will be subject to the discretion of the Board of Directors of HCFC and will be based on the earnings and financial condition of HCFC and general economic conditions. In an effort to manage the capital of HCFC, the Board of Directors may determine that the payment of a regular or special cash dividend or both may be prudent. No assurance can be given that any dividend will be declared or that any dividend, if declared, will continue in the future.

    Other than earnings on the investment of the proceeds retained by HCFC, the only source of income of HCFC will be dividends periodically declared and paid by the Board of Directors of Home City on the common shares of Home City held by HCFC. The declaration and payment of dividends by Home City to HCFC will be subject to the discretion of the Board of Directors of Home City, to the earnings and financial condition of Home City, to general economic conditions and to federal restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted savings associations, Home City will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirements prescribed by the OTS. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY - Liquidity and Capital Resources."

    Home City may not pay a dividend unless such dividend also complies with a regulation of the OTS limiting capital distributions by savings associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. The capital distribution regulation adopts a 3-tier classification of associations based upon their capital immediately before and, on a pro forma basis, after giving effect to the capital distribution. A tier 1 association is an association which has capital immediately before and after giving effect to a proposed capital distribution that is equal to or greater than the amount of its fully phased-in capital requirement. A tier 2 association is an association which has capital immediately before and after giving effect to a capital distribution which is equal to or in excess of its minimum capital requirement, but is less than the amount of its fully phased-in capital requirement. A tier 3 association is an association which fails to meet its minimum capital requirement immediately before or after giving effect to a capital distribution.

    A tier 1 association may make capital distributions equal to up to the higher of (1) 100% of its net earnings to date during the calendar year in which the distribution is made, plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year or (2) 75% of its net income over the most recent four-quarter period. The "surplus capital ratio" is the percentage by which an association's capital-to-assets ratio exceeds Home City's ratio of fully phased-in capital requirement to assets. A tier 2 association may make capital distributions up to 75% of its net earnings over the most recent four-quarter period, if such association meets the current risk-based capital standard. A tier 3 association may make capital distributions only with the prior written approval of the Regional Director of the OTS or in accordance with an approved capital plan.

    If an association meeting the tier 1 criteria has been notified by the OTS that such association requires more than normal supervision, such association will be treated as a tier 2 or tier 3 association, unless the OTS determines that such treatment is not necessary to ensure its safe and sound operation. Moreover, the OTS may prohibit any capital distribution otherwise permitted by the regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY - Liquidity and Capital Resources."

    At June 30, 1996, Home City met the fully phased-in capital requirement. Other than the earnings on the investment of proceeds retained by HCFC, the only source of income of HCFC will be dividends periodically declared and paid by the Board of Directors of Home City on the common shares of Home City held by HCFC. The payment of dividends by Home City will be subject to various regulatory restrictions. On a pro forma basis, as of June 30, 1996, assuming (i) receipt by Home City of $3.4 million of net conversion proceeds, (ii) the investment of such net proceeds in assets having a risk weighting of 20% and (iii) the establishment of a Liquidation Account in the amount of $5.4 million (the regulatory capital of Home City at June 30, 1996), Home City would have $4.19 million available for the payment of dividends to HCFC. See "REGULATORY CAPITAL COMPLIANCE."


                                 CAPITALIZATION

    Set forth below is the capitalization of Home City as of June 30, 1996, and the consolidated pro forma capitalization of HCFC, as adjusted to give effect to the sale of Common Shares based on the Valuation Range and estimated expenses. A change in the number of Common Shares sold in the Conversion would materially affect such pro forma capitalization. See "USE OF PROCEEDS" and "THE CONVERSION
- Pricing and Number of Common Shares to be Sold."

                                                                       Pro forma capitalization of HCFC at June 30, 1996,
                                                                                     assuming the sale of:
                                                              -----------------------------------------------------------------
                                                                  612,000          720,000          828,000          952,200
                                                Home City's       Common           Common           Common           Common
                                                historical        Shares           Shares           Shares           Shares
                                              capitalization    (offering        (offering        (offering        (offering
                                                   at            price of         price of         price of         price of
                                              June 30, 1996   $10 per share)   $10 per share)   $10 per share)   $10 per share)
                                              -------------   --------------   --------------   --------------   --------------
                                                                         (In thousands)

Deposits (1)                                     $47,174         $ 47,174         $ 47,174         $ 47,174         $ 47,174
                                                 =======         ========         ========         ========         ========
Borrowings                                         2,903            2,903            2,903            2,903            2,903
                                                 =======         ========         ========         ========         ========
Preferred shares, no par value:
     authorized - 1,000,000 shares;
     assumed outstanding - none                       --               --               --               --               --
Common Shares, no par value:
     authorized - 5,000,000 shares;
     assumed outstanding - as shown (2)               --               --               --               --               --
Additional paid-in capital                            --            5,763            6,828            7,893            9,118
Unrealized gain on securities                        127              127              127              127              127
Less Common Shares acquired by the                    --             (490)            (576)            (662)            (762)
   ESOP (3)
Less Common Shares acquired by the RRP                --             (245)            (288)            (331)            (381)
                                                                                                                          (4)
Retained earnings (5)                              5,271            5,271            5,271            5,271            5,271
                                                 -------         --------         --------         --------         --------
Total capital and  retained earnings             $ 5,398         $ 10,426         $ 11,362         $ 12,298         $ 13,373
                                                 =======         ========         ========         ========         ========
----------

(1) Withdrawals from deposit accounts for the purchase of Common Shares have not been reflected in these adjustments. Any deposit withdrawals will reduce pro forma deposits by the amount of such withdrawals.
(2) The number of Common Shares to be issued will be determined on the basis of the final valuation of Home City. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Common Shares assumed to be outstanding does not reflect the issuance of any Common Shares reserved for issuance under the Stock Option Plan. See "MANAGEMENT OF HOME CITY - Stock Option Plan."

(Footnotes continued on next page)

(3) Assumes that 8% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP trust, a separate entity, and that the funds used to acquire such Common Shares will be borrowed by the ESOP trust from HCFC, with repayment thereof secured solely by the Common Shares purchased by the ESOP trust. Home City has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce the total capital and retained earnings, as reflected in the table. See "MANAGEMENT OF HOME CITY -Employee Stock Ownership Plan."

(4) Assumes the establishment of the RRP and its acquisition of Common Shares equal to 4% of the shares sold in the Conversion. The pro forma table assumes the Common Shares for the RRP will be purchased in the open market at a price of $10 per share. The Board of Directors may elect, however, to issue the RRP shares from authorized but unissued shares. In the event the RRP shares are obtained from authorized but unissued shares or in the event the RRP is not ratified by the shareholders of HCFC, pro forma shareholders' equity would increase by $245,000, $288,000, $331,000 and $381,000 at the minimum, mid-point, maximum and 15% above the maximum of the Valuation Range, respectively. The issuance of shares to the RRP would have the effect of diluting the percentage interest of existing shareholders by 3.85%.

(5) Retained earnings are substantially restricted. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" for information concerning the Liquidation Account to be established in connection with the Conversion and "TAXATION - Federal Taxation" for information concerning restricted retained earnings for federal tax purposes.

                                 PRO FORMA DATA

    Set forth below are the pro forma consolidated net earnings of HCFC for the year ended June 30, 1996, and the pro forma shareholders' equity of HCFC at such date, along with the related pro forma per share amounts, giving effect to the sale of the Common Shares in connection with the Conversion. The computations are based on the assumed issuance of 612,000 Common Shares (minimum of the Valuation Range), 720,000 Common Shares (mid-point of the Valuation Range), 828,000 Common Shares (maximum of the Valuation Range) and 952,200 Common Shares (15% above the maximum of the Valuation Range). See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The pro forma data is based on the following assumptions: (i) the sale of the Common Shares occurred at the beginning of the periods and yielded the net proceeds indicated; (ii) such net proceeds were invested by HCFC and Home City at the beginning of the specified periods at 5.78%; (iii) no withdrawals from existing deposit accounts were made to purchase the Common Shares; (iv) HCFC will accept a promissory note from the ESOP in exchange for the issuance of Common Shares; and (v) the cash proceeds retained by HCFC will be used to fund the RRP and, pending such investment, will be invested in short-term and intermediate-term government securities. The assumed return is based upon the market rate for FHLB 90-day deposits because management intends to invest the initial cash proceeds in short-term interest-bearing deposits with the FHLB. In calculating pro forma net earnings, a statutory federal income tax rate of 34% has been assumed for the period, resulting in an after-tax yield of 3.81%. In the opinion of management, the assumed after-tax yield does not differ materially from the estimated after-tax yield which will be obtained on the initial investment of the cash proceeds in short-term, interest-bearing deposits and is viewed as being more relevant in the current low interest rate environment than the use of an arithmetic average of the fiscal year 1996 weighted average yield on interest-earning assets and weighted average rates paid on deposits during such period. Management also believes that utilization of savings withdrawals to fund purchases of Common Shares would not have a material impact on the pro forma data presented.

    NO ASSURANCE CAN BE PROVIDED THAT THE YIELDS OR RESULTS SET FORTH IN THE PRO FORMA DATA WILL BE ACHIEVED ON INVESTMENT OF THE CONVERSION PROCEEDS. MOREOVER, THE PRO FORMA NET EARNINGS AMOUNTS DERIVED FROM THE ASSUMPTIONS SET FORTH HEREIN SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL RESULTS OF OPERATIONS OF HCFC THAT WOULD HAVE BEEN ATTAINED FOR ANY PERIOD IF THE CONVERSION HAD BEEN ACTUALLY CONSUMMATED AT THE BEGINNING OF SUCH PERIOD. FURTHER, THE RATIO OF SHARE OFFERING PRICE TO THE PRO FORMA BOOK VALUE IS NOT REPRESENTATIVE OF ANY POTENTIAL PRICE APPRECIATION ON THE COMMON SHARES. NO EFFECT HAS BEEN GIVEN IN THE PRO FORMA SHAREHOLDERS' EQUITY FOR ANY ASSUMED EARNINGS ON THE NET PROCEEDS OF THE CONVERSION.

                                                                      At or for the year ended June 30, 1996
                                                 -----------------------------------------------------------------------------------
                                                       612,000              720,000              828,000              952,200
                                                    Common Shares        Common Shares        Common Shares        Common Shares
                                                 (offering price of   (offering price of   (offering price of   (offering price of
                                                   $10 per share)       $10 per share)       $10 per share)       $10 per share)(1)
                                                 ------------------   ------------------   ------------------   -------------------
                                                            (Dollars in thousands, except per share amounts)
Gross proceeds                                       $  6,120             $  7,200             $  8,280              $  9,522
Less offering expenses and commissions                   (357)                (372)                (387)                 (404)
                                                     --------             --------             --------              --------
     Estimated conversion proceeds                      5,763                6,828                7,893                 9,118
     Less common shares acquired by ESOP                 (490)                (576)                (662)                 (762)
     Less common shares acquired by RRP                  (245)                (288)                (331)                 (381)
                                                     --------             --------             --------              --------
     Net cash proceeds                               $  5,029             $  5,964             $  6,899              $  7,975
                                                     ========             ========             ========              ========

Consolidated net income:
     Historical net income                           $    514             $    514             $    514              $    514
     Pro forma income on net proceeds (2)                 192                  227                  263                   304
     Pro forma ESOP adjustment (3)                        (46)                 (54)                 (62)                  (72)
     Pro forma RRP adjustment (4)                         (32)                 (38)                (44)                  (50)
                                                     --------             --------             --------              --------
          Pro forma net income                       $    628             $    649             $    671              $    696
                                                     ========             ========             ========              ========

Per share net income: (5)
     Historical net income (6)                       $    .84             $    .71             $    .62              $    .54
     Pro forma income on net proceeds (2)                 .32                  .32                  .32                   .32
     Pro forma ESOP adjustment (3)                       (.08)                (.08)                (.08)                 (.08)
     Pro  forma RRP adjustment (4)                       (.05)                (.05)                (.05)                 (.05)
                                                     --------             --------             --------              --------
          Pro forma net income per share             $   1.03             $   0.90             $   0.81              $   0.73
                                                     ========             ========             ========              ========

Offering price to pro forma net income
     per share ("P/E Ratio")                             9.71X               11.11X               12.35X               13.70X

Shareholders' equity: (7)
     Historical                                      $  5,398             $  5,398             $  5,398              $  5,398
     Estimated conversion proceeds                      5,763                6,828                7,893                 9,118
     Less Common Shares acquired by:
          ESOP (3)                                       (490)                (576)                (662)                 (762)
          RRP (4)                                        (245)                (288)                (331)                 (381)
                                                     --------             --------             --------              --------
     Pro forma shareholders' equity                  $ 10,426             $ 11,362             $ 12,298              $ 13,373
                                                     ========             ========             ========              ========

Shareholders' equity per share:
     Historical (6)                                  $   8.82             $   7.49             $   6.51              $   5.66
     Estimated conversion proceeds                       9.42                 9.48                 9.53                  9.58
     Less Common Shares acquired by:
          ESOP (8)                                      (0.80)               (0.80)               (0.80)                (0.80)
          RRP (4)                                       (0.40)               (0.40)               (0.40)                (0.40)
                                                     --------             --------             --------              --------
     Pro forma shareholders' equity per share        $  17.04             $  15.77             $  14.84              $  14.04
                                                     ========             ========             ========              ========
Offering price as a percentage of pro
     forma shareholders' equity per share               58.70%               63.37%               67.33%                71.20%
                                                     ========             ========             ========              ========
----------

(1) Reflects an increase in the number of shares which could occur due to an increase in the Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings.

(2) Pro forma net income is calculated using pro forma income earned on net cash proceeds, as discussed above.

(Footnotes continued on next page)

(3) It is assumed that 8% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP trust from HCFC, with repayment thereof secured solely by the Common Shares purchased by the ESOP trust. Home City intends to make contributions to the ESOP in amounts equal to the principal and interest requirement of the debt. Home City's payment of the ESOP debt is based upon equal installments of principal over a seven-year period, plus interest. Interest income earned by HCFC on the ESOP debt offsets the interest paid by Home City on the ESOP loan. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to HCFC on a consolidated basis. The amount borrowed is reflected as a reduction of shareholders' equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense has been computed in accordance with the American Institute of Certified Public Accountants' Statement of Position 93-6 ("SOP 93-6"), which requires recognition of expense based upon shares committed to be released as security for the loan. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY Impact of New Accounting Standards." The valuation of shares committed to be released is based upon the average market value of the shares during the year, which for purposes of this calculation was assumed to be equal to the $10 per share offering price. See "MANAGEMENT OF HOME CITY -- Employee Stock Ownership Plan."

(4) Assumes the establishment of the RRP, which will require approval by the shareholders of HCFC at a meeting to be held not sooner than six months following the completion of the Conversion, its acquisition of Common Shares equal to 4% of the shares sold in the Conversion and that one-fifth of such Common Shares will be earned by participants in each of the first five years following approval of the RRP. The pro forma table assumes the Common Shares for the RRP will be purchased in the open market at a price of $10 per share. The effect reported on pro forma consolidated net income includes the expense related to the vested RRP shares as well as the reduction in income due to a decline in cash proceeds available for investment. The Board of Directors may elect, however, to issue to the RRP authorized but unissued shares. In the event RRP shares are obtained from authorized but unissued shares, pro forma net income per share would decrease $.05 at each level of the Valuation Range. See "MANAGEMENT OF HOME CITY - Recognition and Retention Plan and Trust." The issuance of shares to the RRP would have the effect of diluting the percentage interest of existing shareholders by 3.85%. In the event the RRP is not approved by the shareholders of HCFC, pro forma net income per share would increase $.05 at each level of the Valuation Range. In the event RRP shares are obtained from authorized but unissued shares or in the event the RRP is not ratified by shareholders, pro forma book value per share would increase by $.40 per share at each level of Valuation Range. No effect has been given to the shares reserved for issuance under the Stock Option Plan.

(5) Per share amounts are based upon the weighted average number of shares outstanding of 612,000, 720,000, 828,000 and 952,200 at the minimum, mid-point, maximum and 15% above the maximum of the Valuation Range, respectively. Per share amounts also reflect the effect of SOP 93-6.

(6) Historical per share amounts have been computed as if the Common Shares expected to be issued in the Conversion had been outstanding during the period or on the dates shown, but without any adjustments of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion or the additional ESOP or RRP expense. At June 30, 1996, per share amounts are based upon shares outstanding of 612,000, 720,000, 828,000 and 952,200 at the minimum, mid-point, maximum and 15% above the maximum of the Valuation Range, respectively.

(7) The effect of the Liquidation Account is not included in these computations. For additional information concerning the Liquidation Account, see "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account." The amounts shown do not reflect the federal income tax consequences of the potential restoration of the bad debt reserves to income for tax purposes, which would be required in the event of liquidation. See "TAXATION - Federal Taxation."

(8) Not intended to represent or suggest possible future appreciation or depreciation of Common Shares.

                    SUMMARY CONSOLIDATED STATEMENTS OF INCOME

    The following Summary Consolidated Statements of Income set forth information concerning Home City for the periods indicated:

                                                YEAR ENDED JUNE 30
                                       ----------------------------------
                                          1996        1995        1994
                                       ---------     ---------    -------
Interest income:

   Interest on loans                     $4,094      $3,344      $3,074
   Interest on mortgage-backed              209         274         314
     securities
   Interest on investments and              204         217         154
                                        -------     -------     -------
     deposits
                                          4,507       3,835       3,542
Interest expense:

  Interest on deposits                    2,370       1,835       1,408
  Interest on borrowing                     172         107          38
                                       --------     -------    --------
                                          2,542       1,942       1,446

Net interest income                       1,965       1,893       2,096

Provision for loan losses                    50         109         113
                                      ---------     -------     -------

Interest income after provision for       1,915       1,784       1,983
 loan losses

Noninterest income                           58           9          12

Noninterest expense                       1,216         998         923
                                        -------     -------     -------

Income before income tax                    757         795       1,072

Income tax expense                          243         240         367
                                       --------     -------     -------

Net income                              $   514      $  555      $  705
                                        =======      ======      ======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  OF HOME CITY


     Home City is primarily engaged in the business of attracting savings deposits from the general public and investing such funds in permanent mortgage loans secured by one- to four-family residential and nonresidential real estate located primarily within Clark County, Ohio, and adjacent counties and in U. S. Government obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities, municipal securities and other investments permitted by applicable law. Home City also originates loans for the construction of one- to four-family residential real estate, loans secured by multifamily real estate (over four units) and consumer and commercial loans.

ANALYSIS OF FINANCIAL CONDITION

     GENERAL. Home City's assets totaled $55.7 million at June 30, 1996, an increase of $7.1 million, or 14.7%, from $48.6 million at June 30, 1995. The principal factor in such growth was an increase in loans receivable, offset by decreases in mortgage-backed securities and cash and cash equivalents.

     CASH AND CASH EQUIVALENTS, INVESTMENT SECURITIES, MORTGAGE-BACKED SECURITIES AND FHLB STOCK. Cash and cash equivalents, investment securities, mortgage-backed securities and FHLB stock decreased to $8.5 million at June 30, 1996, from $8.9 million at June 30, 1995. The decrease in cash and cash equivalents and mortgage-backed securities at June 30, 1996, is directly related to the increase in mortgage lending during the past several years. See "THE BUSINESS OF HOME CITY - Lending Activities." Mortgage-backed securities include Federal Home Loan Mortgage Corporation ("FHLMC") and Government National Mortgage Association ("GNMA") securities. The decrease in mortgage-backed securities occurred solely by repayments upon maturity. Home City did not sell any mortgage-backed securities during the fiscal year ended June 30, 1996, 1995 or 1994. Investment securities are composed of U. S. Government and federal agency securities, municipal securities, FHLMC common stock, an $18,000 investment in a joint venture and a $20,000 investment in a service corporation.

     At June 30, 1996, all of Home City's investment securities were classified as available-for-sale. During the three months ended December 31, 1995, management reclassified certain investment securities, with total amortized costs of $1.4 million at December 31, 1995, from held-to-maturity to available-for-sale. Such securities had an unrealized gain of approximately $6,000. The increase in the carrying value of the investment securities portfolio reflects, in addition to such reclassification, maturities and purchases of securities, as well as a $49,000 increase in the market value of FHLMC stock held in the portfolio during the year.

     LOANS RECEIVABLE. Net loans receivable equaled $45.2 million at June 30, 1996, an increase of $6.2 million, or 16.2%, from $39.0 million at June 30, 1995. Home City originated approximately $15.8 million in loans during the fiscal year ended June 30, 1996. Principal payments during the same period were approximately $8.8 million.

     Such growth was primarily attributable to an increase in one- to four-family real estate loans, which increase resulted from high loan demand in Home City's market area. Of the $6.2 million in loan growth, $1.4 million occurred in consumer lending. During the quarter ended December 31, 1995, Home City expanded its loan product line to include consumer loans for other than real estate related purchases. Management plans, however, to continue emphasizing single-family residential lending, which has traditionally been Home City's strength.

     DEPOSITS. Loan growth during the fiscal year ended June 30, 1996, was primarily funded by an increase of $6.2 million, or 15.2%, in savings deposits, from $40.9 million at June 30, 1995, to $47.2 million at June 30, 1996. As the interest rate environment changed during 1995 and 1996, impacting the rates paid on Home City's deposits, customers moved their deposits from passbook accounts into certificate accounts. As a result, total passbook accounts decreased $939,000, or 8.9%, from $10.5 million at June 30, 1995, to $9.6 million at June 30, 1996. Customers also began to take advantage of new deposit product offerings, namely NOW accounts and interest-bearing checking accounts. Deposit balances in the one- to three-year and three- to five-year certificate categories increased $500,000 and $1.8 million, respectively, at June 30, 1996, compared to June 30, 1995, and at June 30, 1995, compared to June 30, 1994. Short-term certificate accounts also increased $5.3 million at June 30, 1996, compared to June 30, 1995. The change in the deposit mix did not significantly affect Home City's interest rate risk at June 30, 1996. See "Asset and Liability Management."

     Total equity increased $513,000, from $4.9 million at June 30, 1995, to $5.4 million at June 30, 1996. Such increase resulted from net income of $514,000 and a $1,000 decrease in unrealized gains (net of deferred taxes) in fiscal 1996.

COMPARISON OF RESULTS OF OPERATIONS

     GENERAL. Home City's net income is primarily dependent upon net interest income, which is a function of the difference, or spread, between the average yield earned on loans and other investments and the average rate paid on deposits and advances, as well as the related amounts of such assets and liabilities. The interest rate spread is affected by economic and competitive factors that influence interest rates, loan demand and deposit flows. Home City, like other financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets. See "RISK FACTORS Interest Rate Risk" and "Asset and Liability Management."

     Home City had net income of $514,000 for the fiscal year ended June 30, 1996, compared to $555,000 in fiscal 1995 and $705,000 in fiscal 1994. The decrease in net income from June 30, 1995, to June 30, 1996, was primarily attributable to an increase of $218,000 in other expenses, offset by an increase of $72,000 in net interest income and a decrease in provision for loan losses from $109,000 to $50,000.

     The decrease in net income during the fiscal year ended June 30, 1995, was primarily attributable to a $203,000 decrease in net interest income and an increase of $75,000 in other expenses, which were partially offset by a reduction of $127,000 in federal income taxes.

     NET INTEREST INCOME. Home City's net interest income increased $72,000 for the fiscal year ended June 30, 1996, compared to the fiscal year ended June 30, 1995, and decreased $203,000 for the fiscal year ended June 30, 1995, compared to the same period in 1994. The increase in fiscal 1996 was primarily attributable to the increase in loan volume exceeding the increase in deposit volume, even though the interest rate spread decreased from 3.95% to 3.42%. The decrease in the interest rate spread was due primarily to the increasing interest cost on certificates of deposit and FHLB advances. The increases in deposits and FHLB advances, combined with the increases in deposit interest rates, resulted in an increase in the average rate paid on deposits from 4.81% at June 30, 1995, to 5.37% at June 30, 1996, and on FHLB advances from 6.57% to 6.66% at such dates. The average yield on interest-earning assets increased slightly, from 8.83% during the fiscal year ended June 30, 1995, to 8.86% in fiscal 1996, due primarily to the increased demand to fund loans, both new and existing, at lower rates and a change in the mix of interest-earning assets.

     The decrease in net interest income for the fiscal year ended June 30, 1995, compared to fiscal 1994, was primarily caused by a decrease in the yields on interest-earning assets from 8.92% to 8.83%. The decrease in such yields was due to lower market interest rates, coupled with increasing demand to fund loans. The decrease in asset yields was accompanied by an increase in the cost of deposits from 3.98% to 4.81% and a decrease in the cost of borrowed funds from 8.74% to 6.57%. The decrease in net interest income was partially offset by a decrease of $4,000 in the provision for loan losses.

     Gross interest income increased $672,000, or 17.5%, for the fiscal year ended June 30, 1996, compared to the fiscal year ended June 30, 1995, due primarily to the average loan balance increasing by $8.6 million, or 24.4%. The average yield on loans was 9.37% and 9.52% in fiscal 1996 and 1995, respectively. Home City's loan portfolio is composed primarily of loans secured by real estate, with either fixed or adjustable interest rates. At June 30, 1996, approximately 48% of the loans outstanding had adjustable interest rates, providing for repricing at one, three or ten year (a fixed rate for ten years followed by one-year adjustment periods) intervals. Home City's interest income on interest-bearing deposits, investment securities, and mortgage-backed securities decreased by $78,000, or 15.9%, for the fiscal year ended June 30, 1996, compared to the same period in 1995. Such decrease resulted from reallocation of investable funds to loan originations, due primarily to increased loan demand.

     Gross interest income increased $293,000, or 8.3%, for the fiscal year ended June 30, 1995, compared to the same period in 1994, due primarily to a $4.8 million, or 15.9%, increase in the average outstanding loan balances. Of such increase in interest income, $468,000 was attributable to an increase in loan volume and $288,000 was the result of an increase in interest-bearing deposits, primarily for liquidity purposes. Such increases were offset by a $218,000 decrease in interest income caused by a decrease in the loan portfolio yield to 9.52% from 10.14%, and further offset by decreases of $211,000 and $590,000 in investments and mortgage-backed securities, respectively.

     Total interest expense increased $600,000, or 30.9%, for the fiscal year ended June 30, 1996, compared to the fiscal year ended June 30, 1995, and increased $496,000, or 34.3%, for fiscal 1995, compared to fiscal 1994. The increase in fiscal 1996 was primarily attributable to a $6.9 million increase in average interest-bearing liabilities and an increase in the weighted average interest rate to 5.44% in fiscal 1996 from 4.88% in fiscal 1995. The increase in the weighted average rate can be attributed to an increase in certificate account rates to 6.19% from 5.65% in fiscal 1996, compared to fiscal 1995, as a result of competitive rates offered throughout the year and special rates offered to obtain funds for loans. The $496,000 increase in fiscal 1995, compared to fiscal 1994, was attributable to rising interest rates and rising interest-bearing liability volume. Average deposits increased $2.8 million and advances increased $1.2 million in fiscal 1995, compared to fiscal 1994. The weighted average interest rate on all interest-bearing liabilities also increased in fiscal 1995, to 4.88% from 4.04% in fiscal 1994.

     PROVISION FOR LOAN LOSSES. Home City maintains an allowance for loan losses account which, in management's judgment, is adequate to absorb reasonably foreseeable losses inherent in the loan portfolio. See "THE BUSINESS OF HOME CITY - Lending Activities -- Allowance for Loan Losses." While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of Home City's loan portfolio, the economy, changes in real estate values and interest rates and regulatory requirements regarding asset classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses, after net charge-offs have been deducted, to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio in accordance with generally accepted accounting principles ("GAAP"). The amount of the provision is based on management's regular review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and considerations relating to specific loans, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Home City's allowance for loan losses. Such agencies may require Home City to provide additions to the allowance based on judgments different from those of management. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions that may be beyond Home City's control. There can be no assurance that the amount of past or future provisions for loan losses or the balance of the allowance for loan losses account will be adequate to absorb actual loan losses in the future.

     Home City had net charge-offs of $7,000, $19,000 and $82,000 during the fiscal years ended June 30, 1996, 1995 and 1994, respectively. Home City's charge-off history is a product of a variety of factors, including Home City's underwriting guidelines and the composition of its loan portfolio. Loans secured by real estate make up 96% of Home City's loan portfolio, and loans secured by first mortgages on one- to four-family residential real estate make up 66% of total loans at June 30, 1996. Such loans typically present less risk to a lender than loans which are not secured by real estate. Substantially all of Home City's loans are secured by properties in its primary market area. The provision for loan losses was $50,000, $109,000 and $113,000 for the fiscal years ended June 30, 1996, 1995, and 1994, respectively. The ratio of nonperforming loans to total loans increased to 0.54% in fiscal 1996 from 0.53% in fiscal 1995, following an increase from 0.11% in fiscal 1994. At June 30, 1996, 1995, and 1994, respectively, Home City had ratios of allowance for loan losses to total loans of 0.80%, 0.82% and 0.74% and ratios of allowance for loan losses to nonperforming loans of 146.56%, 154.11% and 673.53%. Due to low ratios of nonperforming loans to total loans, low historical charge-offs and low delinquency history, provisions of $109,000 and $113,000 were made in 1995 and 1994. Primarily as a result of the recent addition of consumer installment loan products to Home City's product line and the greater risk to a lender inherent in consumer lending, compared to loans secured by real estate, management determined that a $50,000 provision for loan losses was prudent for the year ended June 30, 1996.

     At June 30, 1996, Home City had no real estate owned and acquired through foreclosure.

     OTHER INCOME. Other income increased by $49,000, or 544.4%, in fiscal 1996, compared to fiscal 1995, and decreased $3,000, or 25.0%, in fiscal 1995, compared to fiscal 1994. An increase in the cash surrender value of life insurance policies which Home City maintains on four directors to fund a deferred compensation plan for directors' fees accounted for $46,000 of the total increase in fiscal 1996. Service charge income also increased by $7,000 and other miscellaneous income decreased by $4,000 during fiscal 1996. The $3,000 decrease in fiscal 1995 was attributable to a $4,000 decline in miscellaneous income, offset by a $1,000 increase in service charge income.

     OTHER EXPENSES. Salaries and employee benefits expenses increased $134,000, or 33.7%, for the year ended June 30, 1996, compared to the year ended June 30, 1995, as a result of the adoption in September 1995 of a deferred compensation plan for directors' fees, an increase in Home City's required payment toward the funding of a multi-employer pension plan due to such pension plan no longer being overfunded, as it was in 1995 and 1994, staff expansion and normal pay raises of 2% to 3%. Federal deposit insurance premiums increased $13,000, to $96,000, in fiscal 1996, primarily as a result of an increase in Home City's deposit base. State franchise taxes increased by 14.3%, or $9,000, in fiscal 1996, compared to fiscal 1995, as a result of earnings and the related equity growth. Fees paid to professionals for legal, tax accounting and general management consulting increased $27,000, or 32.5%, during fiscal 1996. A number of such professional fees were associated with Home City's product and service expansion. Compensation and benefits expenses increased by $87,000, or 28.0%, for the fiscal year ended June 30, 1995, compared to the same period in 1994, as a result of staff expansion, increases in profit sharing bonus payments and normal wage increases. State franchise taxes increased $10,000 in fiscal 1995, compared to fiscal 1994, as a result of earnings and equity growth and occupancy and equipment expenses decreased $16,000, or 13.3%. Management expects that Home City will experience some increase in non-interest expense relating to compliance with securities laws, ESOP and RRP expenses, and other monetary consequences of the Conversion. With the exception of expenses associated with the ESOP and RRP, such expenses cannot be quantified at this time, although management does not expect that such expenses will have a material effect on non-interest expenses. See "PRO FORMA DATA."

         INCOME TAX EXPENSE. Effective January 1, 1993, Home City adopted SFAS 109, "Accounting for Income Taxes." The cumulative effect of the change in accounting for income taxes was immaterial to fiscal 1994 and 1993 income tax expense. Federal income tax expense increased $3,000, or 1.3%, in fiscal 1996 compared to fiscal 1995. Federal income tax expense decreased by $127,000, or 34.6%, in fiscal 1995 compared to fiscal 1994, due to a decrease in income before federal income taxes of $277,000, or 25.8%. The effective tax rate of Home City was 32.1% in 1996, 30.2% in 1995 and 34.2% in 1994.

         YIELDS EARNED AND RATES PAID. The net interest rate spread decreased from 3.95% for the fiscal year ended June 30, 1995, to 3.42% for the fiscal year ended June 30, 1996. The yield on average interest-earning assets remained almost constant, increasing only 3 basis points, from 8.83% for fiscal 1995 to 8.86% for fiscal 1996, primarily as a result of loans receivable yielding less in fiscal 1996 than in fiscal 1995, even though loan volume increased. The decrease in the interest rate spread was caused by an increase in the cost of funds, primarily due to an increase in certificate account rates from 5.65% in fiscal 1995 to 6.19% in fiscal 1996. The interest rate spread decreased from 4.88% in fiscal 1994 to 3.95% in fiscal 1995. The yield on average interest-earning assets decreased from 8.92% in fiscal 1994 to 8.83% in fiscal 1995, primarily as a result of a decrease in the yield on loans receivable. The average rate paid on deposits increased from 3.98% to 4.81% during the same period, as a result of an increase in certificate account rates. The average rate paid on advances decreased from 8.74% to 6.57% during the same period. The net interest margin for the year ended June 30, 1996, decreased to 3.86% from 5.28% for the year ended June 30, 1994.

The following table presents certain information relating to Home City's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of customer deposits for the periods indicated. Such yields and costs are derived by dividing annual income or expense by the average monthly balance of interest-earning assets or customer deposits, respectively, for the years presented. Average balances are derived from daily balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses.

                                                                                                                YEAR ENDED
                                                                          JUNE 30,

                                               1996                        1995                         1994
                                               -----                       -----                        ----
                                     Average  Interest             Average  Interest          Average   Interest
                                    outstandingearned/   Yield/  outstandingearned/  Yield/ outstanding earned/   Yield/
                                                 PAID     RATE                        RATE     BALANCE             RATE
                                    BALANCE                      BALANCE     PAID                        PAID

                                                                    (Dollars in thousands)
Interest-earning assets:
   Interest-bearing deposits         $ 1,373   $    61     4.44% $  1,344    $    72     5.36% $  1,233  $   51       4.14%
   Investment securities               2,396       143     5.97     2,996        145     4.84     3,395     103       3.03
   Mortgage-backed securities          3,367       209     6.21     3,947        274     6.94     4,753     314       6.61
   Loans receivable (1)               43,711     4,094     9.37    35,139      3,344     9.52    30,317   3,074      10.14
                                      ------    ------            -------     ------            -------  ------

     Total interest-earning assets    50,847     4,507     8.86    43,426      3,835     8.83    39,698   3,542       8.92

Non-interest-earning assets:
   Cash and amounts due from
     depository institutions             742                         6721                           131
   Less:  Allowance for loan losses     (320)                        (283)                         (213)
   Premises and equipment, net           829                          468                           440
   Other nonearning assets               829                          575                           506
                                     -------                      -------                       -------
     Total assets                    $52,577                      $44,213                       $40,562
                                     =======                      =======                       =======

Interest-bearing liabilities:
   NOW accounts                      $   146  $      2     1.37%  $     -    $     -      -     $        $    -         -
                                                                                                      -
   Money market accounts                  48         1     2.08         -          -      -           -       -         -
   Passbook savings accounts           9,748       251     2.57    12,678        395     3.12    18,756     609       3.25
   Certificates of deposit            34,189     2,116     6.19    25,504      1,440     5.65    16,629     799       4.80
                                    --------   -------           --------     ------           --------  ------      -----

     Total deposits                   44,131     2,370     5.37    38,182      1,835     4.81    35,385   1,408       3.98

   FHLB advances                       2,582       172     6.66      1,628       107     6.57                38       8.74
                                    --------   -------   ------  ---------    ------   ------  -------   ------      -----
                                                                                                    435
     Total interest-bearing           46,713     2,542     5.44    39,810      1,942     4.88    35,820   1,446       4.04
     liabilities

Non-interest-bearing liabilities         842                          467
                                    --------                     --------
                                                                                                    650
     Total liabilities                47,555                       40,277                        36,470

Unrealized gains on securities           109                           32                             -

Retained earnings                      4,913                        4,549
                                    ---------                    ---------
                                                                                                  4,092
Total liabilities and retained       $52,577                      $44,858                       $40,562
                                     =======                      =======                       =======
   earnings

Net interest income; net interest               $1,965     3.42%              $1,893     3.95%           $2,096       4.88%
                                                ======   ======               ======    =====            ======      =====
   rate spread

Net interest margin (net interest
   income as a percent of average                          3.86%                         4.36%                        5.28%
                                                         ======                         =====                        =====
   interest-earning assets)

Average interest-earning assets to
   interest-bearing liabilities                          108.85%                        109.08%                     110.83%
                                                         ======                         =====                       ======
------------------------------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

         The following table sets forth, for the periods indicated, the weighted average yields earned on Home City's interest-earning assets, the weighted average interest rates paid on interest-bearing liabilities, the interest rate spread and the net interest margin on interest-earning assets. Such yields and costs are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

                                                                                          YEAR ENDED JUNE 30,
                                                                                    -----------------------------------
                                                            AT JUNE 30, 1996         1996          1995           1994
                                                            ----------------        ------         -----         ------

Weighted average yield on loan portfolio                          9.26%              9.37%         9.52%         10.14%
Weighted average yield on mortgage-backed securities              6.69               6.21          6.94           6.61
Weighted average yield on investment securities                   6.51               5.97          4.84           3.03
Weighted average yield on interest-bearing deposits               3.08               4.44          5.36           4.14
Weighted average yield on all interest-earning assets             8.76               8.86          8.83           8.92
Weighted average interest rate paid on all
   interest-bearing liabilities                                   5.48               5.44          4.88           4.04
Interest rate spread (spread between weighted average
   interest rate on all interest-bearing assets and
   all interest-bearing liabilities)                              3.28               3.42          3.95           4.88
Net interest margin (net interest income as a
   percentage of average interest-earning assets)                 3.80               3.86          4.36           5.28


         The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Home City's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate:

                                                                 YEAR ENDED JUNE 30,
                                       --------------------------------------------------------------------
                                                 1996 VS. 1995                          1995 VS. 1994
                                       ---------------------------------       ----------------------------
                                              Increase                                Increase
                                             (decrease)                              (decrease)
                                                due to                                 due to
                                       -------------------                      --------------------

                                        VOLUME        RATE           TOTAL        VOLUME       RATE       TOTAL
                                        ------        ----           -----        ------       ----       -----
                                                                     (In thousands)

Interest income attributable to:
   Interest-bearing deposits             $   2      $  (13)          $ (11)     $     5     $    16     $   21
   Investment securities                   (29)         27              (2)         (12)         54         42
   Mortgage-backed securities              (40)        (25)            (65)         (53)         13        (40)
   Loans receivable                        816         (66)            750          488        (218)       270
                                          ----      ------            ----         ----       -----     ------

     Total interest income                 749         (77)            672          428        (135)       293
                                          ----      ------            ----         ----       -----     ------

Interest expense attributable to:
   NOW accounts                              2           -               2            -           -          -
   Money market accounts                     1           -               1            -           -          -
   Passbook savings accounts               (91)        (53)           (144)        (197)        (17)      (214)
   Certificates of deposit                 491         185             676          426         215        641
   Borrowed funds                           63           2              65          104         (35)        69
                                         -----     --------          -----        -----      -------   -------

     Total interest expense                466         134             600          333         163        496
                                          ----      ------            ----        -----      ------     ------

   Increase (decrease) in net
     interest income                      $283       $(211)           $ 72         $ 95       $(298)     $(203)
                                          ====       =====            =====        ====       =====      =====

ASSET AND LIABILITY MANAGEMENT

         Home City, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, Home City uses the NPV methodology recently adopted by the OTS as part of its capital regulations. Although Home City is not currently subject to the NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, the application of the NPV methodology may illustrate Home City's interest rate risk.

         Generally, NPV is the discounted economic value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals
 .01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease more than 2% of the economic value of the institution's assets with either an increase or a decrease in market rates, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of the institution's risk-based capital. See "Liquidity and Capital Resources."

         At June 30, 1996, 2% of the economic value of Home City's assets was approximately $1.2 million. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $1.6 million at June 30, 1996, Home City would have been required to deduct approximately $200,000 (half of the approximate $400,000 difference) from its capital in determining whether Home City met its risk-based capital requirement. Regardless of such reduction, however, Home City's risk-based capital at June 30, 1996, would still have exceeded the regulatory requirement by approximately $ 3.0 million.

         Presented below, as of June 30, 1996, is an analysis of Home City's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table also contains the policy limits set by the Board of Directors of Home City as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and Home City's strong capital position.

         As illustrated in the table, Home City's NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. As a result, in a rising interest rate environment, the amount of interest Home City would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Home City would pay on its deposits would increase rapidly because Home City's deposits generally have shorter periods to repricing. Because Home City has not originated loans in accordance with traditional secondary market guidelines, the sale of fixed-rate loans may be difficult. In addition, increases in interest rates can also result in the flow of funds away from savings institutions into direct investments or other investment vehicles, such as mutual funds, which may pay higher rates of return than savings institutions. Assumptions used in calculating the amounts in this table are OTS assumptions.

                                                           JUNE 30, 1996
                                                   -----------------------------
  Change in interest rate      Board limit         $ change           % change
       (BASIS POINTS)           % CHANGE              IN NPV             IN NPV
       --------------           --------              ------             ------
                               (Dollars in thousands)

            +400                   (50)%            $(3,482)             (52)%
            +300                   (35)              (2,562)             (38)
            +200                   (25)              (1,643)             (25)
            +100                   (10)                (772)             (12)
               0                     0                    0                0
            -100                    10                  573                9
            -200                    25                  918               14
            -300                    35                1,394               21
            -400                    50                1,986               30

         The NPV table indicates that at each 100 basis point increment, the change in Home City's NPV that would have been caused by an increase in interest rates would have exceeded the policy limits set by the Board of Directors. The Board of Directors will consider the June 30, 1996, analysis and will factor such information into its decisions in adjusting the pricing of loans and deposits in the future.

         As with any method of measuring interest rate risk, however, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making the risk calculations.

         If interest rates continue to rise from recent levels, Home City's net interest income will be negatively affected. Moreover, rising interest rates may negatively affect Home City's earnings due to diminished loan demand.

LIQUIDITY AND CAPITAL RESOURCES

         Home City's liquidity, primarily represented by cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the periods presented.

                                                                         YEAR ENDED JUNE 30,
                                                                -----------------------------------
                                                                  1996          1995          1994
                                                                --------      --------     --------
                                                                           (In thousands)

  Net income                                                    $   514       $   555       $   705
  Adjustments to reconcile net income to net cash from
     operating activities                                            29            43            50
                                                               --------       -------      --------
  Net cash provided by operating activities                         543           598           755
  Net cash provided by (used in) investing activities            (7,585)       (7,522)          (97)
  Net cash provided by (used in) financing activities             6,508         8,314        (1,908)
                                                                 ------        ------        ------
  Net change in cash and cash equivalents                          (534)        1,390        (1,250)
  Cash and cash equivalents at beginning of period                2,377           987         2,237
                                                                 ------       -------        ------
  Cash and cash equivalents at end of period                     $1,843        $2,377       $   987
                                                                 ======        ======       =======


         Home City's principal sources of funds are deposits, loan and mortgage-backed securities repayments, maturities of securities and other funds provided by operations. Home City also has the ability to borrow from the FHLB of Cincinnati. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments are more influenced by interest rates, general economic conditions and competition. Home City maintains investments in liquid assets based upon management's assessment of (i) the need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets and (iv) the objectives of the asset/liability management program. In the ordinary course of business, part of such liquid investments portfolio is composed of deposits at correspondent banks. Although the amount on deposit at such banks often exceeds the $100,000 limit covered by FDIC insurance, Home City monitors the capital of such institutions to ensure that such deposits do not expose Home City to undue risk of loss.

         OTS regulations presently require Home City to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments having maturities of five years or less in an amount equal to 5% of the sum of Home City's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which Home City may rely if necessary to fund deposit withdrawals or other short-term funding needs. At June 30, 1996, Home City's regulatory liquidity ratio was 8.45%. At such date, Home City had commitments to originate loans totaling $1.3 million and no commitments to purchase or sell loans. Home City considers its liquidity and capital reserves sufficient to meet its outstanding short and long-term needs. See Note O of the Notes to the Consolidated Financial Statements.

         Home City is required by applicable law and regulations to meet certain minimum capital standards. Such capital standards include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement. See "REGULATION - OTS Regulations -- Regulatory Capital Requirements." Home City exceeded all of its capital requirements at June 30, 1996, June 30, 1995, and June 30, 1994.

         Savings associations are required to maintain "tangible capital" of not less than 1.5% of such association's adjusted total assets. Tangible capital is defined in OTS regulations as core capital and intangible assets.

         "Core capital" is comprised of common stockholders' equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual associations. OTS regulations require savings associations to maintain core capital of at least 3% of their total assets. The OTS has proposed to increase such requirement to 4% to 5%, except for those associations with the highest examination rating and acceptable levels of risk. See "REGULATION - OTS Regulations -- Regulatory Capital Requirements."

         OTS regulations require that savings associations maintain "risk-based capital" in an amount not less than 8% of risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of Home City includes a general loan loss allowance of $362,000 at June 30, 1996.

         The following table summarizes Home City's regulatory capital requirements and actual capital (see Note N of the Notes to Financial Statements for a reconciliation of capital under GAAP and regulatory capital amounts) at June 30, 1996.

                                                                               EXCESS OF ACTUAL
                                                                             CAPITAL OVER CURRENT
                                   ACTUAL CAPITAL     CURRENT REQUIREMENT          REQUIREMENT        APPLICABLE
                                   --------------     -------------------          -----------        ----------
                               AMOUNT     PERCENT      AMOUNT      PERCENT     AMOUNT     PERCENT    ASSET TOTAL
                               ------     -------      ------      -------     ------     -------    -----------
                                                             (Dollars in thousands)

Tangible Capital                $5,271      9.48%     $   834       1.5%       $4,437       7.98%      $55,585
Core Capital                     5,271      9.48        1,688       3.0         3,603       6.48        55,585
Risk-based Capital               5,633     18.77        2,400       8.0         3,233      10.77        29,999


         For information concerning regulatory capital on a pro forma basis after the Conversion, see "REGULATORY CAPITAL COMPLIANCE."

         At June 30, 1996, Home City had no material commitments for capital expenditures.

SAIF ASSESSMENT

         Home City, a SAIF-insured institution, is subject to regulation by the OTS and the FDIC. The FDIC is authorized to establish different annual assessment rates for deposit insurance for members of the BIF and the SAIF. Legislation to recapitalize the SAIF and eliminate the significant premium disparity between the SAIF and the BIF became effective September 30, 1996. The recapitalization plan provides for the payment by November 29, 1996, of a special assessment of $.657 per $100 of SAIF deposits held at March 31, 1995. Based on its $40.4 million in deposits at March 31, 1995, Home City will pay an additional assessment of $265,000. The payment of the assessment was recorded as an expense as of September 30, 1996, reducing capital and earnings for the three months ended September 30, 1996, by an after-tax amount of approximately $175,000.

         The recapitalization plan also provides for the merger of the SAIF and the BIF effective January 1, 1999, assuming all savings associations have become banks. It is expected, therefore, that the federal thrift charter or the separate regulation of thrifts will be eliminated. As a result, Home City would be regulated under federal law as a bank, and become subject to the more restrictive activity limitations imposed on national banks. See "RISK FACTORS Legislation and Regulation Which May Adversely Affect Home City's Earnings" and "REGULATION - FDIC Regulations -- Assessments."

IMPACT OF NEW ACCOUNTING STANDARDS

         In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which revised the accounting treatment, classification and carrying value of investment securities. This new accounting standard results in adjusting certain investment securities to market value. Under SFAS No. 115, investment securities are classified for balance sheet purposes based on whether such securities are either held in trading accounts, available for sale or strictly to be held to maturity. Under the new standard, trading account securities are marked to market and the corresponding unrealized gains and losses are reflected in income. Investment securities "available for sale" are adjusted to market value with the corresponding unrealized gain or loss shown as an adjustment to shareholders' equity net of deferred income taxes. Investment securities earmarked to be held to maturity are carried at amortized cost. Home City adopted SFAS No. 115 for the fiscal year beginning July 1, 1994. The effect of adoption was to initially increase retained earnings by approximately $91,000 on July 1, 1994, representing the unrealized market value appreciation of Home City's securities, net of applicable deferred federal income taxes. As of June 30, 1996, the amount of unrealized gains on securities designated as available for sale had increased to approximately $127,000, which is reflected in Home City's equity accounts.

         In November 1995, the FASB issued a "Special Report" on implementation of SFAS No. 115 (the "Special Report"). The Special Report allowed an entity to reclassify securities, including held-to-maturity debt securities, without calling into question the intent of the entity to hold debt securities to maturity in the future. Any transfers from the held-to-maturity category to an available-for-sale classification would result in unrealized gains or losses being recognized as a separate component of equity, net of related tax effects. Pursuant to the provisions of the Special Report, on December 31, 1995, Home City's management transferred approximately $1.4 million of securities to an available-for-sale classification.

         In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which further clarifies the accounting treatment, classification and valuation of impaired loans. SFAS No. 114, as amended by SFAS No. 118 in December 1994 as to certain income recognition and financial statement disclosure provisions, will result in applying discounted cash flow analysis and other valuation techniques to impaired or other nonperforming loans as those terms are defined in the Statement. Based upon the composition of Home City's loan portfolio, SFAS No. 114 did not have a material effect on Home City's financial position at the implementation date of October 1, 1995.

         In November 1993, the American Institute of Certified Public Accountants issued SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 addresses the accounting for shares of stock issued to employees by an employee stock ownership plan ("Employee Plan"). SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released from the Employee Plan to employees. SOP 93-6 is effective for fiscal years beginning after December 31, 1993, and relates to shares purchased by an Employee Plan after December 31, 1992. Assuming the Common Shares appreciate in value over time, the adoption of SOP 93-6 will likely increase compensation expense relative to the ESOP, as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. However, the amount of the increase has not been determined as the expense will be based on the fair value of the shares committed to be released to employees, which is not yet determinable.

         In December 1994, the Accounting Standards Division of the AICPA approved SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 requires disclosures in the financial statements beyond those now being required or generally made in the financial statements about the risks and uncertainties existing as of the date of those financial statements in the following areas: nature of operation, use of estimates in the preparation of financial statements, certain significant estimates, and current vulnerability due to certain concentrations. The standard is effective for financial statements issued for fiscal years ending after December 15, 1995. The implementation of SOP 94-6 has not had a significant impact on the financial statements of Home City.

         In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The standard requires an impairment loss to be recognized when the carrying amount of the asset exceeds the fair value of the asset. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced liquidation sale. An entity that recognizes an impairment loss shall disclose additional information in the financial statements related to the impaired asset. All long-lived assets and certain identifiable intangibles to be disposed of and for which management has committed to a plan to dispose of the assets, whether by sale or abandonment, shall be reported at the lower of the carrying amount or fair value less cost to sell. Subsequent revisions in estimates of fair value less cost to sell shall be reported as adjustments to the carrying amount of assets to be disposed of, provided that the carrying amount of the asset does not exceed the carrying amount of the asset before an adjustment was made to reflect the decision to dispose of the asset. The statement requires additional disclosure in the footnotes regarding assets to be disposed of. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 has not had and is not expected to have a material effect on Home City's financial condition or results of operations.

         In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans." SFAS No. 122, which is effective for years beginning after December 15, 1995, will require Home City, to the extent it services mortgage loans for others in return for servicing fees, to recognize these servicing rights as assets, regardless of how such assets were acquired. Additionally, Home City would be required to assess the fair value of these assets at each reporting date to determine any potential impairment. The adoption of SFAS No. 122 has not had a material effect on the financial condition or results of operations of Home City.

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," establishing financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if SFAS No. 123 had been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into during fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. As Home City is currently a mutual savings association, management of Home City cannot complete an analysis of the potential effects of SFAS No. 123 on its financial condition or results of operations.

         In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which established accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on a consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 supersedes SFAS No. 122. SFAS No. 125 is effective for transactions occurring after December 31, 1996. Management does not expect an impact from adoption of SFAS No. 125.

IMPACT OF INFLATION AND CHANGING PRICES

         The Financial Statements and Notes included herein have been prepared in accordance with GAAP. GAAP requires Home City to measure financial position and operating results in terms of historical dollars, and changes in the relative value of money due to inflation or recession are generally not considered.

         In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.

                             RECENT DEVELOPMENTS

         The following tables set forth selected financial condition data for Home City at September 30, 1996, and June 30, 1996, and selected earnings data for Home City for the three months ended September 30, 1996, and 1995. In the opinion of the management of Home City, all adjustments necessary for a fair presentation have been included. All such adjustments are of a normal recurring nature. The results of operations presented below are not necessarily indicative of the results that may be expected for any other period. This information should be read in conjunction with the financial statements and notes thereto included herein.



                                                    September 30,          June 30,
SELECTED FINANCIAL CONDITION AND OTHER DATA:            1996                 1996
                                                    -------------          --------
                                                          (Dollars in thousands)
Total amount of:
  Assets                                                $58,380              $55,728
  Cash and cash equivalents (1)                           2,328                2,904
  Investment securities available for sale                2,189                2,188
  Investment securities held to maturity                      -                    -
  Mortgage-backed securities
     available for sale                                   2,873                2,975
  Mortgage-backed securities
     held to maturity                                         -                    -
  Loans receivable - net                                 47,761               45,225
  FHLB stock - at cost                                      401                  394
  Deposits                                               49,260               47,174
  FHLB advances                                           2,673                2,903
  Retained earnings, substantially
     restricted-net                                       5,262                5,271
  Number of offices, all full service                         1                    1


                                                           Three months ended
                                                              September 30,
                                                              -------------
SUMMARY OF EARNINGS:                                     1996                1995
                                                    -------------          --------
                                                        (Dollars in thousands)

Interest and dividend income                          $1,170               $1,041
Interest expense                                         692                  602
Net interest income                                      478                  439
Provision for loan losses                                  -                    -
Net interest income after
     provision for loan losses                           478                  439
Noninterest income                                       120                   68
Noninterest expense                                      610                  323
Income  before income tax                                (12)                 184
Income tax expense                                        (3)                  59
Net income                                                (9)                 125

------------------------

(Footnotes on next page)



                                                   At or for the three months ended
                                                             September 30,
                                                             -------------
SELECTED FINANCIAL RATIOS:                            1996                  1995
                                                      ----                  ----

Return on assets (2)                                 (0.02)%                0.25%
Return on equity (3)                                 (0.17)%                2.56%
Interest rate spread (4)                              3.30%                 3.07%
Net interest margin (5)                               3.53%                 3.63%
Noninterest expense to average assets (6)             4.32%                 2.62%
Average equity to average assets                      9.60%                 9.93%
Equity to assets at period end                        9.01%                 9.64%
Nonperforming loans to total loans                    0.55%                 0.36%
Nonperforming assets to total assets (7)              0.43%                 0.30%
Allowance for loan losses to total loans              0.80%                 0.76%
Allowance for loan losses to nonperforming
  loans                                             145.74%               208.84%
Net charge-offs to average loans                      0.01%                 0.02%

------------------------------------

(1) Includes cash and amounts due from depository institutions and interest-bearing deposits in other financial institutions.

(2)  Net income divided by average total assets.

(3)  Net income divided by average total equity.

(4) Average yield on interest-earning assets less average cost of interest-bearing liabilities.

(5)  Net interest income as a percentage of average interest-earning assets.

(6)  Noninterest expense divided by average total assets.

(7) Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and real estate acquired (or deemed acquired) in foreclosure proceedings or in lieu thereof. See "THE BUSINESS OF HOME CITY-Delinquent Loans, Nonperforming Assets and Classified Assets."


         The following table summarizes Home City's regulatory capital requirements and actual capital at September 30, 1996:

                                                                                  EXCESS OF ACTUAL CAPITAL
                              ACTUAL CAPITAL           CURRENT REQUIREMENT        OVER CURRENT REQUIREMENT
                              --------------           -------------------        ------------------------       APPLICABLE
                         AMOUNT         PERCENT        AMOUNT         PERCENT        AMOUNT         PERCENT      ASSET TOTAL
                         ------         -------        ------         -------        ------         -------      -----------
                                                             (Dollars in thousands)

Tangible capital         $5,208          8.95%         $  872          1.50%          $4,386         7.45%          $58,164
Core capital              5,208          8.95           1,745          3.00            3,463         5.95           $58,164
Risk-based capital        5,572         17.38           2,564          8.00            3,008         9.38           $32,052


ANALYSIS OF FINANCIAL CONDITION

     GENERAL. Home City's assets totaled $58.4 million at September 30, 1996, an increase of $2.6 million, or 4.8%, from $55.7 million at June 30, 1996. Such growth was primarily attributable to an increase in loans receivable, which was funded by an increase in deposits.

     LOANS RECEIVABLE. Net loans receivable equaled $47.8 million at September 30, 1996, compared to $45.2 million at June 30, 1996, a 5.6% increase attributable to increased mortgage loan demand and the addition of consumer loans to the product line. Management is continuing to emphasize single-family residential lending.

     DEPOSITS. Total deposits increased by $2.1 million, to $49.3 million, at September 30, 1996, from $47.2 million at June 30, 1996.

COMPARISON OF RESULTS OF OPERATIONS

     GENERAL. Home City recorded a net loss of $9,000 for the three months ended September 30, 1996, compared to income of $125,000 for the same period in 1995. Such loss resulted primarily from the accrual of a $265,000 expense due to the SAIF assessment recognized as of September 30, 1996. If not for such assessment, Home City would have had approximately $165,000 of net income for the three months ended September 30, 1996.

     NET INTEREST INCOME. Home City's net interest income for the three months ended September 30, 1996, increased by $39,000, to $478,000, compared to the same period in 1995, due to an increase of $129,000 in interest income, partially offset by an increase in interest expenses of $90,000.

     NONINTEREST INCOME AND EXPENSE. Noninterest income was $120,000 for the three months ended September 30, 1996, compared to $68,000 for the same period in 1995. Such increase resulted from fees related to the initiation of new services and increased volume of transactions. The $287,000 increase in noninterest expense for the three months ended September 30, 1996, compared to the same period in 1995, is primarily attributable to the SAIF assessment. It is management's goal to continue to manage controllable costs as much as possible.

     YIELDS EARNED AND RATES PAID. Home City's net interest rate spread was 3.30% for the three months ended September 30, 1996, compared to 3.07% for the three months ended September 30, 1995. The average yield on interest earning assets was 8.85% for the three months ended September, 1996, compared to 8.52% for the same period in 1995, while the average cost of interest bearing liabilities was 5.55% for the three months ended September 30, 1996, compared to 5.45% for the same period in 1995.

     OTHER SIGNIFICANT RATIOS. The ratio of average equity to average assets decreased 33 basis points at September 30, 1996, compared to September 30, 1995, as a direct result of Home City's asset growth and continued profitability. At September 30, 1996, Home City's ratio of average assets to average equity was 9.60% compared to 9.93% at September 30, 1995.


                            THE BUSINESS OF HOME CITY
GENERAL

     Home City is principally engaged in the business of making permanent first and second mortgage loans secured by one- to four-family residential real estate and nonresidential real estate located in Home City's primary lending area and investing in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities, and municipal securities. Home City also originates loans for the construction of residential real estate, loans secured by multifamily real estate (over four units), commercial loans and consumer loans. The origination of consumer loans, including unsecured loans and loans secured by deposits, constitutes a growing portion of Home City's lending activities. Loan funds are obtained primarily from deposits, which are insured up to applicable limits by the FDIC, and loan and mortgage-backed securities repayments.

MARKET AREA

         Home City conducts business from its main office, located in Springfield, Ohio. Springfield is located 25 miles east of Dayton, 40 miles west of Columbus and 80 miles north of Cincinnati. Home City's primary market area consists of Clark County, Ohio, and adjacent counties. Clark County, Ohio, is characterized by lower than average levels of income and housing values and a slightly higher unemployment level. Its strongest employment categories are wholesale/retail trade, services and manufacturing, with smaller numbers of residents employed in the finance, insurance and real estate industry categories.

         During the period from 1990 to 1995, Clark County experienced an increase of 0.2% in population, compared to an increase of 2.8% in Ohio and 5.7% in the United States. From 1990 to 1995, Clark County witnessed an increase of 0.3% in the number of households. Such increase was lower than Ohio's increase of 2.7% and the 5.6% increase in households in the United States for the same period.

         Median household income figures for Clark County were at lower levels than both Ohio and the United States for 1990 and 1995. In 1990, the median household income for Clark County was $27,868. The median household income levels for Ohio and the United States were $29,276 and $28,255, respectively. From 1990 to 1995, Clark County's median household income increased by 16.0%, to $32,325. During such period, Ohio's median household income level grew 12.9%, to $33,038, and the United States experienced an increase in its median household income level by 19.0%, to $33,610.

         The major source of employment by industry group, based on number of employees, for Clark County is the wholesale/retail industry, which accounted for 30.4% of jobs in 1993. In 1993, the services industry was the second major employer in Clark County, at 30.1%, and manufacturing was the third major employer in Clark County, at 27.3%. Construction, finance, insurance and real estate, transportation/utilities, and agriculture/mining combined to account for 12.0% of employment in Clark County in 1993.

         An economic indicator that pertains more directly to the banking and thrift industries, because of its direct relationship to lending activity, is the issuance of new housing permits. In 1992, the issuance of new housing permits remained relatively unchanged in Clark County while Ohio and the United States witnessed positive growth rates of 16.3% and 20.1%, respectively. In 1993, Clark County once again remained relatively unchanged, while Ohio and the United States witnessed increases in the number of new housing permits authorized.

         Another key economic indicator is the unemployment rate. Clark County experienced a decrease in the unemployment rate from 4.9% to 4.6% in 1995. Ohio experienced a decrease from 5.5% to 4.9%, and the unemployment rate in the United States decreased from 6.1% to 5.2% in 1995. In June 1996, unemployment increased to 5.7%, 5.0% and 5.5% in Clark County, Ohio and the United States, respectively.

LENDING ACTIVITIES

         GENERAL. Home City's primary lending activity is the origination of conventional mortgage loans and home equity loans secured by one- to four-family homes and nonresidential real estate located in Home City's primary lending area. Loans for the construction of one- to four-family homes and mortgage loans on multifamily properties containing five units or more are also offered by Home City. Home City does not originate loans insured by the Federal Housing Administration or loans guaranteed by the Veterans Administration. In addition to mortgage lending, Home City makes commercial loans secured by assets of the borrower other than real estate, unsecured loans and consumer loans secured by deposits. Home City does not originate its loans in accordance with traditional secondary market guidelines.

         LOAN PORTFOLIO COMPOSITION. The following table presents certain information with respect to the composition of Home City's loan portfolio at the dates indicated:

                                                                            At June 30,
                                            ---------------------------------------------------------------------------
                                                   1996                        1995                       1994
                                            ---------------------       --------------------     ----------------------
                                                          Percent                   Percent                    Percent
                                                         of total                   of total                   of total
                                             Amount        Loans        Amount       Loans       Amount         Loans
                                             ------        -----        ------       -----       ------         -----
                                                                    (Dollars in thousands)
Residential real estate loans:
   One- to four-family (first mortgage)     $31,580        64.89%       $24,724      58.85%        $19,784       57.63%
   Multifamily                                3,233         6.64          3,288       7.82           2,581        7.52
   Home equity (second mortgage)                313         0.64            232       0.55             121        0.35
Nonresidential real estate loans              7,255        14.91          7,309      17.39           5,197       15.14
Land loans                                    2,223         4.57          1,684       4.01           1,020        2.97
Construction loans                            2,350         4.83          4,582      10.90           5,444       15.86
                                           --------      -------       --------    -------        --------      ------

     Total real estate loans                 46,954        96.48          4,819      99.52          34,147       99.47

Commercial loans                                 73         0.15              -         -                -          -
Consumer loans:
   Loans on deposits                            160         0.33            201       0.48             183        0.53
   Other consumer loans                       1,481         3.04              -            -             -          -
                                          ---------      -------     ----------   ----------  ------------    -------

     Total consumer loans                     1,641         3.37            201       0.48             183        0.53
                                          ---------      -------        -------    -------       ---------      ------


Total loans                                  48,668       100.00%        42,020     100.00%         34,330      100.00%
                                                          ======                    ======                      ======
   Less:
   Unearned and deferred (income)
     expense, net                              (447)                       (420)                      (324)
   Loans in process                          (2,634)                     (2,321)                    (2,674)
   Allowance for loan losses                   (362)                       (319)                      (229)
                                          ---------                   ---------                  ---------

     Net loans                              $45,225                     $38,960                    $31,103
                                            =======                     =======                    =======


         LOAN MATURITY SCHEDULE. The following table sets forth certain information as of June 30, 1996, regarding the dollar amount of loans maturing in Home City's portfolio based on their contractual terms to maturity. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.


                               Due during the
                            Year ending  June  30,    Due 4-5        Due 6-10       Due 11-20     Due more than
                            ----------------------   years after    years after     years after    20 years after
                         1997      1998     1999      6/30/96        6/30/96         6/30/96         6/30/96         Total
                         ----      ----     ----      -------        -------         -------         -------         -----
Mortgage loans:
   Residential          $1,004    $8,092    $8,223      $205          $   721          $9,309         $3,549         $31,103
   Nonresidential          283       585       364       129            3,082           6,465          1,814          12,722
Consumer loans             213       101       151       652              344             200             28           1,689
Commercial loans            50         -        10        13                -               -              -              73
                        ------    ------    ------      ----          -------          ------         ------         -------
     Total loans        $1,550    $8,778    $8,748      $999           $4,147         $15,974         $5,391         $45,587
                        ======    ======    ======      ====           ======         =======         ======         =======


         Of the loans due more than one year after June 30, 1996, loans with aggregate balances of $22.7 million have fixed rates of interest, and loans with aggregate balances of $21.3 million have adjustable interest rates.

         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary lending activity of Home City has been the origination of permanent conventional loans secured by one- to four-family residences, primarily single-family residences, located within Home City's designated lending area. Home City also originates loans for the construction of one- to four-family residences and home equity loans. Each of such loans is secured by a mortgage on the underlying real estate and improvements thereon, if any.

         OTS regulations limit the amount that Home City may lend in relationship to the appraised value of the real estate and improvements at the time of loan origination. In accordance with such regulations, Home City makes fixed-rate first mortgage loans on one- to four-family, owner-occupied residences up to 95% of the value of the real estate and improvements (the "Loan-to-Value Ratio" or "LTV"). Low-to-moderate income loans are granted up to 95% on one- to four-family, owner-occupied, residences. Home City makes adjustable-rate first mortgage loans for investment purposes on one- to four-family, non-owner-occupied residences in amounts up to 75% LTV. Home City generally requires private mortgage insurance ("PMI") for the amount of a loan in excess of 80% of the value of the real estate securing such loan. PMI is required for the amount of any loan in excess of 85% of the value of the real estate and improvements for low-to-moderate income loans. Fixed-rate residential real estate loans are offered by Home City for terms of up to 15 years.

         Home City has been originating adjustable-rate mortgage loans ("ARMs") for several years. ARMs are offered by Home City for terms of up to 30 years and with various alternative features. The interest rate adjustment periods on the ARMs are either one year, three years or a fixed rate for 10 years followed by one-year adjustment periods. The interest rate adjustments on ARMs presently originated by Home City are tied to changes in the weekly average yield on the one-and three-year U.S. Treasury constant maturities index, respectively. Rate adjustments are computed by adding a stated margin, typically 2.75%, but up to 3.5%, to the index. The maximum allowable adjustment at each adjustment date had been 1% with a maximum adjustment of 3% over the term of the loan, although Home City now offers an ARM with a 2% maximum adjustment at each adjustment date and a maximum adjustment of 6% over the term of the loan. The initial rate is dependent, in part, on how often the rate can be adjusted. Home City originates ARMs which have initial interest rates lower than the sum of the index plus the margin. Such loans are subject to increased risk of delinquency or default due to increasing monthly payments as the interest rates on such loans increase to the fully-indexed level, although such increase is generally lower than industry standards and is considered in Home City's underwriting of any such loans with a one-year adjustment period. See "USE OF PROCEEDS."

         The aggregate amount of Home City's one- to four-family residential real estate loans equaled approximately $31.8 million at June 30, 1996, and represented 68% of Home City's total loans at such date. The largest individual loan balance on a one- to four-family loan at such date was $299,000. At such date, loans secured by one- to four-family residential real estate with outstanding balances of $247,000, or .54% of Home City's one- to four-family residential real estate loan balance, were more than 90 days delinquent or nonaccruing. See "Delinquent Loans, Nonperforming Assets and Classified Assets."

         MULTIFAMILY RESIDENTIAL REAL ESTATE LOANS. In addition to loans on one- to four-family properties, Home City makes loans secured by multifamily properties containing over four units. Such loans are made with adjustable interest rates, maximum LTVs of 75% and maximum terms of 15 years.

         Multifamily lending is generally considered to involve a higher degree of risk because the loan amounts are larger and the borrower typically depends upon income generated by the property to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. Home City attempts to reduce the risk associated with multifamily lending by evaluating the creditworthiness of the borrower and the projected income from the project and by obtaining personal guarantees on loans made to corporations and partnerships. Home City currently requires that borrowers agree to submit financial statements, rent rolls and tax returns annually to enable Home City to monitor the loans.

         At June 30, 1996, loans secured by multifamily properties totaled approximately $3.2 million, all of which were secured by property located within Home City's primary market area, and all of which were performing in accordance with their terms. The largest loan secured by a multifamily property had a balance at June 30, 1996, of approximately $332,000.

         HOME EQUITY LOANS. Home City offers home equity loans secured by second mortgages on one- to four-family residential real estate located in Clark County, Ohio, and adjacent counties. Such loans are made for various purposes, including home improvement, debt consolidation and consumer purchases. The interest rates on loans secured by such second mortgages are fixed, with a maximum combined LTV for the first and second mortgage of 100%.

         At June 30, 1996, home equity loans totaled approximately $313,000, or 0.64% of Home City's total loan portfolio. All of such loans were secured by property located within Home City's primary market area and all were performing in accordance with their terms. The balance of the largest single home equity loan was $39,200 at June 30, 1996.

         NONRESIDENTIAL REAL ESTATE LOANS. Home City also makes loans secured by nonresidential real estate consisting of retail stores, office buildings and businesses. Such loans generally are originated with adjustable interest rates, terms of up to 15 years, a minimum loan amount of $10,000 and a maximum loan amount of $800,000. Such loans have a maximum LTV of 75%.

         Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. If the cash flow on the property is reduced, for example, as leases are not obtained or renewed, the borrower's ability to repay may be impaired. Home City has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals supporting the property's valuation. Home City also requires personal guarantees on such loans.

         At June 30, 1996, Home City had a total of $7.3 million invested in nonresidential real estate loans, all of which were secured by property located within Home City's primary market area. Such loans comprised approximately 15% of Home City's total loans at such date. At such date, Home City had $197,000 in delinquent nonresidential real estate loans, or 0.43% of total loans. See "Delinquent Loans, Nonperforming Assets and Classified Assets."

         Federal regulations limit the amount of nonresidential mortgage loans which a savings association may make to 400% of its tangible capital. At June 30, 1996, Home City's nonresidential mortgage loans totaled 138% of Home City's tangible capital.

         LAND LOANS. Home City makes two varieties of land loans. Loans are made for the acquisition of land to be developed for construction. Such loans are usually made for relatively short periods of time, generally not more than three years, with fixed interest rates. Loans are also made to borrowers who purchase and hold land for various reasons, such as the future construction of a residence. Such loans are generally originated with adjustable interest rates and terms of up to 15 years. Land loans are secured by the land being purchased with the loan proceeds and have maximum LTVs of 75%.

         At June 30, 1996, land loans totaled approximately $2.2 million, or 4.57% of Home City's total loan portfolio. All of such loans were secured by property located within Home City's primary market area, and all were performing in accordance with their terms. The largest land loan at June 30, 1996, had a balance of approximately $421,100.

         CONSTRUCTION LOANS. Home City makes loans for the construction of residential and nonresidential real estate. Such loans are structured as permanent loans with fixed rates of interest and for terms of up to 15 years. Most of the construction loans originated by Home City have been made to owner-occupants for the construction of single-family homes by a general contractor.

         Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developments, developers, managers and builders. In addition, such loans are more difficult to evaluate and monitor. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the LTV and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, Home City must take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. Additional risk exists with respect to loans made to developers who do not have a buyer for the property, as the developer may lack funds to pay the loan if the property is not sold upon completion. Home City attempts to reduce such risks on loans to developers by requiring personal guarantees and reviewing current personal financial statements and tax returns and other projects undertaken by the developers.

         At June 30, 1996, a total of $2.3 million, or approximately 4.8% of Home City's total loans, consisted of construction loans. All of Home City's construction loans are secured by property located within Home City's primary market area. At June 30, 1996, all of such loans were performing in accordance with their terms.

         COMMERCIAL LOANS. Home City occasionally makes loans for commercial purposes. Such loans may be secured by assets of the borrower other than real estate, such as equipment or receivables. At June 30, 1996, Home City had three commercial loans in the aggregate amount of $73,000, each of which was performing in accordance with its terms.

         CONSUMER LOANS. Home City makes various types of consumer loans, including unsecured loans and loans secured by deposits. Such loans are made only at fixed rates of interest for terms of up to 10 years. Home City has been attempting to increase its consumer loan portfolio as part of its interest rate risk management efforts and because a higher rate of interest is received on consumer loans. See "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY."

         Consumer loans may entail greater credit risk than do residential mortgage loans. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions. Although Home City has not had significant delinquencies on consumer loans, no assurance can be provided that delinquencies will not increase.

         At June 30, 1996, Home City had approximately $1.6 million, or 3.4% of its total loans, invested in consumer loans, and none of such loans were more than 90 days delinquent or nonaccruing. See "Delinquent Loans, Nonperforming Assets and Classified Assets."

         LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including continuing business with depositors, borrowers and real estate developers, periodic newspaper solicitations by Home City's lending staff and walk-in customers.

         Loan applications for permanent mortgage loans are taken by loan personnel. Home City obtains a credit report, verification of employment and other documentation concerning the credit-worthiness of the borrower. Home City limits the ratio of mortgage loan payments to the borrower's income to 25% and the ratio of the borrower's total debt payments to income to 35% to 42%. An appraisal of the fair market value of the real estate on which Home City will be granted a mortgage to secure the loan is prepared by an independent fee appraiser approved by the Board of Directors.

         Unless Home City is aware of factors which may lead to an environmental concern, Home City generally does not require any form of specific environmental study at the time a loan secured by one- to four-family residential real estate is made. If, however, Home City is aware of any such factor at the time of loan origination, Home City requires the completion and satisfactory review of a Phase I Environmental Assessment before such loan is made. For loans secured by multifamily and nonresidential real estate, a Phase I Environmental Assessment is generally required before the loan is made.

         Upon the completion of the appraisal and the receipt of information on the borrower, the application for a loan is submitted to various management officials for approval or rejection if the loan amount does not exceed $300,000. If the loan amount exceeds $300,000, or if the application does not conform in all respects with Home City's underwriting guidelines, the application is submitted to the Executive Loan Committee or the Board of Directors for review and for final disposition. If a mortgage loan application is approved, an attorney's opinion of title is obtained on the title to the real estate which will secure the mortgage loan. Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name Home City as an insured mortgagee.

         The procedure for approval of construction loans is the same as for permanent mortgage loans, except that an appraiser evaluates the building plans, construction specification and estimates of construction costs. Home City also evaluates the feasibility of the proposed construction project and the experience and record of the builder. Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any. Commercial loans are underwritten on the basis of the source of the cash flow required to service the debt and the value of the security for the loan.

         Home City's loans carry no pre-payment penalties, but do provide that the entire balance of the loan is due upon sale of the property securing the loan. Home City generally enforces such due-on-sale provisions.

         LOAN ORIGINATIONS, PURCHASES AND SALES. Home City originates an almost equal number of fixed and adjustable rate loans. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY - Asset and Liability Management." Home City occasionally participates in loans by other institutions. For a discussion of Home City's strategy for loan originations, see "THE BUSINESS OF HOME CITY - General."

         The following table presents Home City's mortgage loan origination, repayment and sales activity for the periods indicated:

                                                                        Year ended June 30,
                                                           ------------------------------------------------
                                                            1996                 1995                 1994
                                                           -------              -------              ------
                                                                             (In thousands)
Loans originated:
   One- to four-family residential (1)                      $14,091             $ 9,269              $11,599
   Multifamily residential                                      280               1,468                  516
   Nonresidential                                             2,210               3,303                2,478
   Commercial                                                   133                   -                    -
   Consumer                                                   1,797                  37                   96
                                                            -------           ---------            ---------

     Total loans originated                                  18,511              14,077               14,689
                                                             ------              ------               ------

Reductions:
   Principal repayments                                      (9,287)             (5,623)             (11,804)
   Loans sold                                                (2,760)               (338)                (131)
Increase (decrease) in other items, net (2)                    (199)               (148)                (186)
                                                          ---------           ---------            ---------

     Net increase                                           $ 6,265             $ 7,968             $  2,568
                                                            =======             =======             ========

-----------------------------

(1)  Includes construction loans.

(2) Consists of unearned and deferred fees, costs and the allowance for loan losses.


         OTS regulations generally limit the aggregate amount that a savings association may lend to any one borrower to an amount equal to 15% of Home City's total capital under the regulatory capital requirements plus any additional loan reserve not included in total capital. A savings association may lend to one borrower an additional amount not to exceed 10% of total capital plus additional reserves if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In addition, the regulations require that loans to certain related or affiliated borrowers be aggregated for purposes of such limits. An exception to these limits permits loans to one borrower of up to $500,000 "for any purpose."

         Based on such limits, Home City was able to lend approximately $842,000 to one borrower at June 30, 1996. The largest amount Home City had outstanding to one borrower at June 30, 1996, was $653,000. Such loans were secured by several one- to four-family residential properties and a residential property under construction. All of such loans were current at June 30, 1996.

         DELINQUENT LOANS, NONPERFORMING ASSETS AND CLASSIFIED ASSETS. When a borrower fails to make a required payment on a loan, Home City attempts to cause the delinquency to be cured by contacting the borrower. In most cases, delinquencies are cured promptly.

         When a loan is fifteen days or more delinquent, the borrower is sent a delinquency notice. When a loan is thirty days delinquent, Home City generally telephones the borrower. Depending upon the circumstances, Home City may also inspect the property and inform the borrower of the availability of credit counseling from Home City and counseling agencies. Before a loan becomes 90 days delinquent, Home City will make further contact with the borrower and, depending upon the circumstances, may arrange appropriate alternative payment arrangements. After a loan becomes 90 days delinquent, Home City may refer the matter to an attorney for foreclosure. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan in relation to the original indebtedness, the extent of the delinquency and the borrower's ability and willingness to cooperate in curing delinquencies. If a foreclosure occurs, the real estate is sold at public sale and may be purchased by Home City.

         Real estate acquired, or deemed acquired, by Home City as a result of foreclosure proceedings is classified as real estate owned ("REO") until it is sold. When property is so acquired, or deemed to have been acquired, it is initially recorded by Home City at the lower of cost or fair value of the real estate, less estimated costs to sell. Any reduction in fair value is reflected in a valuation allowance account established by a charge to income. Costs incurred to carry other real estate are charged to expense.

         Home City places a loan on nonaccrual status when the principal and interest is delinquent 90 days or more and deducts from income the interest previously accrued.

         The following table reflects the amount of loans in a delinquent status as of the dates indicated:

                                                                      June 30,
                            ----------------------------------------------------------------------------------------------
                                       1996                             1995                             1994
                            -----------------------------    ----------------------------     ----------------------------
                                                  Percent                         Percent                         Percent
                                                 of total                         of total                        of total
                            Number     Amount      Loans     Number     Amount     Loans      Number    Amount     Loans
                            ------     ------      -----     ------     ------     -----      ------    ------     -----
                                                                (Dollars in thousands)
Loans delinquent for (1):
   30 - 59 days                17         $565      1.24%       11        $296       1.01%       26      $804       2.57%
   60 - 89 days                 4          170      0.37         4          83       0.28         5       152       0.49
   90 days and over            14          247      0.54        14         207       0.71         4        34       0.11
                               --         ----      ----        --       -----       ----       ---     -----       ----

   Total delinquent loans      35         $982      2.15%       29        $586       2.00%       35      $990       3.17%
                               ==         ====      ====        ==        ====       ====        ==      ====       ====

----------------------------

(1) The number of days a loan is delinquent is measured from the day the payment was due under the terms of the loan agreement.

         The following table sets forth information with respect to the accrual and nonaccrual status of Home City's loans which are 90 days or more past due and other nonperforming assets at the dates indicated:

                                                                                     At June 30,
                                                                 -------------------------------------------------
                                                                 1996                   1995                  1994
                                                                 ----                   ----                  ----
                                                                              (Dollars in thousands)
Loans accounted for on a nonaccrual basis:
   Real estate:
     Residential                                                  $247                   $207                  $34
     Nonresidential                                                  -                      -                    -
   Commercial                                                        -                      -                    -
   Consumer                                                          -                      -                    -
                                                                 -----                 ------               ------

     Total nonperforming loans                                     247                    207                   34

Real estate owned                                                    -                      -                    -
                                                               -------                -------               ------

     Total nonperforming assets                                   $247                   $207                $  34
                                                                  ====                   ====                =====

     Total loan loss allowance                                    $362                   $319                 $229

     Total nonperforming assets as a
       percentage of total assets                                0.44%                   0.43%               0.09%

Loan loss allowance as a percent of
   nonperforming loans                                         146.56%                 154.11%             673.53%


         During the year ended June 30, 1996, $8,000 in interest income was recognized and an additional $16,000 would have been recorded as interest income on nonaccruing loans had such loans been accruing pursuant to contractual terms. During the periods shown, Home City had no restructured loans within the meaning of SFAS No. 115. There are no loans which are not currently classified as nonaccrual, more than 90 days past due or restructured but which may be so classified in the near future because management has concerns as to ability of the borrowers to comply with repayment terms. For additional information, see Note D of the Notes to Financial Statements.

         OTS regulations require that each thrift institution classify its own assets on a regular basis. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and
(ii) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The regulations also contain a "special mention" category, consisting of assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

         Generally, Home City classifies as "substandard" all loans that are delinquent more than 90 days, unless management believes the delinquency status is short-term due to unusual circumstances. Loans delinquent fewer than 90 days may also be classified if the loans have the characteristics described above rendering classification appropriate.

         The aggregate amount of Home City's classified assets at the dates indicated were as follows:

                                                                                   At June 30,
                                                            -------------------------------------------------------
                                                            1996                      1995                     1994
                                                            ----                      ----                     ----
                                                                                 (In thousands)
Classified assets:
   Substandard                                               $518                     $349                      $515
   Doubtful                                                    19                        -                         -
   Loss                                                       102                      106                       106
                                                            -----                    -----                     -----
     Total classified assets                                 $639                     $455                      $621
                                                             ====                     ====                      ====


         Federal examiners are authorized to classify an association's assets. If an association does not agree with an examiner's classification of an asset, it may appeal this determination to the Regional Director of the OTS. Home City had no disagreements with the examiners regarding the classification of assets at the time of the last examination.

         OTS regulations require that Home City establish prudent general allowances for loan losses for any loan classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, Home City must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount.

         ALLOWANCE FOR LOAN LOSSES. Home City maintains an allowance for loan losses based upon a number of relevant factors, including but not limited to, trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience, possible losses arising from specific problem assets and changes in the composition of the loan portfolio.

         The single largest component of Home City's loan portfolio consists of one- to four-family residential real estate loans. Substantially all of these loans are secured by residential real estate and require down payments of 20% of the lower of the sales price or appraisal value of the real estate. In addition, such loans are secured by property in Home City's primary lending area. Home City's practice of making loans only in the market area and requiring a 20% down payment have contributed to a low historical charge-off history.

         In addition to one- to four-family residential real estate loans, Home City makes additional real estate loans, including home equity, multifamily residential real estate, nonresidential real estate and construction loans. These loans are secured by property in Home City's lending area and also require the borrower to provide a down payment. Home City also makes a limited amount of commercial and consumer loans. Although these types of loans are considered to involve a higher degree of risk than loans secured by one- to four-family residential real estate, Home City has experienced charge-offs only from loans secured by one- to four-family residential real estate.

         The allowance for loan losses is reviewed quarterly by the Board of Directors. The review process includes a credit analysis of loans on the "watch list," past due loans, new significant borrowings and random samples of new loans made. The analysis of loans secured by multifamily and nonresidential real estate and commercial loans includes a review of tax returns and financial statements, and the review of all loans includes an estimation of the value of the collateral. The amounts of provisions for loan losses for the periods shown in the table below were determined based upon such loan review, past loss experience, anticipated growth and prevailing economic conditions. While the Board of Directors believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected, if circumstances differ substantially from the assumptions used in making the final determination.

         The following table sets forth an analysis of Home City's allowance for loan losses for the periods indicated.

                                                                        FOR THE YEAR ENDED JUNE 30,
                                                             ----------------------------------------------
                                                             1996                  1995                1994
                                                             ----                  ----                ----
                                                                          (Dollars in thousands)
Balance at beginning of period                                $319                 $229                 $198

Charge-offs                                                     (7)                 (19)                (107)
Recoveries                                                       -                    -                   25
Provision for loan losses (charged to operations)               50                  109                  113
                                                              ----                 ----                 ----
Balance at end of period                                      $362                 $319                 $229
                                                              ====                 ====                 ====
Ratio of net charge-offs (recoveries) to average
   net loans outstanding during the period                   0.02%                0.05%                0.27%
Ratio of allowance for loan losses to total loans            0.79%                0.81%                0.73%


         For the year ended June 30, 1996, $250,000 of the allowance for loan losses was allocated to loans secured by nonresidential real estate and $62,000 was allocated to loans secured by one- to four-family real estate. The allowance was unallocated for the years ended June 30, 1995 and 1994. Home City's management anticipates that loan losses will not exceed $25,000 during fiscal year 1997 and that all of such losses will be experienced on loans secured by one- to four-family residential real estate.

MORTGAGE-BACKED SECURITIES

         Home City maintains a portfolio of mortgage-backed securities in the form of FHLMC and GNMA participation certificates, as well as two mortgage-backed securities not issued by government agencies. Mortgage-backed securities generally entitle Home City to receive a portion of the cash flows from an identified pool of mortgages. FHLMC and GNMA securities are each guaranteed by their respective agencies as to principal and interest.

         The FHLMC is a corporation chartered by the U.S. Government and guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Although FHLMC securities are not backed by the full faith and credit of the U.S. Government, these securities are generally considered among the highest quality investments with minimal credit risk. GNMA is a government agency. GNMA securities are backed by Federal Housing Authority insured and Veterans Administration guaranteed loans. The timely payment of principal and interest on GNMA securities is guaranteed by GNMA and backed by the full faith and credit of the U.S. Government.

         The following table sets forth the value of Home City's mortgage-backed securities at the dates indicated.

                                                                                    At June 30,
                                                                --------------------------------------------------
                                                                1996                                1995
                                                                ----                 -----------------------------
                                                                Fair                 Amortized                Fair
                                                                Value                   Cost                 Value
                                                                -----                ---------               -----
                                                                                  (In thousands)

GNMA certificates                                               $2,946                 $3,635                 $3,567
FHLMC certificates                                                  29                     32                     36
                                                                ------                 ------                 ------

    Total mortgage-backed securities                            $2,975                 $3,667                 $3,603
                                                                ======                 ======                 ======

     The following table sets forth information regarding scheduled maturities, amortized costs, market values and weighted average yields of Home City's mortgage-backed securities at June 30, 1996. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.


                                                                   At June 30, 1996
                   ----------------------------------------------------------------------------------------------------------------
                                                                                                            Total mortgage-backed
                     One year or less  After one to five years  After five to ten years   After ten years   Securities portfolio
                     ----------------  -----------------------  -----------------------   ---------------   --------------------
                   Carrying    Average  Carrying      Average    Carrying     Average  Carrying Average   Carrying   Market Average
                     Value       Yield    Value        Yield       Value       Yield     Value    Yield     Value    Value   Yield
                     -----       -----    -----        -----       -----       -----     -----    -----     -----    -----   -----
                                                                 (Dollars in thousands)
GNMA certificates  $    -          -%     $  -            -%        $904        7.51%   $2,042     7.67%   $2,946    $2,946   7.62%
FHLMC certificates      -          -         -            -            -           -        29    10.35        29        29  10.35
                     -----       -----    -----        -----       -----       -----     -----    -----     -----     -----  -----
      Total        $    -          -%     $ -             -%        $904        7.51%   $2,071     7.70%   $2,975    $2,975   7.64%
                     =====       =====    ====         =====       =====       =====     =====    =====     =====     =====  =====


         For additional information, see Note C of the Notes to Financial Statements.

INVESTMENT ACTIVITIES

         OTS regulations require that Home City maintain a minimum amount of liquid assets, which may be invested in U. S. Treasury obligations, securities of various federal agencies, certificates of deposit at insured banks, bankers' acceptances and federal funds. Home City is also permitted to make investments in certain commercial paper, corporate debt securities rated in one of the four highest rating categories by one or more nationally recognized statistical rating organizations, and mutual funds, as well as other investments permitted by federal regulations. See "REGULATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY."

         The following table sets forth information concerning Home City's investments at the dates indicated:

                                                                     At June 30,
                          ---------------------------------------------------------------------------------------------------
                                         1996                             1995                             1994
                          ----------------------------------  -------------------------------  ------------------------------
                           Carrying   % of    Market    % of  Carrying   % of    Market   % of Carrying  % of   Market   % of
                             Value   Total     Value   Total    Value   Total     Value  Total   Value  Total    Value  Total
                             -----   -----     -----   -----    -----   -----     -----  -----   -----  -----    -----  -----
                                                                 (Dollars in thousands)

Interest-bearing demand
   deposits in other          $588   12.70%  $   588   12.72% $  307     6.65% $  307    6.64% $   77    2.42%   $  77     2.42%
   financial institutions
Federal funds sold             400    8.64       400    8.65   1,500    32.50   1,500   32.45     450   14.12      450    14.15
Time deposits in other
   financial institutions    1,061   22.91     1,053   22.78     360     7.80     360    7.79       -       -        -        -
Investment securities:
   U.S. government and
     federal agency
     securities                997   21.53       997   21.57   1,496    32.42   1,496   32.36   2,098   65.83     2,092   65.77
   Municipal securities (1)    883   19.07       883   19.10     405     8.78     413    8.93       -       -         -       -
   Equity securities           270    5.83       270    5.84     221     4.79     221    4.78     273    8.57       273    8.58
Investment in joint
   venture (2)                  18    0.39        18    0.39      18     0.39      18    0.39      18    0.56        18    0.57
Service corporation (3)         20    0.43        20    0.43      20     0.43      20    0.43      23    0.72        23    0.72
FHLB stock                     394    8.51       394    8.52     288     6.24     288    6.23    248     7.78       248    7.80
                            ------  ------    ------  ------  ------   ------  ------  ------  ------  ------    ------  ------
Total investments           $4,631  100.00%   $4,623  100.00% $4,615   100.00% $4,623  100.00% $3,187  100.00%   $3,181  100.00%
                            ======  ======    ======  ======  ======   ======  ======  ======  ======  ======    ======  ======

-----------------------------

(1)  Bonds issued by local school districts.

(2) Home City has a 50% ownership interest in a joint venture that is primarily involved in the development of low income housing.

(3) Home City owns 100% of Homciti Service Corp., whose assets consist of common shares of Intrieve, a data service provider, and a 0.875% interest in a joint venture which owns The Springfield Inn, a hotel in Springfield, Ohio.

         The following tables set forth the contractual maturities, carrying values, market values and average yields for Home City's investments at June 30, 1996.

                                                                        At June 30, 1996
                                     ------------------------------------------------------------------------------------
                                          One year or less         After one to five years           After five years
                                     -------------------------    -------------------------       -----------------------
                                      Carrying        Average       Carrying        Average       Carrying        Average
                                        Value          Yield          Value          Yield          Value           Yield
                                        -----          -----          -----          -----          -----           -----
                                                                     (Dollars in thousands)
Interest-bearing demand deposits
   in other financial
   institutions                      $    588           5.10%     $        -              -%       $     -             -%
Federal funds sold                        400           5.07               -              -              -             -
Time deposits in other financial
   institutions                         1,038           5.23               -              -             23          1.25
Investment securities:
   U.S. government and federal
     agency securities                      -             -              997           6.10%              -            -
   Municipal securities                   134           5.04             568           5.36             181         5.36
   Equity securities                        -             -                -              -             270         1.44
Investment in joint venture                 -             -                -              -              18            -
Service corporation                         -             -                -              -              20            -
FHLB stock                                  -             -                -              -             394         6.43
                                     --------          ----           ------           ----            ----         ----
Total investments                    $  2,160          5.15%          $1,565           5.83%           $906         4.90%
                                     ========          ====           ======           ====            ====         ====

                                            At June 30, 1996
                        ------------------------------------------------------------
                        Average                                             Weighted
                          life           Carrying           Market          average
                        in years           Value            Value            Yield
                        --------           -----            -----            -----
                                          (Dollars in thousands)
Certificates of
   deposit in FHLB
   and other
   financial
   institutions            .33            $1,061            $1,053           4.57%
Investment
   securities:
   U.S. government
     and federal
     agency
     securities           2.11               997               997              -
   FHLB and FHLMC
     stock                   -               650               650              -
   Municipal
     securities           3.52               883               883           5.31
                                          ------            ------
     Total                                $3,591            $3,583
                                          ======            ======


DEPOSITS AND BORROWINGS

         GENERAL. Deposits have traditionally been the primary source of Home City's funds for use in lending and other investment activities. In addition to deposits, Home City derives funds from FHLB advances, interest payments and principal repayments on loans and mortgage-backed securities, income on earning assets, service charges and gains on the sale of assets. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY." Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOME CITY - Analysis of Financial Condition."

         DEPOSITS. Deposits are attracted principally from within Home City's primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market accounts, passbook savings accounts and term certificate accounts. Home City also offers individual retirement accounts ("IRA"), both in passbook and certificate form. Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by the management of Home City based on Home City's liquidity requirements, growth goals and interest rates paid by competitors. Home City does not use brokers to attract deposits.

         At June 30, 1996, Home City's certificates of deposit totaled $37.0 million, or 78% of total deposits. Of such amount, approximately $5.7 million in certificates of deposit mature within one year. Based on past experience and Home City's prevailing pricing strategies, management believes that a substantial percentage of such certificates will renew with Home City at maturity. If there is a significant deviation from historical experience, Home City can utilize borrowings from the FHLB as an alternative to this source of funds.

         The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Home City at the dates indicated:

                                                                         At June 30,
                                    ---------------------------------------------------------------------------------------
                                           1996                            1995                            1994
                                   -----------------------        ------------------------         ------------------------
                                                   Percent                        Percent                         Percent
                                                  of total                        of total                        of total
                                    Amount        Deposits        Amount          Deposits         Amount         Deposits
                                    ------        --------        ------          --------         ------         --------
                                                                   (Dollars in thousands)
TRANSACTION ACCOUNTS:
 Demand                            $   302           0.64%        $     -               -%          $      -            -%
 NOW accounts (1)                      395           0.84               -               -                  -            -
 Passbook savings accounts (2)       9,561          20.27          10,500           25.65             15,128        43.45
                                   -------                        -------         -------            -------       ------

  Total transaction accounts        10,258          21.75          10,500           25.65             15,128        43.45

CERTIFICATES OF DEPOSIT:
   2.01 -  4.00%                         -           -                600            1.47              5,873        16.87
   4.01 -  6.00%                    15,810          33.51          13,287           32.46             10,849        31.16
   6.01 -  8.00%                    21,106          44.74          16,549           40.42              2,966         8.52

  Total certificates of deposit     36,916          78.25          30,436           74.35             19,688        56.55
                                   -------                        -------                            -------       ------

  Total deposits (3)               $47,174         100.00%        $40,936          100.00%           $34,816       100.00%
                                   =======                        =======                            =======       ======

-----------------------------

(1) Home City's weighted average interest rate paid on NOW accounts fluctuates with the general movement of interest rates. At June 30, 1996, the weighted average rate on NOW accounts was 1.41%.

(2) Home City's weighted average rate on passbook savings accounts fluctuates with the general movement of interest rates. The weighted average interest rate on passbook accounts was 2.52%, 2.97% and 3.41% at June 30, 1996, 1995 and 1994, respectively.

(3) IRAs are included in the various certificates of deposit balances. IRAs totaled $5.5 million, $4.4 million and $2.7 million as of June 30, 1996, 1995 and 1994.


         The following table shows rate and maturity information for Home City's certificates of deposit as of June 30, 1996:

                                                                      Amount Due
                                            -------------------------------------------------------------
                                                            Over         Over
                                             Up to       1 year to    2 years to       Over
                      Rate                  One Year      2 Years       3 Years      3 Years        Total
                      ----                  --------      -------       -------      -------        -----
                                                                    (In thousands)
                2.01 -   4.00%              $     -        $     -       $    -          $  -       $     -
                4.01 -   6.00                10,409          2,913        2,304           184        15,810
                6.01 -   8.00                 5,000         13,660        1,950           496        21,106
                                            -------        -------       ------          ----       -------

                Total certificates
                     of deposit             $15,409        $16,573       $4,254          $680       $36,916
                                            =======        =======       ======          ====       =======


         The following table presents the amount of Home City's certificates of deposit of $100,000 or more by the time remaining until maturity as of June 30, 1996:

                      Maturity                                                Amount
                      --------                                                ------
                                                                          (In thousands)
                      Three months or less                                    $1,244
                      Over 3 months to 6 months                                  782
                      Over 6 months to 12 months                                 661
                      Over 12 months                                           4,529
                                                                             -------
                          Total                                               $7,216
                                                                             =======


         The following table sets forth Home City's deposit account balance activity for the periods indicated:

                                                     Year ended June 30,
                                              ------------------------------------
                                              1996           1995             1994
                                              ----           ----             ----
                                                     (Dollars in thousands)
Beginning balance                            $40,936        $34,816        $36,688
Deposits                                      42,110         24,327         15,447
Withdrawals                                  (38,242)       (20,052)       (18,727)
                                            --------       --------       --------
Net increases (decreases) before
   interest credited                           3,868          4,275         (3,280)
Interest credited                              2,370          1,845          1,408
                                            --------       --------       --------
Ending balance                              $ 47,174       $ 40,936       $ 34,816
                                            ========       ========       ========

  Net increase (decrease)                    $ 6,238       $ 6,120         ($1,872)

  Percent increase (decrease)                 15.24%         17.58%          (5.10%)


         BORROWINGS. The FHLB System functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. See "REGULATION - Federal Home Loan Banks." As a member in good standing of the FHLB of Cincinnati, Home City is authorized to apply for advances from the FHLB of Cincinnati, provided certain standards of creditworthiness have been met. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender Test (the "QTL Test"). See "REGULATION - OTS Regulations -- Qualified Thrift Lender Test." If an association meets the QTL Test, it will be eligible for 100% of the advances it would otherwise be eligible to receive. If an association does not meet the QTL Test, it will be eligible for such advances only to the extent it holds specified QTL Test assets. At June 30, 1996, Home City was in compliance with the QTL Test.

         Home City obtained advances from the FHLB of Cincinnati as set forth in the following table:

                                                                                       June 30,
                                                               -----------------------------------------------------
                                                               1996                     1995                    1994
                                                               ----                     ----                    ----
                                                                              (Dollars in thousands)
Average balance outstanding                                    $2,582                 $1,628                     $435

Maximum amount outstanding at any month
    during the period                                           3,564                  2,715                      457

Balance outstanding at end of period                            2,903                  2,618                      424

Weighted average interest rate during the period                6.66%                   6.57%                    8.74%

Weighted average interest rate at end of period                 6.49%                   6.69%                    5.91%


COMPETITION

         Home City competes for deposits with other savings associations, commercial banks and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Home City competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage companies and other lenders. Home City competes for loan originations primarily through the interest rates and loan fees offered and through the efficiency and quality of services provided. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. Three savings associations, seven banks and seven credit unions have offices in Clark County. At June 30, 1995, Home City had approximately 3.22% of all financial institution deposits in Clark County.

         The size of financial institutions competing with Home City is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon Home City.

SUBSIDIARIES

         Home City owns all of the outstanding shares of Homciti Service Corporation, an Ohio corporation ("Homciti"). Homciti owns common stock in Intrieve, a data processing company which serves Home City, and a 0.875% ownership interest in a joint venture which owns The Springfield Inn, a local hotel. At June 30, 1996, the aggregate value of the Intrieve stock and the joint venture investment equaled approximately $38,000.

PROPERTIES

        The following table sets forth certain information at June 30, 1996, regarding the ownership by Home City of the land and improvements at 63 West Main Street, Springfield, Ohio, the office of Home City:


              Year                            Square                           Net
            Acquired                          Footage                     Book value(1)
            --------                          -------                     -------------
              1975                             5,839                        $367,000

-----------------------------

(1) At June 30, 1996, Home City's office premises and equipment had a total net book value of $488,000. For additional information regarding Home City's office premises and equipment, see Notes A and F of Notes to Financial Statements.


PERSONNEL

         As of June 30, 1996, Home City had 11 full-time employees and three part-time employees. Home City believes that relations with its employees are good. Home City offers health and life insurance benefits. None of the employees of Home City are represented by a collective bargaining unit.

LEGAL PROCEEDINGS

         On September 23, 1996, a civil suit was filed in the Common Pleas Court of Clark County, Ohio, against Home City, Douglas L. Ulery, President of Home City, and two other individuals (the "Other Individuals") by a Springfield, Ohio, church (the "Church"), which obtained a mortgage loan from Home City, and two members of the Church. Among other allegations in the lawsuit, the plaintiffs allege that the Other Individuals wrongfully represented to Mr. Ulery that they were the newly elected officers of the Church; that Mr. Ulery allowed the Other Individuals access to confidential information about the Church; and that, as a result, Church membership and income decreased. The plaintiffs are seeking damages in an amount not less than $10,000. Home City and Mr. Ulery filed an Answer to the Complaint on October 24, 1996, denying the substantive allegations contained in the Complaint and raising a number of affirmative defenses.

         Home City is not presently involved in any other legal proceedings of a material nature. From time to time, Home City is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by Home City.


                      MANAGEMENT OF HCFCMANAGEMENT OF HCFC

         The Board of Directors of HCFC consists of five members. Each of the directors of Home City is also a director of HCFC. See "MANAGEMENT OF HOME CITY" for information on each of such directors. The term of each of the directors expires in 1997.

         The following persons serve as the officers of HCFC:

 Name                                           Office
 ----                                           ------
Douglas L. Ulery                               President
P. Clark Engelmeier                            Chairman of the Board
Jo Ann Holdeman                                Secretary
Gary E. Brown                                  Treasurer

                 MANAGEMENT OF HOME CITYMANAGEMENT OF HOME CITY

DIRECTORS AND EXECUTIVE OFFICERS

     The Charter of Home City provides for a Board of Directors consisting of not less than five nor more than 15 directors, such number to be fixed or changed in the Bylaws or by the members. The Board of Directors currently consists of five directors, divided into three classes. One class of directors is elected each year. Each director serves for a three-year term. The Board of Directors met 12 times during the fiscal year ended June 30, 1996, for regular and special meetings. No director attended fewer than 75% of the aggregate of such meetings and all meetings of the committees of which such director was a member.

     The following table presents certain information with respect to the present directors and executive officers of Home City:


Name                          Age(1)           Position with Home City         Director since      Term expires
----                          ---              -----------------------         --------------      ------------
John D. Conroy                  46          Director                                1988                1998
P. Clark Engelmeier             65          Director, Chairman of the Board         1977                1997
James Foreman                   56          Director                                1995                1997
Terry A. Hoppes                 47          Director                                1994                1999
Douglas L. Ulery                49          Director, President, CEO                1993                1999
Gary E. Brown                   56          Vice President and Treasurer             N/A                N/A
Jo Ann Holdeman                 40          Vice President and Secretary             N/A                N/A
------------------------------

(1)     At November 1, 1996.


     Since 1971, Mr. Conroy has been the owner and President of Conroy Funeral Home, Inc., in Springfield, Ohio. Mr. Conroy is a licensed funeral director and embalmer. From January 1995 to March 1996, Mr. Conroy was the Secretary of Home City.

     Mr. Engelmeier has been a self-employed life insurance agent and securities broker during the past 40 years and is a Chartered Life Underwriter. Mr. Engelmeier retired from the U.S. Army in 1991 as a lieutenant colonel.

     Mr. Foreman has been the President, Chief Executive Officer and owner of Jim Foreman Pontiac-Nissan and the President and owner of SKDP Insurance Agency for the past 26 years. Mr. Foreman is a member of the Board of Directors of the Springfield Chamber of Commerce. Mr. Foreman served as Vice President of Home City from 1995 to March 1996.

     Mr. Hoppes is a professional engineer and surveyor and has been the owner and the President of Hoppes Engineering and Surveying Company since 1977 and the President of Hoppes Builders and Development Company since 1981. From January 1995 to March 1996, Mr. Hoppes was the Treasurer of Home City.

     Mr. Ulery has been the President and the Chief Executive Officer of Home City since 1992 and a director of Home City since 1994. From 1985 until joining Home City, Mr. Ulery was the Vice President of Regional Banking Offices Operation with Society Corporation.

     Mr. Brown has been employed at Home City since October 1995, as Assistant Vice President from October 1995 to March 1996 and as Vice President and Treasurer since March 1996. During the five years prior to joining Home City, Mr. Brown was employed as an Assistant Vice President at Huntington Bank.

     Ms. Holdeman has been employed at Home City since 1986. Ms. Holdeman served as Assistant Vice President and Assistant Secretary from 1992 to March 1996 and has served as Vice President and Secretary since March 1996.

COMMITTEES OF DIRECTORS

     Neither Home City nor HCFC maintains an audit, nominating or compensation committee.

COMPENSATION

         Each director of Home City receives a retainer fee of $1,000 per month for service as a director of Home City. In addition, the Chairman of the Board of Directors receives an additional fee of $150 per month. Edgar Witten, a Director Emeritus, receives a fee of $200 per month.

         Four of Home City's directors participate in a deferred compensation plan whereby payment of part or all of their directors' fees is deferred. Home City records the deferred fees as expenses and in a liability account. Interest is periodically credited on each account. Each director is fully vested in his account and the balance is payable upon termination of directorship prior to death or retirement. Home City has provided for the contingent liability created by the deferred compensation plan by purchasing a single-premium universal life insurance policy on each director. Upon retirement or death, a director or his estate will receive the benefits payable pursuant to the policy on his life.

         The following table presents certain information regarding the cash compensation received by the President and Chief Executive Officer of Home City. No other executive officer of Home City received compensation exceeding $100,000 during the fiscal year ended June 30, 1996.

                                                    Summary Compensation Table
               -------------------------------------------------------------------------------------------------
                                                                  Annual Compensation
                                                            ---------------------------------
              Name and Principal              Fiscal Year                                       All Other
              Position                       Ended June 30   Salary ($)(1)     Bonus ($)     Compensation(2)
              -------------------------------------------------------------------------------------------------
              Douglas L. Ulery                   1996           $100,000        $30,000            $3,338
                President and Chief
                Executive Officer
              -------------------------------------------------------------------------------------------------

-----------------------------

(1) Includes directors' fees of $12,000. Does not include amounts attributable to other miscellaneous benefits received by executive officers. The cost to Home City of providing such benefits to Mr. Ulery was less than 10% of his cash compensation.

(2) Consists of Home City's contribution to Mr. Ulery's 401(k) defined contribution plan account.


EMPLOYEE STOCK OWNERSHIP PLAN

         HCFC has established the ESOP for the benefit of employees of HCFC and Home City age 21 or older who have completed at least one year of full-time service with HCFC or Home City. The establishment of the ESOP and the purchase by the ESOP of the Common Shares of HCFC are subject to the receipt of a favorable determination letter on the qualified status of the ESOP under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), from the Commissioner of Internal Revenue ("Commissioner"). HCFC will submit to the Commissioner an application for a favorable determination letter on the qualified status of the ESOP. Although no assurances can be given, HCFC expects that the ESOP will receive a favorable determination letter from the Commissioner.

         HCFC intends to accept a promissory note from the ESOP in payment for 8% of the Common Shares sold in connection with the Conversion. The loan will be secured by the shares purchased with the loan proceeds and will be repaid by the ESOP over a period of seven years with funds from Home City's discretionary contributions to the ESOP and earnings on ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. As payments are made and the shares are released from the suspense account, such shares will be validly issued, fully paid and non-assessable.

         Contributions to the ESOP and shares released from the suspense account will be allocated pro rata to participants on the basis of compensation. Except for participants who retire, become disabled or die during the plan year, all other participants must have completed at least 1,000 hours of service and be employed on the last day of the plan year in order to receive an allocation. Benefits become vested at a rate of 20% per year commencing after three years of service and are fully vested after seven years of service. Vesting will be accelerated upon retirement at or after age 65, death, disability or termination of the ESOP. Forfeitures will be reallocated among remaining participating employees. Benefits may be paid either in HCFC Common Shares or in cash. Benefits may be payable upon retirement, death, disability or separation from service. Benefits payable under the ESOP cannot be estimated.

         A committee appointed by the Board of Directors of HCFC will administer the ESOP. The Common Shares and other ESOP funds will be held and invested by a trustee (the "ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding investments of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Shares for which employees do not give instructions and unallocated shares will be voted by the ESOP Trustee in its sole discretion.

         From time to time, the ESOP may purchase additional Common Shares of HCFC through purchases in the market or directly from HCFC. No such purchases are currently contemplated. If the ESOP purchases newly issued shares from HCFC, such purchases will have a dilutive effect on the interests of HCFC's shareholders.

STOCK OPTION PLAN

         The Board of Directors of HCFC expects to adopt the Stock Option Plan, subject to approval by the shareholders of HCFC. A number of Common Shares equal to 10% of the Common Shares to be issued in connection with the Conversion is expected to be reserved for issuance by HCFC upon the exercise of options to be granted to certain directors, officers and employees of Home City and HCFC from time to time under the Stock Option Plan. The purposes of the Stock Option Plan include retaining and providing incentives to the directors, officers and employees of HCFC and Home City by facilitating their purchase of a stock interest in HCFC.

         Options granted to the officers and employees under the Stock Option Plan may be "incentive stock options" within the meaning of Section 422 of the Code (an "ISO"). Options granted under the Stock Option Plan to directors who are not full-time employees of HCFC or Home City will not qualify under the Code and thus will not be incentive stock options ("non-qualified stock options"). Although any eligible director, officer or employee of Home City and HCFC may receive non-qualified stock options, Home City anticipates that the non-employee directors of Home City and HCFC will receive non-qualified stock options, and other eligible participants will receive incentive stock options.

         The option exercise price of each option granted under the Stock Option Plan will be determined at the time of grant by a committee of at least three directors appointed to administer the Stock Option Plan (the "Committee"), subject to the requirement that the exercise price for an option must not be less than 100% of the fair market value of the shares on the date of the grant. No stock option will be exercisable after the expiration of ten years from the date that it is granted, except that in the case of an ISO granted to an employee who owns more than 10% of HCFC's outstanding Common Shares at the time an ISO is granted under the Stock Option Plan, the exercise price of such an ISO may not be less than 110% of the fair market value of the shares on the date of the grant, and the ISO shall not be exercisable after the expiration of five years from the date it is granted.

         An option recipient cannot transfer or assign an option other than by will or in accordance with the laws of descent and distribution. "Termination for cause," as defined in the Stock Option Plan, will result in the annulment of any outstanding options.

         HCFC will receive no monetary consideration for the granting of options under the Stock Option Plan. Upon the exercise of options, HCFC will receive payment of cash, HCFC Common Shares or a combination of cash and Common Shares from option recipients in exchange for shares issued.

         The Committee may grant options under the Stock Option Plan at such times as the committee members deem most beneficial to Home City and HCFC on the basis of the individual participant's position, duties and responsibilities, the value of his or her services to Home City and HCFC and any other factors deemed relevant. A grant of options under the Stock Option Plan is expected to occur on the date of approval of the Stock Option Plan by the shareholders of HCFC. The members of the Committee have not yet been appointed and no specific grants have been proposed. The directors of HCFC intend, however, to make such grants in accordance with OTS regulations which provide that no individual may receive options to purchase more than 25% of the shares which may be the subject of options pursuant to the Stock Option Plan, and directors who are not employees of HCFC or Home City may not receive options to purchase more than 5% of such shares individually or 30% in the aggregate.

         Pursuant to OTS regulations, the Stock Option Plan may not be approved by the shareholders of HCFC until at least six months after the Conversion is completed. It is expected that options will be granted immediately after the shareholders approve the Stock Option Plan.

RECOGNITION AND RETENTION PLAN AND TRUST

         The Board of Directors of Home City intends to adopt the RRP, subject to approval of the shareholders of HCFC, as a means of providing directors and certain key employees of Home City with an ownership interest in HCFC in a manner designed to compensate such directors and key employees for services to Home City. Home City expects to contribute sufficient funds to enable the RRP to purchase Common Shares in the open market or to purchase authorized but unissued shares from HCFC in an amount equal to up to 4% of the Common Shares sold in connection with the Conversion. Assuming the sale of 720,000 shares in connection with the Conversion, 28,800 shares would be purchased by the RRP. The purchase of authorized but unissued shares would have a dilutive effect on the interests of HCFC's shareholders. See "CAPITALIZATION" and "PRO FORMA DATA." While no specific awards have yet been proposed, the directors of Home City intend to make such awards in accordance with OTS regulations, which provide that no individual may receive more than 25% of the shares awarded pursuant to the RRP, and directors who are not employees of HCFC or Home City may not receive more than 5% of such shares individually or 30% in the aggregate.

         Until shares awarded are earned by the participant, such shares will be forfeited in the event that the employment of the employee is terminated for cause. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the awards. In the event of the death or disability of a participant, however, the participant's shares will be deemed to be earned and nonforfeitable upon such date. A committee to be appointed by the Board of Directors of Home City will administer the RRP and determine the number of shares to be awarded to eligible participants. Two directors of Home City are expected to serve as the trustees of the RRP Trust. Each participant will be entitled to the benefit of any dividends or other distributions paid on shares awarded but not yet earned, but such unearned shares will be voted by the trustees in their discretion. Compensation expense in the amount of the fair market value of the Common Shares at the date of the award to the employee will be recognized as the shares are earned. In the event of a termination of a participant's employment following a change in control of Home City or HCFC, all shares awarded to such participant in the RRP become earned and nonforfeitable.

         The RRP must be approved by the shareholders of HCFC. Pursuant to OTS regulations, the shareholders may not approve the RRP until six months after the completion of the Conversion. It is expected that the RRP will purchase shares of HCFC and that awards will be made immediately after shareholder approval of the RRP.

EMPLOYMENT AGREEMENT

         Home City intends to enter into an employment agreement with Douglas L. Ulery (the "Employment Agreement"). Home City currently has no employment agreements with any of its officers. The Employment Agreement, which will become effective upon completion of the Conversion, provides for a term of three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The Employment Agreement also provides for vacation and sick leave.

         The Employment Agreement is terminable by Home City at any time. In the event of termination by Home City for "just cause," as defined in the Employment Agreement, Mr. Ulery will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Home City other than for just cause, at the end of the term of the Employment Agreement or in connection with a "change of control," as defined in the Employment Agreement, Mr. Ulery will be entitled to a continuation of salary payments for a period of time equal to the term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the Employment Agreement or the date Mr. Ulery becomes employed full-time by another employer.

         The Employment Agreement also contains provisions with respect to the occurrence within one year of a "change of control" of (1) the termination of employment of Mr. Ulery for any reason other than just cause, retirement or termination at the end of the term of the agreement, (2) a change in the capacity or circumstances in which he is employed or (3) a material reduction in his responsibilities, authority, compensation or other benefits provided under the Employment Agreement without his written consent. In the event of any such occurrence, Mr. Ulery will be entitled to payment of an amount equal to (a) the amount of compensation to which he would be entitled for the remainder of the term of the Employment Agreement, plus (b) the difference between (i) three times his average annual compensation for the three taxable years immediately preceding the termination of employment, less (ii) the amount paid to Mr. Ulery as compensation for the remainder of the employment term. In addition, Mr. Ulery would be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum he may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code or exceed limitations imposed by the OTS. "Control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of Home City or HCFC, the control of the election of a majority of Home City's or HCFC's directors or the exercise of a controlling influence over the management or policies of Home City or HCFC.

         The aggregate payment that would have been made to Mr.Ulery assuming his termination at June 30, 1996, following a change of control, would have been approximately $264,000.

CERTAIN TRANSACTIONS WITH HOME CITY

         In accordance with OTS regulations, Home City makes loans to executive officers and directors of Home City in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. All outstanding loans to executive officers and directors were made pursuant to such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments. Loans to all directors and executive officers of Home City and their immediate family members totaled $822,000 at June 30, 1996, which would equal less than eight percent of HCFC's shareholder's equity assuming completion of the Conversion at the mid-point of the Valuation Range.

PROXY HOLDERS

         When a deposit account is established at Home City, a general proxy is typically obtained from the depositor, authorizing the Board of Directors to cast all votes which the depositor is entitled to cast on all matters to be submitted to a vote of Home City's members. In the past, the proxyholders appointed by the Board of Directors have been able to elect all members of the Board of Directors and otherwise control the affairs of Home City. After the Conversion, only HCFC, as the sole shareholder of Home City, will be entitled to vote on matters requiring approval by the shareholders of Home City.


                                   REGULATION

GENERAL

         As a savings association organized under the laws of the United States, Home City is subject to regulatory oversight by the OTS. Because Home City's deposits are insured by the FDIC, Home City is also subject to examination and regulation by the FDIC. Home City must file periodic reports with the OTS concerning its activities and financial condition. Examinations are conducted periodically by the OTS to determine whether Home City is in compliance with various regulatory requirements and is operating in a safe and sound manner. Home City is a member of the FHLB of Cincinnati.

         HCFC also will be subject to regulation, examination and oversight by the OTS as the holding company of Home City and will be required to submit periodic reports to the OTS.

         Legislation to recapitalize the SAIF became effective September 30, 1996. See "FDIC Regulations -- Assessments." Congress is considering proposed legislation which would require Home City to convert to a state thrift charter or to a bank charter, after which it would be regulated under federal law in the same fashion as banks. As a result, Home City may become subject to additional regulation, examination and oversight by the FDIC. In addition, HCFC might become subject to more restrictive holding company requirements, including greater activity and capital requirements than imposed on it by the OTS.

OTS REGULATIONS

         GENERAL. The OTS is an office in the Department of the Treasury and is responsible for the regulation and supervision of all savings associations the deposits of which are insured by the FDIC in the SAIF and all federally-chartered savings institutions. The OTS issues regulations governing the operation of savings associations, regularly examines such institutions and imposes assessments on savings associations based on their asset size to cover the costs of this supervision and examination. It also promulgates regulations that prescribe the permissible investments and activities of federally-chartered savings associations, including the type of lending that such associations may engage in and the investments in real estate, subsidiaries and securities they may make. The OTS also may initiate enforcement actions against savings associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings association.

         Federally-chartered savings associations are subject to regulatory oversight by the OTS under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosure, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an association to open a new branch or engage in a merger transaction. Community reinvestment regulations evaluate how well and to what extent an institution lends and invests in its designated service area, with particular emphasis on low-to-moderate income areas and borrowers. Home City has received a "Satisfactory" examination rating under those regulations.

         REGULATORY CAPITAL REQUIREMENTS. Home City is required by OTS regulations to meet certain minimum capital requirements. These requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for Home City is equal to tangible capital) of 3% of adjusted total assets, and risk-based capital (which for Home City consists of core capital and general valuation allowances) equal to 8% of risk-weighted assets. Assets and certain off-balance-sheet items are weighted at percentage levels ranging from 0% to 100% depending on their relative risk.

         The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and exceed an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. Home City does not anticipate that it will be adversely affected if the core capital requirement regulation is amended as proposed. Home City's core capital ratio at June 30, 1996, was 9.48% and will increase to 13.45% on a pro forma basis at June 30, 1996, assuming the receipt of approximately $3.4 million in net proceeds from the sale of the Common Shares at the mid-point of the Valuation Range and the investment of 50% of the net proceeds by HCFC in Home City. For information concerning Home City's capital, see "REGULATORY CAPITAL COMPLIANCE."

         The OTS has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement, a savings association would have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio as determined under the methodology of the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, Home City will be required to deduct one-half of such excess exposure from its total capital when determining its risk-based capital. In general, an association with less than $300 million in assets and a risk-based capital ratio in excess of 12% will not be subject to the interest rate risk component, and Home City currently qualifies for such exemption. Pending implementation of the interest rate risk component, the OTS has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The OTS also may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities.

          The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings associations. At each successively lower capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. In addition, the OTS can downgrade an association's designation notwithstanding its capital level, based on less than satisfactory examination ratings in areas other than capital or, after notice and an opportunity for hearing, if the institution is deemed to be in an unsafe or unsound condition or to be engaging in an unsafe or unsound practice. Each undercapitalized association must submit a capital restoration plan to the OTS within 45 days after it becomes undercapitalized. Such institution will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. A critically undercapitalized institution must be placed in conservatorship or receivership within 90 days after reaching such capitalization level, except under limited circumstances. Home City's capital at June 30, 1996, meets the standards for a well-capitalized association.

         Federal law prohibits an insured institution from making a capital distribution to anyone or paying management fees to any person having control of the institution if, after such distribution or payment, the institution would be undercapitalized. In addition, each company controlling an undercapitalized institution must guarantee that the institution will comply with the terms of an OTS-approved capital plan until the institution has been adequately capitalized on an average during each of four consecutive calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (a) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution at the time the institution fails to comply with its capital restoration plan.

         LIMITATIONS ON CAPITAL DISTRIBUTIONS. The OTS imposes various restrictions or requirements on the ability of associations to make capital distributions according to ratings of associations based on their capital level and supervisory condition. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.

         The first rating category is Tier 1, consisting of associations that, before and after the proposed capital distribution, meet their fully phased-in capital requirement. Associations in this category may make capital distributions during any calendar year equal to the greater of 100% of its net income, current year-to-date, plus 50% of the amount by which the lesser of Home City's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. The second category, Tier 2, consists of associations that, before and after the proposed capital distribution, meet their current minimum, but not fully phased-in capital requirement. Associations in this category may make capital distributions up to 75% of their net income over the most recent four quarters. Tier 3 associations do not meet their current minimum capital requirement and must obtain OTS approval of any capital distribution. A Tier 1 association deemed to be in need of more than normal supervision by the OTS may be treated as a Tier 2 or a Tier 3 association.

         Home City meets the requirements for a Tier 1 association and has not been notified of any need for more than normal supervision. As a subsidiary of HCFC, Home City will also be required to give the OTS 30 days' notice prior to declaring any dividend on its common shares. The OTS may object to the dividend during that 30-day period based on safety and soundness concerns. Moreover, the OTS may prohibit any capital distribution otherwise permitted by regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice.

         In December 1994, the OTS issued a proposal to amend the capital distribution limits. Under that proposal, an association not owned by a holding company and having a CAMEL examination rating of 1 or 2 could make a capital distribution without notice to the OTS, if it remains adequately capitalized, as described above, after the distribution is made. Any other association seeking to make a capital distribution that would not cause Home City to fall below the capital levels to qualify as adequately capitalized or better would have to provide notice to the OTS. Except under limited circumstances and with OTS approval, no capital distribution would be permitted if it would cause Home City to become undercapitalized or worse.

         LIQUIDITY. OTS regulations require that each savings association maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state or federal agency obligations) equal to a monthly average of not less than 5% of its net withdrawable savings deposits plus borrowings payable in one year or less. Federal regulations also require each member institution to maintain an average daily balance of short-term liquid assets of 1% of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed upon member institutions failing to meet these liquidity requirements. The eligible liquidity of Home City, as computed under current regulations, at June 30, 1996, was approximately $4.0 million, or 8.5%, and exceeded the then applicable 5% liquidity requirement by approximately $1.6 million, or 3.5%.

         QUALIFIED THRIFT LENDER TEST. Savings associations are required to maintain a specified level of investments in assets that are designated as qualifying thrift investments ("QTIs"). Such investments are generally related to domestic residential real estate and manufactured housing and include stock issued by any FHLB, the FHLMC or the FNMA. The QTL Test requires that 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business and 20% of liquid assets) consist of QTIs on a monthly average basis in 9 out of every 12 months. The OTS may grant exceptions to the QTL Test under certain circumstances. If a savings association fails to meet the QTL Test, Home City and its holding company will be subject to certain operating restrictions. A savings association that fails to meet the QTL Test will not be eligible for FHLB advances to the fullest possible extent. See "Federal Home Loan Banks." Under recently enacted legislation, QTI's were expanded to include credit card and education loans without restriction, and the QTL Test could be met by qualifying as a "domestic building and loan" under the Code. Under this test, at least 60% of an institution's assets (on a tax basis) must consist of specified assets (generally loans secured by residential property or deposits, education loans, cash and certain government obligations). At June 30, 1996, Home City had QTIs equal to approximately 78.3% of its total portfolio assets.

         LENDING LIMIT. OTS regulations generally limit the aggregate amount that a savings association can lend to one borrower to an amount equal to 15% of such association's total capital under the regulatory capital requirements plus any additional loan reserve not included in total capital. A savings association may loan to one borrower an additional amount not to exceed 10% of total capital plus additional reserves if the additional loan amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Certain types of loans are not subject to these limits. In applying these limits, loans to certain borrowers may be aggregated. Based on such limits, Home City is able to lend up to $834,000 to one borrower. Notwithstanding the specified limits, an association may lend to one borrower up to $500,000 "for any purpose." See "THE BUSINESS OF HOME CITY - Lending Activities -- Loan Originations, Purchases and Sales."

         TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to executive officers, directors and principal shareholders and their related interests must conform to the lending limits on loans to one borrower and the total of such loans cannot exceed an association's total regulatory capital plus additional loan reserves (or 200% of such capital amount for qualifying institutions with less than $100 million in assets). Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the association with any "interested" director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to the general public. Loans to executive officers are subject to additional limitations. Home City was in compliance with such restrictions at June 30, 1996. See "MANAGEMENT OF HOME CITY - Certain Transactions with Home City."

         Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act (the "FRA") pertaining to transactions with affiliates. An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings association. After the Conversion, HCFC will be an affiliate of Home City. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. Home City was in compliance with these requirements and restrictions at June 30, 1996.

         HOLDING COMPANY REGULATION. Upon consummation of the Conversion, HCFC will be a savings and loan holding company within the meaning of the Home Owners' Loan Act (the "HOLA"). As such, HCFC will register with the OTS and will be subject to OTS regulations, examination, supervision and reporting requirements, in addition to the reporting requirements of the Securities and Exchange Commission (the "SEC"). Congress is considering legislation which may require that HCFC become subject to more restrictive holding company requirements, including capital requirements similar to those imposed on Home City and more restrictive activity and investment limits than savings and loan holding companies. No assurances can be given that such legislation will be enacted, and HCFC cannot be certain of the legislation's impact on its future operations until it is enacted.

         The HOLA generally prohibits a savings and loan holding company from controlling any other savings association or savings and loan holding company without prior approval of the OTS, or from acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by the holding company. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

         The Board of Directors presently intends to operate HCFC as a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company, and such companies are the only financial institution holding companies which may engage in commercial, securities and insurance activities without limitation. Congress is considering, however, either limiting unitary savings and loan holding companies to the same activities as other financial institution holding companies or permitting certain bank holding companies to engage in commercial activities and expanded securities and insurance activities. HCFC cannot predict if and in what form these proposals might become law. The broad latitude to engage in activities under current law can be restricted, however, if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association. The OTS may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings association, (ii) transactions between the savings association and its affiliates, and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings association subsidiary of a holding company fails to meet the QTL Test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. At June 30, 1996, Home City met the QTL Test. See "Qualified Thrift Lender Test."

         If HCFC were to acquire control of another savings institution other than through a merger or other business combination with Home City, HCFC would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL Test, the activities of HCFC and any of its subsidiaries (other than Home City or other subsidiary savings associations) would thereafter be subject to further restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution shall commence, or shall continue after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than
(i) furnishing or performing management services for a subsidiary savings institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary savings institution, (iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by federal regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the FRB as permissible for bank holding companies, unless the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the OTS prior to being engaged in by a multiple holding company.

         The OTS may also approve acquisitions resulting in the formation of a multiple savings and loan holding company that controls savings associations in more than one state, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of Home City to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions.

FDIC REGULATIONS

         DEPOSIT INSURANCE. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and safeguards the safety and soundness of the bank and thrift industries. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks and the SAIF for savings associations and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. The reserves of the SAIF are below the level required by law because a significant portion of the assessments paid into the fund are used to pay the cost of prior thrift failures. The reserves of the BIF met the level required by law in May 1995.

         Depository institutions are generally prohibited from converting from one insurance fund to the other until the SAIF meets its designated reserve level, except with the prior approval of the FDIC in certain limited cases, provided applicable exit and entrance fees are paid. The insurance fund conversion provisions do not prohibit a SAIF member from converting to a bank charter or merging with a bank during the moratorium, as long as the resulting bank continues to pay the applicable insurance assessments to the SAIF during that period and certain other conditions are met.

         Home City is a member of the SAIF and its deposit accounts are insured by the FDIC up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including Home City, and has authority to initiate enforcement actions against federally-insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

         ASSESSMENTS. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The reserves of the SAIF are below the level required by law because a significant portion of the assessments paid into the SAIF are used to pay the costs of prior thrift failures. The BIF has, however, met its required reserve level.

         Assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in late 1995 and no BIF assessments have been required of healthy commercial banks in 1996, except a $2,000 minimum fee. Such premium disparity could have a negative competitive impact on Home City and other institutions with SAIF deposits.

         Legislation to recapitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF became effective September 30, 1996. The recapitalization plan provides for a special assessment equal to $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF insured deposits will pay a lower special assessment. On the basis of its $40.4 million in deposits at March 31, 1995, Home City will pay, by November 29, 1996, an additional pre-tax assessment of $265,000. Such payment was recorded as an expense and accounted for by Home City as of September 30, 1996. Earnings and capital were, therefore, negatively affected for the quarter ended September 30, 1996, by an after-tax amount of approximately $175,000.

         The recapitalization plan also provides that the cost of prior thrift failures will be shared by both the SAIF and the BIF, which will increase BIF assessments for healthy banks to approximately $.013 per $100 in deposits in 1997. SAIF assessments for healthy savings associations in 1997 will be approximately $.064 per $100 in deposits and may never be reduced below the level set for healthy BIF institutions

         The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings associations under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and the separate federal regulation of thrifts. As a result, Home City would have to convert to a different financial institution charter and would be regulated under federal law as a bank, including being subject to the more restrictive activity limitations imposed on national banks.

         In addition, HCFC might become subject to more restrictive holding company requirements, including activity limits and capital requirements similar to those imposed on Home City. HCFC cannot predict the impact of the conversion of Home City to, or regulation of Home City as, a bank until the legislation requiring such change is enacted.

FRB REGULATIONS

         RESERVE REQUIREMENTS. FRB regulations require savings associations to maintain reserves against their transaction accounts (primarily NOW accounts) of 3% of deposits in net transaction accounts for that portion of accounts in excess of $4.3 million up to $52 million, and to maintain reserves of 10% of deposits in net transaction accounts against that portion of total transaction accounts in excess of $52 million. These percentages are subject to adjustment by the FRB. At June 30, 1996, Home City was in compliance with its reserve requirements.

FEDERAL HOME LOAN BANKS

         The FHLBs, under the regulatory oversight of the Federal Housing Financing Board, provide credit to their members in the form of advances. Home City is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1.0% of the aggregate outstanding principal amount of Home City's residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its advances from the FHLB. Home City is in compliance with this requirement with an investment in FHLB of Cincinnati stock of $394,000 at June 30, 1996.

         FHLB advances to members such as Home City who meet the QTL Test are generally limited to the lower of (i) 25% of the member's assets and (ii) 20 times the member's investment in FHLB stock. At June 30, 1996, Home City's maximum limit on advances was approximately $7.9 million. The granting of advances is subject also to the FHLB's collateral and credit underwriting guidelines. At June 30, 1996, the FHLB of Cincinnati offered advances with fixed and variable interest rates ranging from 5.6% to 8.3%, which included the following types of borrowings: short-term advances with terms ranging from one day to one year, including cash management accounts and lines of credit; fixed-rate, long-term advances with terms ranging from seven months to 20 years; and various customized advances with terms ranging from one month to 30 years and with call, balloon or mortgage-matching features.

         Upon the origination or renewal of a loan or advance, the FHLB of Cincinnati is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the United States government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member association's capital) acceptable to the applicable FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

         Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each FHLB must be made only to provide funds for residential housing finance. The FHLBs have established an "Affordable Housing Program" to subsidize the interest rate of advances to member associations engaged in lending for long-term, low- and moderate-income, owner-occupied and affordable rental housing at subsidized rates. The FHLB of Cincinnati reviews and accepts proposals for subsidies under that program twice a year. Home City has participated in such program.


                                    TAXATION

FEDERAL TAXATION

         HCFC is subject to the federal tax laws and regulations which apply to corporations generally. Home City is also subject to the federal tax laws and regulations which apply to corporations generally. However, certain thrift institutions such as Home City were, prior to the enactment of the Small Business Jobs Protection Act, which was signed into law on August 21, 1996, allowed deductions for bad debts under methods more favorable to those granted to other taxpayers. Qualified thrift institutions could compute deductions for bad debts using either the specific charge-off method of Section 166 of the Code or the reserve method of Section 593 of the Code.

         Under Section 593, a thrift institution annually could elect to deduct bad debts under either (i) the "percentage of taxable income" method applicable only to thrift institutions, or (ii) the "experience" method that also was available to small banks. Under the "percentage of taxable income" method, a thrift institution generally was allowed a deduction for an addition to its bad debt reserve equal to 8% of its taxable income (determined without regard to this deduction and with additional adjustments). Under the experience method, a thrift institution was generally allowed a deduction for an addition to its bad debt reserve equal to the greater of (i) an amount based on its actual average experience for losses in the current and five preceding taxable years, or (ii) an amount necessary to restore the reserve to its balance as of the close of the base year. A thrift institution could elect annually to compute its allowable addition to bad debt reserves for qualifying loans either under the experience method or the percentage of taxable income method. For tax years 1993, 1992 and 1991, Home City used the percentage of taxable income method because such method provided a higher bad debt deduction than the experience method.

         Section 1616(a) of the Small Business Job Protection Act repealed the
Section 593 reserve method of accounting for bad debts by thrift institutions, effective for taxable years beginning after 1995. Thrift institutions that would be treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge-off method. The percentage of taxable income method of accounting for bad debts is no longer available for any financial institution.

         A thrift institution required to change its method of computing reserves for bad debt will treat such change as a change in the method of accounting, initiated by the taxpayer, and having been made with the consent of the Secretary of the Treasury. Any adjustments under Section 481(a) of the Code required to be recaptured with respect to such change generally will be determined solely with respect to the "applicable excess reserves" of the taxpayer. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable-year period, beginning with the first taxable year beginning after 1995, subject to the residential loan requirement described below. In the case of a thrift institution that becomes a large bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans (generally loans secured by improved real estate) and its reserve for losses on nonqualifying loans (all other types of loans) as of the close of its last taxable year beginning before January 1, 1996, over (ii) the balances of such reserves as of the close of its last taxable year beginning before January 1, 1988 (I.E., the "pre-1988 reserves"). In the case of a thrift institution that becomes a small bank, like Home City, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over (ii) the greater of the balance of (a) its pre-1988 reserves or (b) what the thrift's reserves would have been at the close of its last year beginning before January 1, 1996, had the thrift always used the experience method.

         For taxable years that begin after December 31, 1995, and before January 1, 1998, if a thrift meets the residential loan requirement for a tax year, the recapture of the applicable excess reserves otherwise required to be taken into account as a Code Section 481(a) adjustment for the year will be suspended. A thrift meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the thrift during the year is not less then its base amount. The "base amount" generally is the average of the principal amounts of the residential loans made by the thrift during the six most recent tax years beginning before January 1, 1996.

         A residential loan is a loan as described in Section 7701(a)(19)(C)(v) (generally a loan secured by residential real and church property and certain mobile homes), but only to the extent that the loan is made to the owner of the property to acquire, construct or improve the property.

         In addition to the regular income tax, HCFC and Home City are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. In addition, for taxable years after 1986 and before 1996, HCFC and Home City are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2.0 million.

         The balance of the pre-1988 reserves is subject to the provisions of
Section 593(e) as modified by the Small Business Job Protection Act which requires recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by Home City to HCFC is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and Home City's gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves. As of June 30, 1996, Home City's pre-1988 reserves for tax purposes totaled approximately $1.1 million. Home City believes it had approximately $4.2 million of accumulated earnings and profits for tax purposes as of June 30, 1996, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met. No representation can be made as to whether Home City will have current or accumulated earnings and profits in subsequent years.

         The tax returns of Home City have been audited or closed without audit through fiscal year 1992. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of Home City.

OHIO TAXATION

         HCFC is subject to the Ohio corporation franchise tax, which, as applied to HCFC, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 or (ii) 0.582% times taxable net worth.

         In computing its tax under the net worth method, HCFC may exclude 100% of its investment in the capital stock of Home City after the Conversion, as reflected on the balance sheet of HCFC, in computing its taxable net worth as long as it owns at least 25% of the issued and outstanding capital stock of Home City. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, HCFC may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.

         A special litter tax is also applicable to all corporations, including HCFC, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and
 .22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to .014% times taxable net worth.

         Home City is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of Home City's book net worth determined in accordance with GAAP. As a "financial institution," Home City is not subject to any tax based upon net income or net profits imposed by the State of Ohio.


                                 THE CONVERSION

         THE OTS HAS APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF HOME CITY ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

         On September 3, 1996, the Board of Directors of Home City unanimously adopted the Plan and recommended that the voting members of Home City approve the Plan at the Special Meeting to be held on December 19, 1996. During and upon completion of the Conversion, Home City will continue to provide the services presently offered to depositors and borrowers, will maintain its existing office and will retain its existing management and employees.

         Based on the current Valuation Range, between 612,000 and 952,200 Common Shares are expected to be offered in the Subscription Offering and the Community Offering, in which preference will be given to natural persons residing in Clark County, Ohio, at a price of $10 per share. Federal regulations require, with certain exceptions, that shares offered in connection with the Conversion must be sold up to at least the minimum of the Valuation Range in order for the Conversion to become effective. The actual number of shares sold in connection with the Conversion will be determined upon completion of the Conversion in the sole discretion of the Boards of Directors of HCFC and Home City based upon the final determination of the pro forma market value of Home City at the completion of the Subscription Offering and the Community Offering. See "Pricing and Number of Common Shares to be Sold."

         The Common Shares will be offered in the Subscription Offering to (1) each account holder of Home City who, as of June 30, 1995, had a Qualifying Deposit ("Eligible Account Holders"), (2) the ESOP, (3) each account holder of Home City who, as of September 30, 1996, had a Qualifying Deposit ("Supplemental Eligible Account Holders"), and (4) each account holder of Home City having a savings deposit of record with Home City on October 31, 1996 (the "Voting Record Date"), and each borrower of record on the Voting Record Date whose loan was outstanding on May 1, 1996 (such depositors and borrowers as of October 31, 1996, collectively, the "Voting Members"). Any Common Shares not subscribed for in the Subscription Offering may be sold to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but in which preference will be given to natural persons residing in Clark County, Ohio. Under OTS regulations, the Community Offering must be completed within 45 days after completion of the Subscription Offering, unless such period is extended by HCFC and Home City with the approval of the OTS. If the Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the Board of Directors of Home City will consult with the OTS to determine an appropriate alternative method of selling unsubscribed Common Shares. No alternative sales methods are currently planned.

         OTS regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the Voting Members of Home City. The commencement and completion of the Conversion will be subject to market conditions and other factors beyond Home City's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of Home City, together with corresponding changes in the aggregate offering price and the net proceeds realized by HCFC from the sale of the Common Shares. In such circumstances, Home City may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, Home City will be required to charge all Conversion expenses against current earnings.

         The following is a summary of the material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which may be inspected at the office of Home City and at the office of the OTS. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, and copies of the Registration Statement may be obtained from the SEC. See "ADDITIONAL INFORMATION."

PRINCIPAL EFFECTS OF THE CONVERSION

         VOTING RIGHTS. Savings account holders who are members of Home City in its mutual form will have no voting rights in Home City as converted and will not participate, therefore, in the election of directors or otherwise control Home City's affairs. After the Conversion, voting rights in Home City will be vested exclusively in HCFC as the sole shareholder of Home City. Voting rights in HCFC will be held exclusively by its shareholders. Each holder of HCFC's Common Shares will be entitled to one vote for each Common Share owned on any matter to be considered by HCFC's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

         SAVINGS ACCOUNTS AND LOANS. Savings accounts in Home City, as converted, will be equivalent in amount, interest rate and other terms to the present savings accounts in Home City, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with Home City.

         TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by Home City of a private letter ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. Home City intends to proceed with the Conversion based upon an opinion rendered by its special counsel, Vorys, Sater, Seymour and Pease, which opinion is an exhibit to the Registration Statement on Form S-1 (File No. 333-12501) filed with the SEC by HCFC, addressing the following federal tax consequences, which are all of the material federal tax consequences of the
Conversion:

         (1) The Conversion constitutes a reorganization within the meaning of
         Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Home City in its mutual form or in its stock form as a result of the Conversion. Home City in its mutual form and Home City in its stock form will each be a "party to a reorganization" within the meaning of Section 368(B) of the Code;

         (2) No gain or loss will be recognized by Home City upon the receipt of money from HCFC in exchange for the capital stock of Home City, as converted;

         (3) The assets of Home City will have the same basis in its hands immediately after the Conversion as it had in its hands immediately prior to the Conversion, and the holding period of the assets of Home City after the Conversion will include the period during which the assets were held by Home City before the Conversion;

         (4) No gain or loss will be recognized to the deposit account holders of Home City upon the issuance to them, in exchange for their respective withdrawable deposit accounts in Home City immediately prior to the Conversion, of withdrawable deposit accounts in Home City immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in Home City immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of Home City, as described below;

         (5) The basis of the withdrawable deposit accounts in Home City held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in Home City immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by

         Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members (hereinafter defined) will be zero (assuming that at distribution such rights have no ascertainable fair market value);

         (6) No gain or loss will be recognized to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

         (7) The basis of the Common Shares purchased by members of Home City pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value), and the holding period of such shares will commence on the day after the date of the purchase;

         (8) For purposes of Section 381 of the Code, Home City will be treated as if there had been no reorganization. The taxable year of Home City will not end on the effective date of the Conversion and, immediately after the Conversion, Home City in its stock form will succeed to and take into account the tax attributes of Home City in its mutual form immediately prior to the Conversion, including Home City's earnings and profits or deficit in earnings and profits;

         (9) The bad debt reserves of Home City in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of Home City in its stock form as a result of the Conversion, and immediately after the Conversion such bad debt reserves will have the same character in the hands of Home City in its stock form as they would have had if there had been no Conversion. Home City in its stock form will succeed to and take into account the dollar amounts of those accounts of Home City in its mutual form which represent bad debt reserves in respect of which Home City in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

         (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of Home City available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of Home City will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.

         Home City has received an opinion from Keller to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

         For Ohio tax purposes, the tax consequences of the Conversion will be as follows:

         (1) Home City is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status;

         (2) Home City is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of Home City's equity capital determined in accordance with GAAP, and the Conversion will not change such status;

         (3) As a "financial institution," Home City is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status;

         (4) The Conversion will not be a taxable transaction to Home City in its mutual or stock form for purposes of the Ohio corporate franchise tax; however, as a consequence of the Conversion, the annual Ohio corporate franchise tax liability of Home City will increase if the taxable net worth of Home City (i.e., book net worth computed in accordance with GAAP at the close of Home City's taxable year for federal income tax purposes) increases thereby; and

         (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of Home City in its mutual or stock form for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

         Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member is urged to consult his or her own tax advisor with respect to the effect of such tax consequences on his or her own particular facts and circumstances.

         LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of Home City in its present mutual form, each depositor in Home City would receive a pro rata share of any assets of Home City remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in Home City at the time of liquidation.

         In the event of a complete liquidation of Home City in its stock form after the Conversion, each savings depositor as of June 30, 1995, and September 30, 1996, would have a claim of the same general priority as the claims of all other general creditors of Home City. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of Home City above that amount. Such assets would be distributed to HCFC as the sole shareholder of Home City.

         For the purpose of granting a limited priority claim to the assets of Home City in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at Home City after the Conversion, Home City will, at the time of Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of Home City as of the latest practicable date prior to the Conversion at which such regulatory capital can be determined. For this purpose, Home City shall use the regulatory capital figure no later than that set forth in its latest statement of financial condition contained in the Prospectus. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of Home City.

         Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be. The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on any annual closing date of Home City subsequent to the respective record dates the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.

         In the event of a complete liquidation of the converted Home City (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to HCFC as the sole shareholder of Home City. Any assets remaining after satisfaction of such liquidation rights and the claims of Home City's creditors would be distributed to HCFC as the sole shareholder of Home City. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

         COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

         The Boards of Directors of Home City and HCFC will interpret the Plan. To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of Home City and HCFC will be final. The Plan may be amended by the Boards of Directors of Home City and HCFC at any time before completion of the Conversion with the concurrence of the OTS. If Home City and HCFC determine upon advice of counsel and after consultation with the OTS that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

CONDITIONS AND TERMINATION

         The completion of the Conversion requires the approval of the Plan and the adoption of the Federal Stock Charter and Federal Stock Bylaws by the Voting Members of Home City at the Special Meeting and the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and Home City will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS.

SUBSCRIPTION OFFERING

         THE SUBSCRIPTION OFFERING WILL EXPIRE AT 4:00 P.M., EASTERN TIME, ON THE SUBSCRIPTION EXPIRATION DATE. SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE THE SUBSCRIPTION EXPIRATION DATE WILL BE VOID, WHETHER OR NOT HCFC HAS BEEN ABLE TO LOCATE EACH PERSON ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

         Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. Each person subscribing for shares must represent to HCFC that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares.

         The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of such shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the Voting Members of Home City at the Special Meeting.

         The preference categories for the allocation of Common Shares, which have been established in the Plan in accordance with applicable regulations, are as follows:

                  CATEGORY 1. Eligible Account Holders will receive, without payment, nontransferable subscription rights to purchase up to the greater of (i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares."

                  If the exercise of subscription rights in this Category 1 results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all subscribing Eligible Account Holders on such date.

          No fractional shares will be issued. The subscription rights of the Eligible Account Holders are subordinate to the limited priority right of the ESOP set forth in the following paragraph.

               CATEGORY 2. The ESOP will receive, without payment, nontransferable subscription rights to purchase up to 10% of the Common Shares sold in connection with the Conversion. The subscription rights of the ESOP will be subordinate to the subscription rights in Category 1, except that if the final pro forma market value of Home City exceeds the maximum of the Valuation Range, the ESOP shall have first priority with respect to the amount sold in excess of the maximum of the Valuation Range. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes due to an oversubscription in Category 1, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of HCFC. If the ESOP purchases authorized but unissued shares from HCFC, such purchases would have a dilutive effect on the interests of HCFC's shareholders.

               CATEGORY 3. Supplemental Eligible Account Holders, will receive, without payment, non-transferable subscription rights to purchase up to the greater of (i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in
          Section 10 of the Plan. See "Limitations on Purchases of Common
          Shares."

               If the exercise of subscription rights in this Category 3 results in an over-subscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

               Subscription rights received in this Category 3 will be subordinate to the subscription rights in Categories 1 and 2.

               CATEGORY 4. All Voting Members who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Eligible Members") will receive nontransferable subscription rights to purchase Common Shares in an amount up to the greater of the amount permitted to be purchased in the Community Offering or .10% of the total number of Common Shares sold in connection with the Conversion, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares." In the event of an oversubscription in this Category 4, the available shares will be allocated among subscribing Other Eligible Members on an equitable basis in the same proportion that their respective subscriptions bear to the total amount of all subscriptions in this Category 4.

               Subscription rights received in this Category 4 will be subordinate to the subscription rights in Categories 1 through 3.

         The Board of Directors may reject any one or more subscriptions if, based upon the Board of Directors' interpretation of applicable regulations, such subscriber is not entitled to the shares for which he or she has subscribed or if the sale of the shares subscribed for would be in violation of any applicable statutes, regulations or rules.

         HCFC will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan resides in such country or state; (ii) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require HCFC or its officers or directors, to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

         The term "resident" as used herein with respect to the Subscription Offering means any person who, on the date of submission of a Stock Order Form, maintained a bona fide residence within a jurisdiction in which the Common Shares are being offered for sale. If a person is a business entity, the person's residence shall be the location of the principal place of business. If the person is a personal benefit plan, the residence of the beneficiary shall be the residence of the plan. In the case of all other benefit plans, the residence of the trustee shall be the residence of the plan. In all cases, the determination of a subscriber's residency shall be in the sole discretion of Home City and HCFC.

COMMUNITY OFFERING

         Concurrently with the Subscription Offering, HCFC is hereby offering Common Shares in the Community Offering, subject to the limitations set forth below, to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. If subscriptions are received in the Subscription Offering for at least 952,200 Common Shares, Common Shares may not be available for purchase in the Community Offering. All sales of Common Shares in the Community Offering will be at the same price per share as in the Subscription Offering. THE COMMUNITY OFFERING MAY BE TERMINATED AT ANY TIME AFTER ORDERS FOR AT LEAST 952,200 COMMON SHARES HAVE BEEN RECEIVED, BUT IN NO EVENT LATER THAN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE, OR JANUARY 30, 1996, UNLESS EXTENDED BY HOME CITY AND HCFC, WITH THE APPROVAL OF THE OTS, IF NECESSARY. IN ACCORDANCE WITH THE PLAN, THE OFFERING MAY NOT BE EXTENDED BEYOND DECEMBER 19, 1998.

         In the event shares are available in the Community Offering, members of the general public may purchase up to 1% of the Common Shares sold, which is 9,522 Common Shares at the maximum of the Valuation Range, as adjusted. See "Limitations on Purchases of Common Shares." If an insufficient number of shares is available to fill all of the orders received in the Community Offering, the available shares will be allocated in a manner to be determined by the Board of Directors of HCFC, subject to the following:

          (i) Preference will be given to natural persons who are residents of Clark County, Ohio, the county in which the offices of Home City are located;

          (ii) Orders received in the Community Offering will first be filled up to a maximum of 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled;

          (iii) No person, together with any Associate and persons Acting in Concert, may purchase more than 2% of the Common Shares; and

          (iv) The right of any person to purchase Common Shares in the Community Offering is subject to the right of HCFC and Home City to accept or reject such purchases in whole or in part.

         The term "resident" as used herein with respect to the Community Offering means any natural person who, on the date of submission of a Stock Order Form, maintained a bona fide residence within, as appropriate, Clark County or a jurisdiction in which the Common Shares are being offered for sale.

LIMITATIONS ON PURCHASES OF COMMON SHARES

         The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent such shares are available, the minimum number of shares that may be purchased by any party is 25. No fractional shares will be issued.

         Currently, no person, together with Associates and persons Acting in Concert, may purchase more than 2% of the Common Shares. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Home City, purchase limitations may be increased or decreased at the sole discretion of the Boards of Directors of HCFC and Home City at any time. If such amount is increased, persons who subscribed for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority subscription rights. The Boards of Directors of HCFC and Home City may, in their sole discretion, increase the maximum purchase limitation referred to above up to 10%, provided that orders for shares exceeding 5% of the shares to be issued in the Conversion shall not exceed, in the aggregate, 10% of the shares to be issued in the Conversion. In the event that the purchase limitation is decreased after commencement of the Subscription Offering, the order of any person who subscribed for the maximum number of Common Shares shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

         "Acting in Concert" is defined as "knowing participation in a joint activity or independent conscious parallel action towards a common goal" or "a combination or pooling of voting or other interests in the securities of an issuer for a common purpose." Persons shall be presumed to be Acting in Concert with each other if: (i) both are purchasing Common Shares in the Conversion and are (a) executive officers, directors, trustees, or anyone who performs, or whose nominee or representative performs, a similar policy making function at a company (other than Home City or HCFC) or principal business units or subsidiaries of a company, or (b) any person who directly or indirectly owns or controls 10% or more of the stock of a company (other than Home City or HCFC); or (ii) one person provides credit to the other for the purchase of Common Shares or is instrumental in obtaining that credit. In addition, if a person is presumed to be Acting in Concert with another person, then the person is presumed to Act in Concert with anyone else who is, or is presumed to be, Acting in Concert with that other person.

         For purposes of the Plan, (i) the directors of Home City are not deemed to be Acting in Concert solely by reason of their membership on the Board of Directors of Home City; (ii) an associate of a person (an "Associate") is (a) any corporation or organization (other than Home City) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of Home City. Executive officers and directors of Home City and their Associates may not purchase, in the aggregate, more than 34.9% of the total number of Common Shares sold in the Conversion. Shares acquired by the ESOP will not, pursuant to regulations governing the Conversion, be aggregated with the shares purchased by the directors, officers and employees of Home City.

         Purchases of Common Shares are also subject to the change in control regulations of the OTS. Such regulations restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons Acting in Concert. See "RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC AND RELATED ANTI-TAKEOVER PROVISIONS - Federal Law and Regulation."

         After the Conversion, Common Shares, except for shares purchased by officers and directors of HCFC, will be freely transferable, subject to OTS regulations. See "Restrictions on Transferability of Common Shares by Directors and Officers."

PLAN OF DISTRIBUTION

         The offering of the Common Shares is made only pursuant to this Prospectus, which is available to all eligible subscribers by mail. See "ADDITIONAL INFORMATION." Additional copies are available at the offices of Home City. Sales of Common Shares will be made primarily by registered representatives affiliated with Webb. HCFC will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Shares will be conducted within the requirements of Rule 3a4-1, which will permit officers, directors and employees of HCFC and Home City to participate in the sale of Common Shares, in clerical capacities, providing administrative support in effecting sales transactions or answering questions relating to the proper execution of the Stock Order Form, except that officers, directors and employees will not participate in the sale of Common Shares to residents of any state in which such persons have not met such state's requirements for participation. Management of Home City may answer questions regarding the business of Home City. Other questions of prospective purchasers, including questions as to the nature of the investment, will be directed to registered representatives. Management and the employees of Home City have been instructed not to solicit offers to purchase Common Shares or to provide advice regarding the purchase of Common Shares. No officer, director or employee of HCFC or Home City will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Shares.

         To assist HCFC in marketing the Common Shares, HCFC has retained Webb, a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. (the "NASD"). Webb will consult with and advise HCFC and assist with the sale of the Common Shares on a best efforts basis in connection with the Conversion. The services to be rendered by Webb include assisting HCFC in conducting the Subscription Offering and the Community Offering and educating Home City personnel about the Conversion process. Webb is not obligated to purchase any of the Common Shares.

         For its services, Webb has been paid a management fee in the amount of $25,000. Webb will also receive a commission equal to 1.5% of the aggregate purchase price paid for Common Shares sold in the Conversion, excluding purchases by Home City's directors, executive officers, and Associates of such directors and executive officers, and the ESOP. If Webb and HCFC deem necessary, Webb may enter into agreements with other NASD members ("Selected Dealers") for assistance in the sale of the Common Shares, in which event Webb and such Selected Dealers will receive a commission not to exceed 5.5% of the purchase price of Common Shares sold, if any, by the Selected Dealer. In addition, HCFC will reimburse Webb for certain expenses, including reasonable legal fees.

         HCFC and Home City have agreed to indemnify Webb and its directors, officers, employees, agents and any controlling person against any and all loss, liability, claim, damage or expense arising out of any untrue statement, or alleged untrue statement, of a material fact contained in the Summary Proxy Statement or the Prospectus, any application to regulatory authorities, any "blue sky" application, or any other related document prepared or executed by or on behalf of HCFC or Home City with its consent in connection with, or in contemplation of, the Conversion, or any omission therefrom of a material fact required to be stated therein, unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon certain information furnished to Home City by Webb expressly for use in the Summary Proxy Statement or the Prospectus.

         The Common Shares will be offered principally by the distribution of this Prospectus and through activities conducted at the Conversion Information Center, which will be located at the office of Home City. The Conversion Information Center will be staffed by one or more of Webb's employees, who will be responsible for mailing materials relating to the Offering, responding to questions regarding the Conversion and the Offering and processing stock orders.

         A conspicuous legend that the Common Shares are not a federally-insured or guaranteed deposit or account appears on all offering documents used in connection with the Conversion and will appear on the certificates representing the Common Shares. Any person purchasing Common Shares will be required to execute the Stock Order Form certifying such person's knowledge that the Common Shares are not federally-insured or guaranteed and that the purchaser has received a Prospectus and understands the investment risk involved.

EFFECT OF EXTENSION OF COMMUNITY OFFERING

         If the Community Offering extends beyond 45 days after the Subscription Expiration Date, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that until a date specified in the notice, they have the right to increase, decrease or rescind their subscriptions for Common Shares. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription during any such extension shall have the appropriate portion of his funds promptly refunded with interest.

USE OF STOCK ORDER FORMS

         Subscriptions for Common Shares in the Subscription Offering and the Community Offering may be made only by completing and submitting a Stock Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to HCFC at 63 West Main Street, Springfield, Ohio 45502-1309, by mail or in person, prior to 4:00 p.m., Eastern Time, on December 16, 1996, a properly executed and completed original Stock Order Form, together with full payment of the subscription price of $10 for each share for which subscription is made. Photocopies or telecopies of Stock Order Forms will not be accepted. See "ADDITIONAL INFORMATION." THE FAILURE TO DELIVER A PROPERLY EXECUTED ORIGINAL ORDER FORM AND FULL PAYMENT IN A MANNER BY WHICH THEY ARE ACTUALLY RECEIVED BY HCFC NO LATER THAN 4:00 P.M. ON THE SUBSCRIPTION EXPIRATION DATE WILL PRECLUDE THE PURCHASE OF COMMON SHARES IN THE OFFERING.

         AN EXECUTED STOCK ORDER FORM, ONCE RECEIVED BY HCFC, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF HCFC, UNLESS (I) THE COMMUNITY OFFERING IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE, OR (II) THE FINAL VALUATION OF HOME CITY, AS CONVERTED, IS LESS THAN $6,120,000 OR MORE THAN $9,522,000. IF EITHER OF THOSE EVENTS OCCUR, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE SUBSCRIPTION OFFERING OR IN THE COMMUNITY OFFERING WILL RECEIVE WRITTEN NOTICE THAT UNTIL A DATE SPECIFIED IN THE NOTICE, THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ELECTS TO RESCIND HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST.

PAYMENT FOR COMMON SHARES

         Payment of the subscription price for all Common Shares for which subscription is made must accompany all completed Stock Order Forms in order for subscriptions to be valid. Payment for Common Shares may be made (i) in cash, if delivered in person, (ii) by check, bank draft or money order payable to the order of Home City, or (iii) by authorization of withdrawal from savings accounts in Home City (other than non-self-directed IRAs). Wire transfers will not be accepted. Home City cannot lend money or otherwise extend credit to any person to purchase Common Shares, other than the ESOP.

         Payments made in cash or by check, bank draft or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits. Interest will be paid by Home City on such accounts at Home City's passbook rate, currently 2.5% annual percentage yield, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until such check has cleared for payment.

         Instructions for authorizing withdrawals from savings accounts are provided in the Stock Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be cancelled and the remaining balance will earn interest at Home City's passbook rate subsequent to the withdrawal.

         Persons who are beneficial owners of IRAs maintained at Home City do not personally have subscription rights related to such account. The account itself, however, may have subscription rights. In order to utilize funds in an IRA maintained at Home City, the funds must be transferred to a self-directed IRA that permits the IRA funds to be invested in stock. The beneficial owner of the IRA must direct the trustee of the IRA to use funds from such account to purchase Common Shares in connection with the Conversion. Persons who are interested in utilizing IRAs at Home City to subscribe for Common Shares should contact the Home City Conversion Information Center at (513) 324-3830 for instructions and assistance.

         Subscriptions will not be filled by HCFC until subscriptions have been received in the Subscription Offering and the Community Offering for up to 612,000 Common Shares, the minimum of the Valuation Range. If the Conversion is terminated, all funds delivered to HCFC for the purchase of Common Shares will be returned with interest, and all charges to savings accounts will be rescinded. Subscribers and other purchasers will be notified by mail, promptly on completion of the sale of the Common Shares, of the number of shares for which their subscriptions have been accepted. Certificates representing Common Shares will be delivered promptly thereafter.

         If the ESOP subscribes for Common Shares in the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

         The following table sets forth certain information regarding the subscription rights intended to be exercised by the directors and executive officers of Home City and their Associates. For purposes of this table, it has been assumed that 720,000 Common Shares will be sold in connection with the Conversion at $10 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. The number of Common Shares purchased may decrease or increase if fewer or greater than 720,000 Common Shares are sold in connection with the Conversion. See "Pricing and Number of Common Shares to be Sold."


                                                                  Percent          Aggregate
                                                 Total            of total          purchase
Name                                            Shares            Offering            Price
----                                            ------            --------          ---------

John D. Conroy                                   14,400             2.0%             $144,000
P. Clark Engelmeier                              14,400             2.0               144,000
James Foreman                                    14,400             2.0               144,000
Terry A. Hoppes                                  14,400             2.0               144,000
Douglas L. Ulery                                 14,400             2.0               144,000
Gary E. Brown                                     2,000             0.3                20,000
Jo Ann Holdeman                                   1,000             0.1                10,000
                                                -------           -----            ----------

   Total                                         75,000            10.4%             $750,000
                                                 ======            ====              ========


         All purchases by executive officers and directors of Home City are made for investment purposes only and with no intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

         The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of Home City. Keller, a firm which evaluates and appraises financial institutions, was retained by Home City to prepare an appraisal of the estimated pro forma market value of Home City as converted. Keller will receive a fee of $15,000 for its appraisal, which amount includes out-of-pocket expenses.

         The appraisal was prepared by Keller in reliance upon the information contained herein. Keller also considered the following factors, among others: the present and projected operating results and financial condition of Home City and the economic and demographic conditions in Home City's existing market area; the quality and depth of Home City's management and personnel; certain historical financial and other information relating to Home City and a comparative evaluation of the operating and financial statistics of Home City with those of other thrift institutions; the aggregate size of the offering; the impact of the Conversion on Home City's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions; the effect of Home City becoming a subsidiary of HCFC; and general conditions in the markets for such stocks.

         Keller's valuation of the estimated pro forma market value of Home City, as converted, is $7,200,000 as of September 6, 1996 (the "Pro Forma Value"). HCFC will issue the Common Shares at a fixed price of $10 per share and, by dividing the price per share into the Pro Forma Value, will determine the number of shares to be issued. Applicable regulations also require, however, that the appraiser establish the Valuation Range of 15% on either side of the Pro Forma Value to allow for fluctuations in the aggregate value of the Common Shares due to changes in the market for thrift shares and other factors from the time of commencement of the Subscription Offering until the completion of the Conversion.

         As of September 6, 1996, the Valuation Range was from $6,120,000 to $8,280,000, which, based upon a per share offering price of $10, will result in the sale of between 612,000 and 828,000 Common Shares. In the event that Keller determines at the close of the Conversion that the aggregate pro forma value of Home City is higher or lower than the Pro Forma Value, but is nevertheless within the Valuation Range, or is not more than 15% above the maximum of the Valuation Range, HCFC will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Conversion consistent with the final Valuation Range. The total number of Common Shares sold in the Conversion will be determined in the discretion of the Boards of Directors of HCFC and Home City consistent with the Valuation Range. If, due to changing market conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given a notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

         THE APPRAISAL BY KELLER IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION, KELLER HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY HOME CITY AND ITS INDEPENDENT AUDITORS. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION

PROVIDED BY HOME CITY AND ITS INDEPENDENT AUDITORS, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF HOME CITY OR HCFC. THE VALUATION CONSIDERS HOME CITY ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF HOME CITY. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES WITHIN THE ESTIMATED PRICE RANGE.

         A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, at the Central Regional Office of the OTS, 200 West Madison, Suite 1300, Chicago, Illinois 60606, and at the office of Home City.

RESTRICTIONS ON REPURCHASE OF COMMON SHARES

         Federal regulations prohibit HCFC from repurchasing, without approval by the OTS, any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of HCFC's outstanding capital stock during a twelve-month period. In addition, after such a repurchase, Home City's regulatory capital must equal or exceed all regulatory capital requirements. Before commencement of such a program, HCFC must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of Home City or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following Conversion.

RESTRICTIONS ON TRANSFERABILITY OF COMMON SHARES BY DIRECTORS AND OFFICERS

         Common Shares purchased by directors or executive officers of HCFC or their Associates will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. The certificates evidencing Common Shares issued by HCFC to directors, executive officers and their Associates will bear a legend giving appropriate notice of the restriction imposed upon the transfer of such Common Shares. In addition, HCFC will give appropriate instructions to the transfer agent (if any) for HCFC's Common Shares in respect of the applicable restriction on transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

         Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of HCFC or Home City, or any of their Associates, may purchase any common shares of HCFC without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of HCFC or shares acquired by any stock benefit plan of Home City or HCFC.

         The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Securities Act of 1933 (the "Securities Act"). Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of HCFC may be resold without registration. Common Shares received by affiliates of HCFC will be subject to resale restrictions. An "affiliate" of HCFC, for purposes of Rule 144 under the Securities Act ("Rule 144"), is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, HCFC. Rule 144 generally requires that there be publicly available certain information concerning HCFC and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of HCFC or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, the average weekly reported volume of trading during the four weeks preceding the sale.

RIGHTS OF REVIEW

         Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves the Plan may obtain review of such action by filing in the Court of Appeals of the United States for the circuit in which the principal office or residence of such person is located or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the date of mailing of proxy materials to the Voting Members of Home City or within 30 days after the date of publication in the Federal Register of notice of approval of the Plan by the OTS, whichever is later.


                RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC
                      AND RELATED ANTI-TAKEOVER PROVISIONS

GENERAL

         Federal law and regulation, Ohio law, the Articles of Incorporation and Code of Regulations of HCFC, the Federal Stock Charter of Home City and certain employee benefit plans to be adopted by Home City and HCFC contain certain provisions which may deter or prohibit a change of control of Home City or HCFC. Such provisions are intended to encourage any acquiror to negotiate the terms of an acquisition with the Board of Directors of HCFC, thereby reducing the vulnerability of HCFC to takeover attempts and certain other transactions that have not been negotiated with and approved by the Board of Directors.

         Anti-takeover devices and provisions may have the effect, however, of discouraging sudden or hostile takeover attempts, even under circumstances in which shareholders may deem such takeovers to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to participate because of such devices and provisions. Moreover, such devices and provisions may also benefit management by discouraging changes of control in which incumbent management would be removed from office.

         The following is a summary of certain provisions of such laws, regulations and documents.

FEDERAL LAW AND REGULATION

         FEDERAL DEPOSIT INSURANCE ACT. The FDIA provides that no person, acting directly or indirectly or in concert with one or more persons, may acquire control of any insured savings association or holding company unless both (i) 60 days' prior written notice has been given to the OTS and (ii) the OTS has not issued a notice disapproving the proposed acquisition. Control, for purposes of the FDIA, means the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of securities of such institution. This provision of the FDIA is implemented by the OTS in accordance with the Regulations for Acquisition of Control of an Insured Institution, 12 C.F.R. Part 574 (the "Control Regulations"). Control, for purposes of the Control Regulations, exists in situations in which either (a) the acquiring party has direct or indirect voting control of at least 25% of the institution's voting shares or controls in any manner the election of a majority of the directors of such institution or (b) the Director of the OTS determines that such person exercises a controlling influence over the management or policies of such institution. In addition, control is presumed to exist, subject to rebuttal, if the acquiring party (which includes a group "acting in concert") has voting control of at least 10% of the institution's voting stock and any of eight control factors specified in the Control Regulations exists. There are also rebuttable presumptions in the Control Regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family." The Control Regulations apply to acquisitions of Common Shares in connection with the Conversion and to acquisitions after the Conversion.

         CHANGE IN CONTROL OF CONVERTED ASSOCIATIONS. A regulation of the OTS provides that, for a period of three years after the date of the completion of the Conversion, no person shall, directly or indirectly, offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of Home City or HCFC without the prior written approval of the OTS. In addition to the actual ownership of more than 10% of a class of equity securities, a person is deemed to have acquired beneficial ownership of more than 10% of the equity securities of HCFC or Home City if the person holds any combination of stock and revocable and/or irrevocable proxies of HCFC under circumstances that give rise to a conclusive control determination or rebuttable control determination under the OTS's change of control regulations. Such circumstances include (i) holding any combination of voting shares and revocable and/or irrevocable proxies representing more than 25% of any class of voting stock of HCFC enabling the acquirer (a) to elect one-third or more of the directors, (b) to cause HCFC's or Home City's shareholders to approve the acquisition or corporate reorganization of HCFC or Home City, or (c) to exert a controlling influence over a material aspect of the business operations of HCFC or Home City, and (ii) acquiring any combination of voting shares and irrevocable proxies representing more than 25% of any class of voting shares.

     Such three-year restriction does not apply (i) to any offer with a view toward public resale made exclusively to Home City or HCFC or to any underwriter or selling group acting on behalf of Home City or HCFC, (ii) unless made applicable by the OTS by prior written advice, to any offer or announcement of an offer which, if consummated, would result in the acquisition by any person, together with all other acquisitions by any such person of the same class of securities during the preceding 12-month period, of not more than 1% of the class of securities, or (iii) to any offer to acquire or the acquisition of beneficial ownership of more than 10% of any class of equity security of Home City or HCFC by a corporation whose ownership is or will be substantially the same as the ownership of Home City or HCFC if made more than one year following the date of the Conversion. The foregoing restriction does not apply to the acquisition of Home City or HCFC's capital stock by one or more tax-qualified employee stock benefit plans of HCFC or Home City, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of Home City or HCFC. See "Articles of Incorporation of Home City" for a discussion of a five-year restriction on direct or indirect beneficial ownership of 10% of the outstanding common shares of Home City.

     HOLDING COMPANY RESTRICTIONS. Federal law generally prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from
(i) acquiring control of any other savings association or savings and loan holding company, (ii) acquiring substantially all of the assets of a savings association or holding company thereof, or (iii) acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Acquisitions under the Holding Company Act are governed by the Control Regulations. See "Federal Deposit Insurance Act."

     Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by the holding company. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's voting shares may acquire control of any savings institution, other than a subsidiary institution or any other savings and loan holding company.

OHIO LAW

     MERGER MORATORIUM STATUTE. Ohio has adopted a merger moratorium statute regulating certain takeover bids affecting certain public corporations with significant ties to Ohio. The statute prohibits, with some exceptions, any merger, combination or consolidation and any of certain other sales, leases, distributions, dividends, exchanges, mortgages or transfers between such an Ohio corporation and any person who has the right to exercise, alone or with others, 10% or more of the voting power of such corporation (an "Interested Shareholder"), for three years following the date on which such person first becomes an Interested Shareholder. Such a business combination is permitted only if, prior to the time such person first becomes an Interested Shareholder, the Board of Directors of the issuing corporation has approved the purchase of shares that resulted in such person first becoming an Interested Shareholder.

     After the initial three-year moratorium, such a business combination may not occur unless (1) an exception specifically enumerated in the statute is applicable to the combination, (2) the combination is approved, at a meeting held for such purpose, by the affirmative vote of the holders of the issuing public corporation entitling them to exercise at least two-thirds of the voting power of the issuing public corporation in the election of directors or of such different proportion as the articles may provide, provided the combination is also approved by the affirmative vote of the holders of at least a majority of the disinterested shares, or (3) the business combination meets certain statutory criteria designed to ensure that the issuing public corporation's remaining shareholders receive fair consideration for their shares.

     An Ohio corporation may, under certain circumstances, "opt out" of the statute by specifically providing in its articles of incorporation that the statute does not apply to any business combination of such corporation. However, the statute still prohibits for twelve months any business combination that would have been prohibited but for the adoption of such an opt-out amendment. The statute also provides that it will continue to apply to any business combination between a person who became an Interested Shareholder prior to the adoption of such an amendment as if the amendment had not been adopted. The Articles of Incorporation of HCFC do not opt out of the protection afforded by Chapter 1704. Therefore, the merger moratorium statute applies to HCFC.

     CONTROL SHARE ACQUISITION STATUTE. Section 1701.831 of the Ohio Revised Code (the "Control Share Acquisition Statute") requires that certain acquisitions of voting securities that would result in the acquiring shareholder owning 20%, 33 1/3%, or 50% of the outstanding voting securities of HCFC must be approved in advance by the holders of at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present and a majority of the portion of the outstanding voting shares represented at such a meeting, excluding the voting shares owned by the acquiring shareholder. The Control Share Acquisition Statute was intended, in part, to protect shareholders of Ohio corporations from coercive tender offers.

         TAKEOVER BID STATUTE. Ohio law also contains a statute regulating takeover bids for any Ohio corporation. Such statute provides that no offeror may make a takeover bid unless (i) at least 20 days prior thereto the offeror announces publicly the terms of the proposed takeover bid and files with the Ohio Division of Securities (the "Securities Division") and provides the target company with certain information in respect of the offeror, his ownership of the company's shares and his plans for the company, and (ii) within ten days following such filing either (a) no hearing is required by the Securities Division, (b) a hearing is requested by the target company within such time but the Securities Division finds no cause for hearing exists, or (c) a hearing is ordered and upon such hearing the Securities Division adjudicates that the offeror proposes to make full, fair and effective disclosure to offerees of all information material to a decision to accept or reject the offer.

         The takeover bid statute also states that no offeror shall make a takeover bid if he owns 5% or more of the issued and outstanding equity securities of any class of the target company, any of which were purchased within one year before the proposed takeover bid, and the offeror, before making any such purchase, failed to announce his intention to gain control of the target company or otherwise failed to make full and fair disclosure of such intention to the persons from whom he acquired such securities. The United States District Court for the Southern District of Ohio has determined that the Ohio takeover bid statute is preempted by federal regulation.

ARTICLES OF INCORPORATION OF HCFC

         RESTRICTION ON ACQUISITION OF MORE THAN 10% OF THE COMMON SHARES. The Articles of Incorporation of HCFC provide that for five years after the effective date of the Conversion, no person, except the ESOP, may offer to acquire or acquire the beneficial ownership of more than 10% of any class of outstanding equity securities of HCFC. If such a prohibited acquisition occurs, the securities owned by such person in excess of the 10% limit may not be voted on any matter submitted to the shareholders of HCFC. The term "person" is defined as an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of HCFC, but does not include an employee stock ownership plan for the benefit of the employees of Home City or HCFC. The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of HCFC's Common Shares. The ability of management or any other person to solicit revocable proxies from shareholders will not be restricted by such 10% limit.

         ABILITY OF THE BOARD OF DIRECTORS TO ISSUE ADDITIONAL SHARES. The Articles of Incorporation of HCFC permit the Board of Directors of HCFC to issue additional common shares and preferred shares. See "DESCRIPTION OF AUTHORIZED SHARES - General." The ability of the Board of Directors to issue such additional shares may create impediments to gaining, or otherwise discourage persons from attempting to gain, control of HCFC.

         MATTERS REQUIRING ENLARGED SHAREHOLDER VOTE. Generally, matters requiring a vote of the shareholders of HCFC may be approved by the holders of a majority of the voting shares of HCFC. Article Sixth of the Articles of Incorporation of HCFC provides, however, that, in the event the Board of Directors recommends against the approval of any of the following matters, the holders of at least 75% of the voting shares of HCFC are required to adopt any such matters.

          (1)  A proposed amendment to the Articles of Incorporation of HCFC;

          (2)  A proposed amendment to the Code of Regulations of HCFC;

          (3) A proposal to change the number of directors by action of the shareholders;

          (4) An agreement of merger or consolidation providing for the proposed merger or consolidation of HCFC with or into one or more other corporations;

          (5) A proposed combination or majority share acquisition involving the issuance of shares of HCFC and requiring shareholder approval;

          (6) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill of HCFC; or

          (7)  A proposed dissolution of HCFC.

         Officers and directors of HCFC are expected to purchase approximately 10.4% of the Common Shares at the mid-point of the Valuation Range. In addition, the ESOP intends to purchase approximately 8% of the Common Shares, and it is anticipated that upon shareholder approval of the RRP, the RRP will purchase 4% of the outstanding Common Shares. The ESOP trustee must vote shares allocated under the ESOP as directed by the participants to whom the shares are allocated and vote unallocated shares in his sole discretion on mergers, sales of substantially all of HCFC's assets and similar transactions. The RRP trustees, who are expected to be two directors of HCFC, will vote shares held by the RRP Trust in their discretion. Thus, officers and directors will have a significant influence over the vote on such a transaction and may be able to defeat such a proposal.

         ELIMINATION OF CUMULATIVE VOTING. Section 1701.55 of the Ohio Revised Code provides in substance and effect that shareholders of a for profit corporation which is not a savings and loan association and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. The right to cumulate votes in the election of directors will exist at a meeting of shareholders if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of an Ohio corporation, not less than 48 hours before a meeting at which directors are to be elected, that the shareholder desires that the voting for the election of directors shall be cumulative and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is invoked, each shareholder would have a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by him, and would be entitled to distribute his votes among the candidates as he sees fit.

         Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of HCFC have been amended to eliminate cumulative voting. The elimination of cumulative voting may make it more difficult for shareholders to elect as directors persons whose election is not supported by the Board of Directors.

FEDERAL STOCK CHARTER OF HOME CITY

         For a five-year period following the date of the completion of the Conversion, no person may, directly or indirectly, acquire or offer to acquire the beneficial ownership of more than 10% of Home City's outstanding common shares. The acquisition of more than 10% of the common shares of HCFC would constitute an indirect acquisition of the common shares of Home City and would, therefore, be prohibited by the Federal Stock Charter of Home City. The beneficial ownership limitation prohibition does not apply, however, to purchases of Home City's common shares by one or more tax-qualified employee stock benefit plans of Home City. Any holder of shares of HCFC or Home City beneficially owned in violation of such prohibition will not be entitled to vote on matters submitted to a vote of shareholders, and such shares shall not be voted by any person or be counted as voting shares in connection with any matter submitted to shareholders for a vote. The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of HCFC or Home City. The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of HCFC's common shares or Home City's common shares.

EMPLOYEE BENEFIT PLANS

         Adoption of the ESOP may also have an anti-takeover effect. The ESOP may become the owner of a sufficient percentage of the total outstanding common shares of HCFC that the decision whether to tender the shares held by the ESOP to a potential acquirer may prevent a takeover. See "DESCRIPTION OF AUTHORIZED SHARES" and "MANAGEMENT OF HOME CITY - Employee Stock Ownership Plan."

                        DESCRIPTION OF AUTHORIZED SHARES

GENERAL

     The Articles of Incorporation of HCFC authorize the issuance of five million common shares and one million preferred shares. The common shares and the preferred shares authorized by HCFC's Articles of Incorporation have no par value. Upon receipt by HCFC of the purchase price therefor and subsequent issuance thereof, each Common Share will be fully paid and nonassessable. The Common Shares of HCFC will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

     None of the preferred shares of HCFC will be issued in connection with the Conversion. The Board of Directors of HCFC is authorized, without shareholder approval, to issue preferred shares and to fix and state the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred shares may rank prior to the common shares as to dividend rights, liquidation preferences or both. Each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the common shares. The Board of Directors has no present intention to issue any of the preferred shares.

     The following is a summary description of the rights of the common shares of HCFC, including the material express terms of such shares as set forth in HCFC's Articles of Incorporation.

LIQUIDATION RIGHTS

     In the event of the complete liquidation or dissolution of HCFC, the holders of HCFC's common shares will be entitled to receive all assets of HCFC available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of HCFC, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account.

VOTING RIGHTS

     The holders of the common shares of HCFC will possess exclusive voting rights in HCFC, unless preferred shares are issued. Each holder of common shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares.

     Section 1701.55 of the Ohio Revised Code provides in substance and effect that shareholders of a for profit corporation which is not a savings and loan association and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of HCFC have been amended to eliminate cumulative voting. See "RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC AND RELATED ANTI-TAKEOVER PROVISIONS - Articles of Incorporation of HCFC -- Elimination of Cumulative Voting."

DIVIDENDS

     The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY" and "TAXATION - Federal Taxation" for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

     After the consummation of the Conversion, no shareholder of HCFC will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

         See "THE CONVERSION - Restrictions on Repurchase of Common Shares" for a description of the limitations on the repurchase of shares by HCFC; "THE CONVERSION - Restrictions on Transferability of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF HOME CITY AND HCFC AND RELATED ANTI-TAKEOVER PROVISIONS" for information regarding regulatory restrictions on acquiring Common Shares.


                            REGISTRATION REQUIREMENTS

         HCFC will register its common shares with the SEC pursuant to Section 12(g) of the Exchange Act prior to or promptly upon completion of the Conversion and will not deregister such shares for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act will apply.


                                  LEGAL MATTERS

         Certain legal matters pertaining to the Common Shares and the federal and Ohio tax consequences of the Conversion will be passed upon for Home City by Vorys, Sater, Seymour and Pease, 221 E. Fourth Street, Cincinnati, Ohio 45202. The validity of the Common Shares to be issued in connection with the Conversion will be passed upon for Webb by its counsel, Silver, Freedman, & Taff, L.L.P., 1100 New York Avenue, N.W., Washington, D.C. 20005.


                                     EXPERTS

         The consolidated financial statements of Home City as of June 30, 1996 and 1995, and for the years ended June 30, 1996, 1995 and 1994, included in this Prospectus have been audited by Robb, Dixon, Francis, Davis, Oneson & Company, certified public accountants, as stated in their report appearing herein and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

         Keller has consented to the publication herein of the summary of its letter to Home City setting forth its opinion as to the estimated pro forma market value of Home City as converted and to the use of its name and statements with respect to it appearing herein.


                             ADDITIONAL INFORMATION

         HCFC has filed with the SEC a Registration Statement on Form S-1 (File No. 333-12501) under the Securities Act with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

         Home City has filed an Application for Approval of Conversion (the "Application") with the OTS. This document omits certain information contained in the Application. The Application, the exhibits and the financial statements that are part thereof may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and the Central Regional Office, 200 W. Madison Street, Suite 1300, Chicago, Illinois 60606.

         The SEC maintains a World Wide Web site, (http://www.sec.gov), that contains reports, proxy and information statements and other information regarding registrants that file with the SEC, including HCFC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                                  Page
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                                 F-2

CONSOLIDATED FINANCIAL STATEMENTS

    CONSOLIDATED BALANCE SHEETS                                                    F-3
    (As of June 30, 1996 and 1995)

    CONSOLIDATED STATEMENTS OF INCOME                                              F-4
    (For the years ended June 30, 1996, 1995 and 1994)

    CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY                                   F-5
    (For the years ended June 30, 1996, 1995 and 1994)

    CONSOLIDATED STATEMENTS OF CASH FLOWS                                          F-6
    (For the years ended June 30, 1996, 1995 and 1994)

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                     F-7

SCHEDULES: All schedules are omitted, as the information is either not applicable or is included in the consolidated financial statements.

FINANCIAL STATEMENTS OF HOME CITY FINANCIAL CORPORATION: Financial statements of Home City Financial Corporation are not presented, as that corporation was not active during any of the periods presented.

                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors
Home City Federal Savings Bank of Springfield
Springfield, Ohio


         We have audited the accompanying consolidated balance sheets of Home City Federal Savings Bank of Springfield as of June 30, 1996 and 1995, and the related statements of income, changes in equity and cash flows for the years ended June 30, 1996, 1995 and 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home City Federal Savings Bank of Springfield as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the years ended June 30, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.



                                      ROBB, DIXON
                                 FRANCIS, DAVIS, ONESON
                                        & COMPANY


Granville, Ohio
July 17, 1996, except as to Note S and Note T, which are as of September 30, 1996.

                  HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD
                                SPRINGFIELD, OHIO
                           CONSOLIDATED BALANCE SHEETS

                                                                                (Dollars in thousands)
                                                                                        June 30,
                                                                                   1996          1995
                                                                                  -------      -------
ASSETS
Cash and cash equivalents
  Cash and amounts due from depository institutions                               $   855      $   570
  Interest-bearing deposits in other banks                                            588          307
  Federal Funds sold                                                                  400        1,500
                                                                                  -------      -------
          Total cash and cash equivalents                                           1,843        2,377

Time deposits with original maturities of 90 days or more                           1,061          360
Investment securities
  Securities held-to-maturity (fair value of $0 in 1996 and $1,909 in 1995)            --        1,901
  Securities available-for-sale, at fair value                                      2,188          259
Mortgage-backed securities
  Securities held-to-maturity (fair value of $0 in 1996 and $3,603 in 1995)            --        3,667
  Securities available-for-sale, at fair value                                      2,975           --
Loans, net                                                                         45,225       38,960
Accrued interest receivable                                                           273          169
Premises and equipment, net                                                           488          468
Investment required by law - stock in Federal Home Loan Bank                          394          288
Deferred income taxes                                                                  --           21
Cash surrender value of life insurance                                              1,044           --
Other assets                                                                          237          108
                                                                                  -------      -------
   TOTAL ASSETS                                                                   $55,728      $48,578
                                                                                  =======      =======

LIABILITIES AND EQUITY
Deposits                                                                          $47,174      $40,936
Advances from Federal Home Loan Bank                                                2,903        2,618
Accrued interest payable                                                               49           42
Advance payments by borrowers for taxes and insurance                                  20           34
Deferred income taxes                                                                  68           --
Other liabilities                                                                     116           63
                                                                                  -------      -------
   TOTAL LIABILITIES                                                               50,330       43,693

COMMITMENTS AND CONTINGENCIES                                                          --           --

EQUITY
Retained earnings, substantially restricted                                         5,271        4,757
Unrealized gain on securities available-for-sale, net of applicable deferred
   income taxes                                                                       127          128
                                                                                  -------      -------
   TOTAL EQUITY                                                                     5,398        4,885
                                                                                  -------      -------
   TOTAL LIABILITIES AND EQUITY                                                   $55,728      $48,578
                                                                                  =======      =======

See accompanying notes.

                  HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD
                                SPRINGFIELD, OHIO
                        CONSOLIDATED STATEMENTS OF INCOME

                                                             (Dollars in thousands)
                                                               Years ended June 30,
                                                           1996        1995        1994
                                                          ------      ------      ------
INTEREST INCOME
Interest and fees on loans                                $4,094      $3,344      $3,074
Interest on investment securities                            143         145         103
Interest on mortgage-backed securities                       209         274         314
Interest on deposits in banks and federal funds sold          61          72          51
                                                          ------      ------      ------
   TOTAL INTEREST INCOME                                   4,507       3,835       3,542
                                                          ------      ------      ------
INTEREST EXPENSE
Interest on interest-bearing checking accounts                 3          --           1
Interest on savings accounts                                 251         395         608
Interest on certificates of deposits                       2,116       1,440         799
Interest on advances from Federal Home Loan Bank             172         107          38
                                                          ------      ------      ------
   TOTAL INTEREST EXPENSE                                  2,542       1,942       1,446
                                                          ------      ------      ------
   NET INTEREST INCOME                                     1,965       1,893       2,096
Provision for loan losses                                     50         109         113
                                                          ------      ------      ------
       NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES                             1,915       1,784       1,983

OTHER INCOME
Service charges                                                9           2           1
Life insurance                                                46          --          --
Other                                                          3           7          11
                                                          ------      ------      ------
   TOTAL OTHER INCOME                                         58           9          12
                                                          ------      ------      ------
OTHER EXPENSES
Salaries and employee benefits                               532         398         311
Supplies, telephone and postage                               44          29          28
Occupancy and equipment                                      102         104         120
Deposit insurance                                             96          83          83
Data processing                                               54          47          63
Legal, accounting and exam                                   110          83          70
Franchise tax                                                 72          63          53
Other                                                        206         191         195
                                                          ------      ------      ------
       TOTAL OTHER EXPENSES                                1,216         998         923
                                                          ------      ------      ------
       NET INCOME BEFORE FEDERAL INCOME
     TAX EXPENSE                                             757         795       1,072

Federal income tax expense                                   243         240         367
                                                          ------      ------      ------
   NET INCOME                                             $  514      $  555      $  705
                                                          ======      ======      ======

See accompanying notes.

                  HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD
                                SPRINGFIELD, OHIO
                         STATEMENTS OF CHANGES IN EQUITY
                             (Dollars in thousands)

                                                                             Unrealized gain
                                                                           (loss) on securities
                                                                            available-for-sale
                                                                Retained     net of applicable           Total
                                                                earnings   deferred income taxes         equity
                                                                --------   ---------------------         ------
Balances at June 30, 1993                                       $ 3,497         $    --                 $ 3,497

Net income                                                          705              --                     705

Change in accounting principle to adopt SFAS 115,
    net of applicable deferred income taxes of $47                   --              91                      91

Change in unrealized gain (loss) on securities
    available-for-sale, net of applicable deferred
    income taxes of $11                                              --              22                      22
                                                                -------         -------                 -------

Balances at June 30, 1994                                         4,202             113                   4,315

Net income                                                          555              --                     555

Change in unrealized gain on securities available-for-
    sale, net of applicable deferred income taxes of $8              --              15                      15
                                                                -------         -------                 -------

Balances at June 30, 1995                                         4,757             128                   4,885

Net income                                                          514              --                     514

Change in unrealized gain on securities available-for-
    sale, net of applicable deferred income taxes                    --              (1)                     (1)
                                                                -------         -------                 -------

Balance of June 30, 1996                                        $ 5,271         $   127                 $ 5,398
                                                                =======         =======                 =======

See accompanying notes.

                  HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD
                                SPRINGFIELD, OHIO
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                       (Dollars in thousands)
                                                                        Years ending June 30,
                                                                    1996          1995          1994
                                                                    ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                        $   514       $   555       $   705
Adjustments to reconcile net income to net cash provided by
   operating activities:
     Premium amortization, net of discount accretion                   42           (17)          (34)
     Provision for loan losses                                         50           109           113
     Gain on sale of real estate owned                                 --            --             1
     Depreciation                                                      39            33            32
     Deferred income taxes                                             89             7           (12)
     Life insurance income, net of expenses                           (19)           --            --
     Changes in operating assets and liabilities:
      Increase in accrued income receivable                          (103)          (52)          (47)
      Increase in other assets                                       (129)          (66)           (4)
      Increase in accrued interest payable                              7            25             8
      Increase in other liabilities                                    53             4            (7)
                                                                  -------       -------       -------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                        543           598           755
                                                                  -------       -------       -------

   CASH FLOWS FROM INVESTING ACTIVITIES:
   Net increase in time deposits                                     (700)         (361)           --
   Purchases of held-to-maturity securities                            --        (3,880)       (3,293)
   Proceeds from maturities of held-to-maturity securities            500         4,121         3,750
   Purchases of available-for-sale securities                        (496)           (3)          (10)
   Proceeds from sales of available-for-sale securities                --            78         1,129
   Proceeds from maturities of available-for-sale securities           20            --            --
   Payments on held-to-maturity mortgage backed securities            278           564         1,009
   Payments on available-for-sale mortgage backed securities          319            --            --
   Proceeds for sales of loans                                      2,760           338           131
   Net increase in loans                                           (9,075)       (8,306)       (2,699)
   Purchases of premises and equipment                                (60)          (35)          (88)
   Proceeds from sale of real estate held for investment               --             3           (19)
   Proceeds from sale of real estate owned                             --            --            25
   Purchase of Federal Home Loan Bank stock                          (106)          (41)          (32)
   Purchase of life insurance contracts                            (1,025)           --            --
                                                                  -------       -------       -------
   NET CASH USED IN INVESTING ACTIVITIES                           (7,585)       (7,522)          (97)
                                                                  -------       -------       -------

   CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                              6,238         6,120        (1,872)
   Proceeds from advances from Federal Home Loan Bank                 500         2,310         2,200
   Payments on advances from Federal Home Loan Bank                  (216)         (116)       (2,236)
   Net decrease in advance payments by borrowers for tax and
   insurance                                                          (14)           --            --
                                                                  -------       -------       -------
    NET CASH PROVIDED BY (USED IN) FINANCING
       ACTIVITIES                                                   6,508         8,314        (1,908)
                                                                  -------       -------       -------
    NET INCREASE (DECREASE) IN CASH AND CASH
       EQUIVALENTS                                                   (534)        1,390        (1,250)
    CASH AND CASH EQUIVALENTS AT BEGINNING
       OF YEAR                                                      2,377           987         2,237
                                                                  -------       -------       -------
    CASH AND CASH EQUIVALENTS AT END OF YEAR                      $ 1,843       $ 2,377       $   987
                                                                  =======       =======       =======

See accompanying notes

                  HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD
                                SPRINGFIELD, OHIO
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION
         The consolidated financial statements include the accounts of Home City Federal Savings Bank of Springfield (the Bank) and its subsidiary, Homciti Service Corp. All material intercompany balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS
         The Bank provides a variety of financial services to individuals and corporate customers, through its one office in Springfield, Ohio, which is primarily a small industrial area. The Bank's primary deposit products are savings accounts and certificates of deposit. Its primary lending products are single-family residential loans. Homciti Service Corp. invests in stock of the Bank's data service provider and a local joint venture. Both of such interests are minority interests.

USE OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans. In connection with the determination of the allowances for losses on loans, management obtains independent appraisals for significant properties.

         A majority of the Bank's loan portfolio consists of single-family residential loans in the Springfield, Ohio area. The regional economy depends heavily on some 200 diversified industries. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio are susceptible to changes in local market conditions.

         While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans may change materially in the near term.

INVESTMENT SECURITIES
         SECURITIES HELD TO MATURITY: Government, federal agency and municipal debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity.
         SECURITIES AVAILABLE FOR SALE: Available-for-sale securities consist of investment securities not classified as held-to-maturity. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

MORTGAGE-BACKED SECURITIES
         Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in equity. Cost of securities sold is recognized using the specific identification method.

LOANS
         Loans are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan fees and loans-in-process.

         Loan origination fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

         Loans are placed on nonaccrual when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income on nonaccrual loans is recognized only to the extent of interest payments received.

         The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

PREMISES AND EQUIPMENT
         Premises and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed principally on the straight-line method over the following estimated useful lives:

                                              Years
                                              -----
         Buildings and improvements           10-50
         Furniture and equipment               5-25

INCOME TAXES
         The Bank files a consolidated federal income tax return on a calendar year basis. Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accumulated depreciation, partnership income, deferred loan fees, accrued pension expenses, and non-accrual loans for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

PENSION PLAN
         The Bank has a pension plan covering substantially all employees. It is the policy of the Bank to fund the maximum amount that can be deducted for federal income tax purposes but in amounts not less than the minimum amounts required by law.

STATEMENTS OF CASH FLOWS
         The Bank considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks, and federal funds sold to be cash equivalents for purposes of the statements of cash flows. Only investments with original maturities under 90 days are considered cash equivalents.

FAIR VALUES OF FINANCIAL INSTRUMENTS
         Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excluded certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

         The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

         Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

         Time deposits: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

         Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

         Deposits: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

         Advances from Federal Home Loan Bank: The fair value for FHLB advances are estimated using a discounted cash flow calculation that applies interest rates currently being offered on FHLB advances of aggregated contractual maturities of such advances.

RECLASSIFICATIONS
         Certain amounts in 1995 have been reclassified to conform with the 1996 presentation.

NOTE B - INVESTMENT SECURITIES

         Securities held-to-maturity consist of the following at June 30, 1995:

                                                                       (Dollars in thousands)
                                                                     Gross                Gross
                                               Amortized          Unrealized           Unrealized               Fair
                                                 Cost                Gains               Losses                 Value
                                                 ----                -----               ------                 -----
   U.S. government & federal agencies          $1,496                $-                   $-                    $1,496

   State & local governments                      405                 8                    -                       413
                                               ------                --                   --                    ------
                                               $1,901                $8                   $-                    $1,909
                                               ======                ==                   ==                    ======


         Securities available-for-sale consist of the following:

                                     June 30. 1996                                     June 30.1995
                     --------------------------------------------      -------------------------------------------
                                    Gross         Gross                              Gross         Gross
                     Amortized    Unrealized   Unrealized    Fair      Amortized   Unrealized    Unrealized    Fair
                       Cost         Gains        Losses      Value       Cost        Gains         Losses     Value
                      ------       -------      --------     -----      ------      -------       --------    -----
U.S.
government &
federal agencies      $1,001       $    -       $(4)         $  997     $  -        $     -           $ -     $  -

State & local
governments              879            6        (2)            883        -              -             -        -

Equity
securities                65          243         -             308       65            194             -      259
                      ------       ------        ---         ------     ----         -----            ---      ---

                      $1,945       $  249       $(6)         $2,188     $ 65         $  194           $-      $259
                      ======       ======       ===          ======     ====         ======           =       ====

         The following is a summary of maturities of securities available-for-sale as of June 30, 1996:

                                         (Dollars in thousands)
                                      Securities available-for-sale
                                         Amortized          Fair
                                            Cost           Value
AMOUNTS MATURING IN:
One year or less                           $  134         $  134
After one year through five years           1,569          1,565
After five years through ten years            177            181
After ten years                                65            308
                                           ------         ------
                                           $1,945         $2,188
                                           ======         ======


         During the year ended June 30, 1996, the Bank sold no securities. During the year ended June 30, 1995, the Bank sold securities available-for-sale for total proceeds of approximately $78,000, resulting in no gross realized gains and no gross realized losses. During the year ended June 30, 1994, the Bank sold securities for total proceeds of approximately $1,129,000, resulting in no gross realized gains and no gross realized losses.

         On December 31, 1995, debt securities with an amortized cost of $1,405,000 were transferred from held- to-maturity to available-for-sale to potentially reduce the Bank's state franchise tax expense. The securities had an unrealized gain of approximately $6,000. There were no securities transferred between classifications during the year ended June 30, 1995 and 1994.

         No investment securities were pledged to secure deposits as required or permitted by law.

NOTE C - MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities consist of the following:

                                                    (Dollars in thousands)
                            Available-for-sale                                 Held-to-maturity
                              June 30, 1996                                     June 30, 1995
             ------------------------------------------------    ----------------------------------------------
                             Gross        Gross                                 Gross        Gross
             Amortized    Unrealized   Unrealized     Fair       Amortized    Unrealized   Unrealized   Fair
               Cost          Gains       Losses      Value         Cost         Gains        Losses     Value
              ------        -------     --------     -----        ------       -------      --------    -----
GNMA           $3,020        $ 2          $(76)        $2,946      $3,635        $ 9         $(77)       $3,567

FHLMC              26          3              -            29          32          4            -            36
               ------        ---          -----        ------      ------        ---         -----       ------
               $3,046        $ 5          $(76)        $2,975      $3,667        $13         $(77)       $3,603
               ======        ===          ====         ======      ======        ===         ====        ======

         The amortized cost and fair value of mortgage-backed securities at June 30, 1996 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                           (Dollars in thousands)
                                          Amortized         Fair
                                             Cost           Value
                                             ----           -----
Mortgage-backed securities:
After five years through ten years         $  915         $  903
After ten years                             2,131          2,072
                                           ------         ------
                                           $3,046         $2,975
                                           ======         ======

         During the years ended June 30, 1996, 1995 and 1994, the Bank sold no mortgage-backed securities.

         On December 31, 1995, mortgage-backed securities with an amortized cost of $3,358,000 were transferred from held-to-maturity to available-for-sale to potentially reduce the Bank's state franchise tax expense. The mortgage-backed securities had an unrealized gain of approximately $38,000. There were no securities transferred between classifications during the year ended June 30, 1995.

         Investment securities with a carrying amount of approximately $906,000 and $500,000 were pledged to secure deposits as required or permitted by law as of June 30, 1996 and 1995, respectively.

NOTE D - LOANS

         Loans at June 30, 1996 and 1995 are summarized as follows:

                                                       (Dollars in thousands)
                                                       1996               1995
                                                       ----               ----
Loans secured by first mortgages on real estate:
  1-4 family dwelling units                          $ 31,893          $ 24,956
  5 or more dwelling units                              3,233             3,288
  Non-residential properties                            7,255             7,309
  Land                                                  2,223             1,684
  Construction                                          2,350             4,582
  Consumer                                              1,641               201
  Commercial                                               73                --
                                                     --------          --------
                                                       48,668            42,020
                                                     --------          --------
Allowance for loan losses                                (362)             (319)
Net deferred loan origination fees                       (447)             (420)
Loans in process                                       (2,634)           (2,321)
                                                     --------          --------
Total                                                $ 45,225          $ 38,960
                                                     ========          ========

         An analysis of the allowance for loan losses is as follows:


                                   (Dollars in thousands)
                                 1996        1995       1994
                                 ----        ----       ----
Balance, beginning of year      $ 319       $ 229       $ 198
Provision for losses               50         109         113
Loans charged off                  (7)        (19)       (107)
                                -----       -----       -----
Recoveries                         --          --          25
                                -----       -----       -----
Balance, end of year            $ 362       $ 319       $ 229
                                =====       =====       =====


         At June 30, 1996 and 1995, the Bank had loans amounting to approximately $72,000 and $17,000, respectively, that were specifically classified as impaired. The average balance of these loans amounted to approximately $104,000 and $16,000 for the years ended June 30, 1996 and 1995, respectively. The allowance for loan losses related to impaired loans amounted to approximately $2,000 at June 30, 1996. No portion of the allowance for loan loss related to impaired loans at June 30, 1995.

         In addition, at June 30, 1996 and 1995, the Bank had other nonaccrual loans of approximately $175,000 and $190,000, respectively, for which impairment had not been recognized. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for such loans are set forth in the following table:

                                    (Dollars in thousands)

                                        1996     1995
                                        ----     ----
Interest income that would have
    been recorded                        $16      $12
Interest income actually recognized        8        2
                                         ---      ---
Interest income foregone                 $ 4      $10
                                         ===      ===

         The Bank has no commitments to loan additional funds to the borrowers of impaired or nonaccrual loans.

         At June 30, 1996, 1995 and 1994, the Bank serviced loans for others with principal balances of $3,358,000, $2,797,000 and $684,000, respectively.

         In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers, directors, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank. All loans to such borrowers are summarized as follows:

                          (Dollars in thousands)
Balance, at June 30, 1995      $ 1,085

New loans                           --
Payments                           (23)
                               -------

Balance, at June 30, 1996      $ 1,062
                               =======

NOTE E - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at June 30, 1996 and 1995 consists of the following:

                            (Dollars in thousands)

                                1996      1995
                                ----      ----
Loans                           $246      $143
Mortgage-backed securities        19        23
Investments and other              8         3
                                ----      ----

Totals                          $273      $169
                                ====      ====

NOTE F - PREMISES AND EQUIPMENT

         A summary of premises and equipment at June 30, 1996 and 1995 follows:

                                      (Dollars in thousands)
Land                                    $ 113       $ 113
Buildings and improvements                424         392
Furniture, fixtures, and equipment        275         249
                                        -----       -----
                                          812         754
Accumulated depreciation                 (324)       (286)
                                        -----       -----

Totals                                  $ 488       $ 468
                                        =====       =====

NOTE G - SUPPLEMENTAL DISCLOSURES

         The following are supplemental disclosures for the Statement of Cash Flows for the years ended June 30, 1996, 1995 and 1994

                                                                            (Dollars in thousands)

                                                                       1996           1995         1994
                                                                       ----           ----         ----
Cash paid during the year for interest                                $ 2,535       $ 1,927      $ 1,438
Cash paid during the year for income taxes                                283           272          379
Total change in unrealized gain on securities available-for-sale           (1)           23          124

NOTE H - CASH SURRENDER VALUE OF LIFE INSURANCE

         In September 1995, the Bank purchased life insurance policies on each of its directors other than Douglas L. Ulery. The Bank is the beneficiary of such policies. At June 30, 1996 there were no notes payable to the insurance company.

NOTE I - DEPOSITS

         Deposit account balances at June 30, 1996 and 1995, are summarized as follows:

                                                           (Dollars in thousands)

                                                     1996                       1995
                                                     ----                       ----
                                             Amount         Percent      Amount        Percent
                                             ------         -------      ------        -------
Non-interest bearing checking accounts      $   302            0.6%    $    --             -%
Now and money market accounts                   395            0.8%         --             -%
Passbook savings accounts                     9,561           20.3%     10,500          25.6%
Certificates of deposit                      36,916           78.3%     30,436          74.4%
                                            -------         ------     -------        ------
Totals                                      $47,174         100.00%    $40,936        100.00%
                                            =======         ======     =======        ======


         The aggregate amount of short-term jumbo CD's, each with a minimum denomination of $100,000, was approximately $7,216,000 and $4,061,000 at June 30, 1996 and 1995, respectively. Deposits in excess of $100,000 are not insured by the FDIC.

         At June 30, 1996, the scheduled maturities of CD's are as follows:

                                  (Dollars in thousands)
July 1,1996 to June 30,1997                $15,409
July 1, 1997 to June 30, 1998               16,573
July 1, 1998 to June 30, 1999                4,254
July 1,1999 to June 30,2000                    403
After June 30, 2000                            277
                                           -------
Totals                                     $36,916
                                           =======

         The Bank held deposits of approximately $806,000 for related parties at June 30, 1996.

NOTE J - ADVANCES FROM FEDERAL HOME LOAN BANK

         Advances from the Federal Home Loan Bank consist of the following at June 30, 1996 and 1995, respectively:

                                                                     (Dollars in thousands)

                                                           Current interest        Balance
                                                                 Rate          1996        1995
                                                                 ----          ----        ----
Fixed rate advance, with monthly interest payments:
 Advance due September 25, 1996                                  5.80%       $  500      $   --

Fixed rate advances, with monthly principal and
interest payments:
 Advance due February 1, 2003                                    6.05%          110         122
 Advance due March 1, 2003                                       5.85%          236         263
 Advance due December 31, 2004                                   8.35%          510         570
 Advance due January 1, 2005                                     8.35%          303         326
 Advance due January 1, 2005                                     8.30%          601         671
 Advance due February 1, 2010                                    3.30%          643         666
                                                                             ------      ------
Totals                                                                       $2,903      $2,618
                                                                             ======      ======

         Federal Home Loan Bank ("FHLB") advances are collateralized by all shares of FHLB stock owned by the Bank (totaling $394,000) and by 100% of the Bank's qualified mortgage loan portfolio (totaling approximately $21,759,000). Based on the carrying amount of FHLB stock owned by the Bank, total FHLB advances are limited to approximately $7,882,000.

         The aggregate minimum future principal payments on borrowings are as follows:

July 1, 1996 to June 30, 1997      $  719
July 1,1997 to June 30,1998           221
July 1,1998 to June 30,1999           224
July 1, l999 to June 30, 2000         227
After June 30, 2000                 1,512
                                   ------

Totals                             $2,903
                                   ======


NOTE K - FEDERAL INCOME TAXES

         The consolidated provision for income taxes for the years ended June 30, 1996, 1995 and 1994 consists of the following:

                                                   (Dollars in thousands)

                                              1996       1995         1994
                                              ----       ----         ----
Current federal tax expense                   $154       $233         $379
Deferred federal tax expense                    89          7          (12)
                                              ----       ----         ----
                                              $243       $240         $367
                                              ====       ====         ====

         The provision for federal income taxes differs from that computed by applying federal statutory rates to income (loss) before federal income tax expense, as indicated in the following analysis:

                                              (Dollars in thousands)

                                            1996         1995         1994
                                            ----         ----         ----
Statutory tax provision at a 34% rate      $ 257        $ 268        $ 364
Effect of tax-exempt income                  (31)         (11)          --
Other                                         17          (17)           3
                                           -----        -----        -----
                                           $ 243        $ 240        $ 367
                                           =====        =====        =====

Effective tax rate                          32.1%        30.2%        34.2%

         Deferred tax assets and liabilities in other liabilities at June 30, 1996, and in other assets at June 30, 1995, consist of the following:

                                            (Dollars in thousands)

                                               1996       1995
                                               ----       ----
Deferred tax assets:
    Deferred loan fees                         $  5       $ 76
    Nonaccrual loan interest                      6          2
    Allowance for loan loss                       6          7
    Other                                         3          9
                                               ----       ----
                                                 20         94
                                               ----       ----
Deferred tax liabilities
    Accumulated depreciation                    (19)        (8)
    Net unrealized appreciation on
       available-for-sale securities            (69)       (65)
                                               ----       ----
                                                (88)       (73)
                                               ----       ----
Net deferred tax assets (liabilities)          $(68)      $ 21
                                               ====       ====

         Included in retained earnings at June 30, 1996 and 1995 is approximately $1,084,000 in bad debt reserves for which no deferred federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $369,000.


NOTE L - PENSION PLAN

         In connection with the Financial Institutions' Retirement Fund, the Bank participates with other companies in the financial institution industry in a defined benefit plan. The plan covers all of the Bank's employees who are over 21 years old with at least one year of service. Pension expense amounted to $25,000, $8,000 and $6,000 for the years ended June 30, 1996, 1995 and 1994, respectively. Because the Bank participates in a group plan, separate disclosures for the Bank pursuant to SFAS No. 87 are not available.

         In 1994, the Bank also initiated a 401K Profit Sharing Plan. The plan covers all of the Bank's employees who are over 21 years old with at least one year of service. Participants may make salary savings contributions up to 15% of their compensation, 50% of which will be matched by the Bank, up to 6% of each employee's salary. Contributions charged to operations for the years ended June 30, 1996, 1995 and 1994 were $8,000, $5,000 and $0, respectively.

NOTE M - INCENTIVE COMPENSATION PLAN

         The Bank has an incentive compensation plan that covers all employees who are normally scheduled to work 1,040 hours or more per year. The Bank's contributions pursuant to the plan are based on a formula contained in the plan which incorporates factors relating to the Bank's performance and are contingent upon the Bank's attainment of certain levels of earnings, as defined in the plan. During the years ended June 30, 1996, 1995 and 1994, contributions to the plan charged to operations were $56,000, $38,000 and $0, respectively.


NOTE N - REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework from prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1996, that the Bank meets all adequacy requirements to which it is subject.

         As of June 30, 1996, the most recent notification from the Bank's regulators categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The following reconciliation compares the Bank's capital under GAAP to its regulatory capital:

                                                  (Dollars in thousands)

                                                    Total         Tier I
                                                   Capital       Capital
                                                   -------       -------
Equity per GAAP                                    $ 5,398       $ 5,398

Less unrealized gain on securities available-
   for-sale, net of applicable income taxes           (127)         (127)

Plus allowance for loan loss                           362            --
                                                   -------       -------
Regulatory capital                                 $ 5,633       $ 5,271
                                                   =======       =======

         The Bank's actual capital amounts and ratios are also presented in the table.

                                                                    (Dollars in thousands)

                                                                                                           To be well
                                                                                                        capitalized under
                                                                             For capital                prompt corrective
                                                   Actual                 adequacy purposes:            action provisions
                                          Amount         Ratio          Amount          Ratio          Amount         Ratio
                                          ------         -----          ------          -----          ------         -----
As of June 30, 1996:
   Total Capital
     (to Risk Weighted Assets)            $5,633        18.8%           $2,400           8.0%           $2,999         10.0%
   Tier I Capital
     (to Risk Weighted Assets)             5,271        17.6%              900           3.0%            1,800          6.0%
   Tier I Capital
     (to Average Assets)                   5,271         9.5%              834           1.5%            2,779          5.0%

As of June 30, 1995:
   Total Capital
     (to Risk Weighted Assets)             5,076        19.2%           2,117            8.0%            2,646         10.0%
   Tier I Capital
     (to Risk Weighted Assets)             4,757        18.0%             794            3.0%            1,587          6.0%
   Tier I Capital
     (to Average Assets)                   4,757         9.8%             729            1.5%            2,430          5.0%


NOTE O - COMMITMENTS AND CONTINGENCIES

         In the normal course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The principal commitments of the Bank are as follows:

         The Bank had outstanding commitments to originate loans as follows:

                                                                 (Dollars in thousands)
                                                June 30, 1996                                  June 30, 1995
                                -------------------------------------------        -------------------------------------------

                                Fixed-rate      Variable-rate        Total        Fixed-rate      Variable-rate         Total
First mortgage                   $   837          $169                $1,006         $50            $510                $560
Consumer and other loans             292             -                   292           -               -                   -
                                 -------          ----                ------         ---            ----                ----
                                 $ 1,129          $169                $1,298         $50            $510                $560
                                 =======          ====                ======         ===            ====                ====

         Interest rates on commitments at June 30, 1996, ranged from 7.75% to 10.00%. Interest rates on commitments at June 30, 1995, ranged from 7.125% to 11.00%. Loan commitments generally expire after 30 days.

         In addition, the Bank is periodically a defendant in various legal proceedings arising in connection with its business. It is the best judgment of management that neither the financial position nor results of operations of the Bank will be materially affected by the final outcome of these legal proceeding.

NOTE P- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments (see NOTE
O). The Bank uses the same credit policies in making commitments as it does for on-balance-sheet-instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

         At June 30, 1996, the Bank had deposits with the following banks in excess of FDIC insurance of $100,000:

                                                (Dollars in thousands)
Huntington National Bank                                $   705
Federal Home Loan Bank                                    1,288
Springfield Federal Savings Bank                            700


NOTE Q - FAIR VALUES OF FINANCIAL INSTRUMENTS

         The estimated fair values of the Bank's financial instruments are as follows:

                                                                  (Dollars in thousands)

                                                   June 30, 1996                                June 30, 1995
                                                   -------------                                -------------
                                         Carrying                                        Carrying
                                          amount               Fair value                 amount             Fair value
                                          ------               ----------                 ------             ----------
Financial assets:
  Cash and cash equivalents              $  1,843               $  1,843                $  2,377                $2,377
  Time deposits                             1,061                  1,053                     360                   352
  Investment securities                     2,188                  2,188                   2,160                 2,168
  Mortgage-backed securities                2,975                  2,975                   3,667                 3,603
  Loans, net of allowance                  45,225                 45,364                  38,960            Not available

Financial liabilities:
  Deposits                                 47,174                 47,311                  40,936            Not available
  Advances from FHLB                        2,903                  2,954                   2,618            Not available


         The carrying amounts in the preceding table are included in the balance sheet under the applicable captions. The Bank adopted SFAS No. 107 on June 30, 1996. Fair values for loans, deposits and borrowed funds before June 30, 1996, are not available because the maintenance of such information was not required for fiscal years which ended before December 15, 1995.

NOTE     R - SELECTED QUARTERLY FINANCIAL INFORMATION

         The following table shows quarterly income and expense amounts

                                              (Dollars in thousands)

                               6/30/96         3/31/96       12/31/95        9/30/95
                               -------         -------       --------        -------
Interest income                 $1,102         $1,094         $1,057         $1,027
Interest expense                   662            653            633            600
Net interest income                440            441            424            427
Provision for loan loss             50             --             --             --
Security gains, net                 --             --             --             --
Net income                         121            149            119            125

                               6/30/95         3/31/95       12/31/94        9/30/94
                               -------         -------       --------        -------

Interest income                 $1,007         $  943         $  911         $  852
Interest expense                   577            516            453            396
Net interest income                430            427            458            456
Provision for loan loss             22             15             63              9
Security gains, net                 --             --             --             --
Net income                         142            151            113            116


NOTE S - SUBSEQUENT EVENT - ONE-TIME SAIF ASSESSMENT

         The Bank, a SAIF-insured institution, is subject to regulation by the OTS and the FDIC. The FDIC is authorized to establish different annual assessment rates for deposit insurance for members of the BIF and the SAIF. Legislation to recapitalize the SAIF and eliminate the significant premium disparity between the SAIF and the BIF became effective September 30, 1996. The recapitalization plan provides for the payment of a special assessment of $.657 per $100 of SAIF deposits held at March 31, 1995. Based on its $40.4 million in deposits at March 31, 1995, the Bank will pay an additional assessment of $265,000 by November 29, 1996.

         The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming all savings associations have become banks. As a result, it is expected that the thrift charter or the separate regulation of thrifts will be eliminated. As a result, the Bank would be regulated under federal law as a bank, and, as a result, would become subject to the more restrictive activity limitations imposed on national banks.

NOTE T - SUBSEQUENT EVENT - PLAN FOR STOCK CONVERSION

         On September 3, 1996, the board of directors of the Bank adopted a Plan of Conversion, whereby the Bank will be converted from a mutual federal savings bank to a permanent stock federal savings bank with the concurrent formation of a holding company. Pursuant to the Plan of Conversion, shares of capital stock of the holding company will be offered to eligible account holders and such other persons as defined by the plan. The number of shares sold will be determined by reference to an independent appraisal of the Bank and will reflect its estimated pro forma market value, as converted. The plan provides that nontransferable subscription rights to purchase stock will be offered first to the Bank's eligible savings account holders; then to the Bank's tax-qualified employee plans; then to supplemental eligible account holders; and then, to the extent shares of the stock remain available, to other members of the Bank. Concurrently, or promptly after the subscription offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to the general public in a direct community offering.

         Subsequent to the conversion, savings account holders and borrowers will have no voting rights in the Bank. Voting rights will be vested exclusively in the stockholders of the holding company. Savings deposits will continue to be insured to the permissible extent in the Savings Association Insurance Fund; see Note S.

         All costs associated with the conversion will be deferred and deducted from the proceeds of the sale of stock. If the conversion is not completed, such costs will be charged to expense. As of June 30, 1996, the Bank has incurred no such costs.

         At the time of the conversion, the Bank will establish a "Liquidation Account" in an amount equal to the Bank's net worth as of the latest date of the financial statements. The Liquidation Account will be maintained for the benefit of depositors who continue to maintain their deposits in the Bank after the conversion. In the event of a complete liquidation (and only in such event), each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then-current adjusted balance for deposits then held, before any liquidation distribution may be made with respect to the stockholders. The Bank may not declare or pay a cash dividend on its common shares or repurchase any of its common shares if after the payment of such dividend or the repurchase of such shares the Bank's shareholders' equity would be reduced below the amount required for the liquidation account or the Bank's regulatory capital would fail to satisfy applicable regulatory requirements.

================================================================================

No person has been authorized to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by HCFC. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any security, other than the Common Shares offered hereby, to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom delivery of this Prospectus would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that the information contained herein is correct as to any time subsequent to the date hereof.

================================================================================
                 TABLE OF CONTENTS

                                                   PAGE
                                                   ----
PROSPECTUS SUMMARY..................................1
SELECTED CONSOLIDATED FINANCIAL
INFORMATION AND OTHER DATA .........................6
REGULATORY CAPITAL COMPLIANCE.......................8
RISK FACTORS........................................9
HOME CITY FINANCIAL CORPORATION....................13
HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD......13
USE OF PROCEEDS....................................14
MARKET FOR COMMON SHARES...........................15
DIVIDEND POLICY....................................15
CAPITALIZATION.....................................16
PRO FORMA DATA.....................................18
SUMMARY CONSOLIDATED STATEMENTS OF INCOME..........21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
 OF HOME CITY .....................................22
RECENT DEVELOPMENTS................................33
THE BUSINESS OF HOME CITY..........................35
MANAGEMENT OF HCFC.................................52
MANAGEMENT OF HOME CITY............................53
REGULATION.........................................57
TAXATION...........................................63
THE CONVERSION.....................................65
RESTRICTIONS ON ACQUISITION OF HOME CITY AND
 HCFC AND RELATED ANTI-TAKEOVER PROVISIONS ........77
DESCRIPTION OF AUTHORIZED SHARES...................81
REGISTRATION REQUIREMENTS..........................82
LEGAL MATTERS......................................82
EXPERTS............................................82
ADDITIONAL INFORMATION.............................82
FINANCIAL STATEMENTS..............................F-1
================================================================================






                           Up to 828,000 Common Shares

                         HOME CITY FINANCIAL CORPORATION

                 (Holding Company for Home City Federal Savings
                              Bank of Springfield)


                                  ------------


                                   PROSPECTUS


                                  -------------








                             CHARLES WEBB & COMPANY

                                  A Division of

                          Keefe, Bruyette & Woods, Inc.



                                November 12, 1996


================================================================================

                                      -83-